PROSPECTUS

                               5,000,000 Shares
                         U.S.A. Floral Products, Inc.

                                 COMMON STOCK

                               ----------------

 ALL OF  THE SHARES OF  COMMON STOCK BEING OFFERED  HEREBY ARE BEING  SOLD BY
   THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR
     THE COMMON  STOCK  OF THE  COMPANY.  SIMULTANEOUSLY WITH,  AND  AS A
      CONDITION  TO, THE CONSUMMATION OF THE OFFERING, THE COMPANY  WILL
        ACQUIRE  ALL   OF  THE  OUTSTANDING  STOCK  OF   THE  FOUNDING
          COMPANIES  (AS  DEFINED  HEREIN). SEE  "FORMATION  OF  THE
            COMPANY." SEE "UNDERWRITERS"  FOR A  DISCUSSION OF THE
             FACTORS   CONSIDERED  IN  DETERMINING  THE   INITIAL
               PUBLIC OFFERING PRICE.

                               ----------------

THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET
                           UNDER THE SYMBOL "ROSI."

                               ----------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR  HAS THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                               PRICE $13 A SHARE

                               ----------------

                                                      UNDERWRITING
                                          PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                           PUBLIC    COMMISSIONS (1) COMPANY (2)
                                          --------   --------------- -----------
Per Share...............................   $13.00         $.91         $12.09
Total (3)............................... $65,000,000   $4,550,000    $60,450,000

--------
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Company estimated at $2,250,000.
  (3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 750,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $74,750,000, $5,232,500, and $69,517,500, respectively.
      See "Underwriters."

                               ----------------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about October 16, 1997 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY DEAN WITTER
                       BANCAMERICA ROBERTSON STEPHENS
                                                              SMITH BARNEY INC.

October 9, 1997

[THIS PAGE CONTAINS A GRAPHIC DEPICTION OF A MAP OF THE CONTINENTAL UNITED STATES, ON WHICH LOCATIONS IN CALIFORNIA, MONTANA, ARKANSAS, ILLINOIS, FLORIDA AND MASSACHUSETTS ARE MARKED; THE LOGOS OF THE APPROPRIATE FOUNDING COMPANIES ARE SHOWN IN CLOSE PROXIMITY TO THE APPLICABLE LOCATIONS. THE PAGE ALSO REFLECTS THE REGISTRANT'S LOGO, AND PRESENTS THREE PHOTOGRAPHS: (i) A BOUQUET ASSEMBLY AREA WITH WORKERS; (ii) A HARDGOODS DISPLAY RACK AT A WHOLESALER; AND (iii) A FRESH CUT FLOWER DISPLAY AND STORAGE AREA AT A WHOLESALER.]

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL NOVEMBER 3, 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary......................................................     4
Risk Factors............................................................    11
Formation of the Company................................................    18
Use of Proceeds.........................................................    22
Dividend Policy.........................................................    22
Capitalization..........................................................    23
Dilution................................................................    24
Selected Pro Forma Combined Financial Data..............................    26
Management's Discussion and Analysis of Pro Forma Combined Financial
 Condition and Pro Forma Combined Results of Operations.................    28
Selected Financial Data of the Founding Companies.......................    33

                                                                           PAGE
                                                                           ----
Management's Discussion and Analysis of Financial Condition and
 Results of Operations of the Founding Companies........................    36
Business................................................................    54
Management..............................................................    61
Certain Relationships and Related Party Transactions....................    67
Principal Stockholders..................................................    72
Description of Capital Stock............................................    73
Shares Eligible for Future Sale.........................................    75
Underwriters............................................................    76
Legal Matters...........................................................    78
Experts.................................................................    78
Additional Information..................................................    78
Index to Financial Statements...........................................   F-1

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  Simultaneously with the closing of the offering made by this Prospectus (the "Offering"), U.S.A. Floral Products, Inc. will acquire, in separate transactions (the "Mergers"), a number of floral products businesses (collectively, the "Founding Companies"). See "Formation of the Company." Unless otherwise indicated, all references to the "Company" include the Founding Companies after the effectiveness of the Mergers, and references to "USA Floral" mean U.S.A. Floral Products, Inc. prior to the effectiveness of the Mergers. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein (i) has been adjusted to give effect to the Mergers and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. Upon consummation of the Mergers, the Company will engage primarily in the wholesale distribution of perishable floral products (including fresh cut flowers, greens and potted plants) and floral-related hardgoods (including vases and glassware, foam for flower arranging, tools and other supplies). The Company will also import cut flowers from growers in foreign countries, provide pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engage in brokerage services for wholesalers of both foreign and domestic cut flowers. The Company believes, based upon the experience of management of USA Floral and the Founding Companies, that, upon consummation of the Mergers, it will be one of the largest integrated distributors of floral products in the United States. The Company has approximately 945 employees and serves thousands of customers nationwide from 32 facilities in 17 states. For the year ended December 31, 1996, the Company had pro forma combined revenues of $175.5 million, pro forma combined operating income of $4.8 million and pro forma combined net income of $2.6 million.

  The floriculture industry, which includes cultivators, distributors and sellers of floral products, extends from growers, who produce perishable floral products, through importers, brokers, shippers and wholesalers who distribute and market fresh cut flowers and greens, potted plants and floral-related hardgoods, to retail florists and mass market distributors, who sell floral products to consumers. The distribution channel in the floriculture industry is highly fragmented and consists mainly of small, family-owned firms that operate from a single location or from a small number of outlets in a single region. While floral products have historically been sold at retail through a large number of traditional florists, who continue to serve the majority of consumers, the Company believes, based upon the experience of management of USA Floral and the Founding Companies, that changes in consumer buying habits are causing more consumers to seek floral products from mass market retailers such as supermarkets, discount retailers and chain stores. The Company believes that sales in the retail segment of the floriculture industry totaled approximately $15.0 billion in 1996, and that approximately 45% of retail sales are generated by mass market retailers. Management believes that the growing consumer preference for more convenient floral products retailers, together with the potential efficiencies to be achieved from operating floral products businesses on a large scale, have well positioned the floriculture industry for consolidation and provide an attractive opportunity for the Company to build an integrated, nationwide floral products distributor that can serve the growing mass market while continuing to meet the needs of the traditional florists for high quality products and services. See "Business--Industry Overview."

STRATEGY

  The Company's goal is to become the leading consolidator and operator of floral products distribution businesses. Key elements of the Company's strategy include the following:

  Pursue Strategic Acquisitions. The Company intends to capitalize upon consolidation opportunities in the U.S. floral products industry by pursuing selective acquisitions in the distribution segment of the industry. To build upon and enhance its nationwide presence, the Company will focus upon opportunities that complement and complete its floral products offerings and in new geographic markets with above-average population growth and floral products consumption. The Company intends to implement an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into its targeted markets. As part of this strategy, the Company plans to make acquisitions of established, high-quality local companies in targeted geographic areas, which can then serve as"hubs" for the acquisition of smaller, synergistic "spokes" in that locality or in surrounding markets. The Company believes that it can successfully integrate the operations of acquired spokes into its hubs, in order to leverage more effectively its sales, marketing and distribution capabilities. Robert J. Poirier, the Company's co-founder, Chairman of the Board, President and Chief Executive Officer, has over 22 years of experience in the floral products industry, and has extensive relationships with wholesalers, importers, brokers and bouquet manufacturers. Mr. Poirier's industry knowledge is complemented by the acquisition expertise of Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board. Mr. Ledecky is the founder, Chairman of the Board and Chief Executive Officer of U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services that has been built primarily through the acquisition and integration of over 190 companies since its inception in October 1994, and is the founder and Chairman of Consolidation Capital Corporation, a company founded in February 1997 to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries. With the exception of the Mergers, the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions.

  Operate with Decentralized Management. The Company plans to conduct its operations with a decentralized management approach through which individual management teams will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective locales. At the same time, a company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes that stock ownership and incentive compensation will help to keep the objectives of local management aligned with those of the Company, and that a decentralized management approach will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

  Achieve Operating Efficiencies. The Company believes that it will be able to increase operating efficiency and achieve certain synergies among its constituent businesses. In particular, with larger operational scale, the Company believes that it can increase distribution efficiencies by utilizing shipping and delivery capacity more efficiently. The Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes that increased scale and administrative integration will enable it not only to operate more efficiently, but also to obtain more favorable discounts and rebates on floral products hardgoods and, to a lesser extent, realize savings on transportation and handling costs of fresh flowers.

  Introduce New Products and Services. The Company believes that over time it will be able to develop and market high value-added products and services, such as "branded" flowers and bouquets specifically identified with quality and consistency. By utilizing its contacts with growers and leveraging its distribution efficiencies, the Company believes that it can establish specifications for fresh flowers and control product quality at each step in the distribution process, thereby building a brand identification that will command a premium price. The Company also intends to service retailers by providing pre-packaged fresh flowers and arrangements during periods of peak demand, as well as to market floral products through corporate account relationships and other means. See "Business--Strategy."

THE FOUNDING COMPANIES

  USA Floral has entered into agreements to acquire the Founding Companies contemporaneously with the consummation of the Offering with a portion of the proceeds therefrom. The consummation of the Mergers is a condition to the consummation of the Offering. USA Floral has conducted no operations and generated no revenues to date.

  The Roy Houff Company ("Houff "). Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. Houff purchases floral products from importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Houff has approximately 270 employees. Houff's annual revenues in 1996 were approximately $39.1 million.

  CFX, Inc. ("CFX"). Founded in 1974, CFX is an importer and distributor of perishable floral products located in Miami, Florida. CFX imports flowers from approximately 40 farms located primarily in Colombia and Ecuador, and distributes them throughout the United States to approximately 400 wholesale distributors as well as directly to mass market retailers. CFX has approximately 110 employees. CFX's annual revenues in 1996 were approximately $35.7 million.

  Bay State Florist Supply, Inc. ("Bay State"). Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Bay State has approximately 190 employees. Bay State's annual revenues in 1996 were approximately $30.6 million.

  Flower Trading Corporation ("Flower Trading"). Founded in 1977, Flower Trading is an importer and distributor of perishable floral products, located in Miami, Florida. Flower Trading imports flowers from farms located primarily in Colombia, Ecuador, Guatemala and Peru and distributes them throughout the United States to approximately 350 wholesale distributors. Flower Trading has approximately 45 employees. Flower Trading's annual revenues in 1996 were approximately $20.3 million.

  United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. ("United Wholesale"). Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass marketers. United Wholesale has approximately 175 employees. United Wholesale's revenues for the fiscal year ended June 30, 1997 were approximately $19.7 million.

  American Florist Supply, Inc. ("American Florist"). Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods, located in Woburn, Massachusetts. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to approximately 450 customers, including retail florists and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also provides pre-packaged fresh cut floral bouquets to retail florists and mass-market retailers. American Florist has approximately 70 employees. American Florist's annual revenues in 1996 were approximately $11.7 million.

  Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. ("Monterey
Bay"). Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer of fresh cut flower bouquets, consisting primarily of specialty California-grown flowers. Monterey Bay purchases flowers from 12 importers and nearly 150 domestic growers and distributes them to a supermarket and a discount retailer, each of which has numerous locations throughout the western United States. Monterey Bay has approximately 65 employees. Monterey Bay's annual revenues in 1996 were approximately $9.5 million.

  Alpine Gem Flower Shippers, Inc. ("Alpine Gem"). Founded in 1978, Alpine Gem is a broker of perishable floral products, operating from one location in Montana and one in California. Alpine Gem purchases flowers from approximately 250 growers, principally located in the United States, and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers, primarily wholesalers, located throughout the U.S. Alpine Gem has approximately 20 employees. Alpine Gem's annual revenues in 1996 were approximately $9.3 million.

                                  THE OFFERING

Common Stock offered by
 the Company............ 5,000,000 Shares (1)
Common Stock to be
 outstanding after the
 Offering............... 8,734,050 Shares (1) (2)
Use of proceeds......... To pay the cash portion of the purchase price for the
                         Founding Companies, to fund S Corporation distributions
                         and for working capital and general corporate purposes.
                         See "Use of Proceeds."
Nasdaq National Market
 symbol ................ ROSI

--------
(1) Assumes the over-allotment option is not exercised. See "Underwriters."
(2) Does not include: (i) shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements to be calculated with reference to the performance of those Founding Companies through December 31, 1997 (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 816,250 shares of Common Stock (including options to purchase 200,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share, and options to purchase 125,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to $8.00 per share; (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan; and (v) 110,000 shares reserved for issuance pursuant to an option to be granted to Jonathan J. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share, which option is being granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and which option Mr. Ledecky intends to exercise concurrently with the consummation of the Offering. See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--Other Plans" and "Principal Stockholders."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby, including, without limitation, risks related to: (i) the absence of a combined operating history; (ii) the Company's acquisition strategy; (iii) the financing of acquisitions; (iv) internal growth and operating strategies; (v) seasonality and cyclicality, and fluctuations in quarterly operating results; (vi) weather;
(vii) competition; (viii) the valuations of the Founding Companies; (ix) the amortization of intangible assets; (x) the substantial portion of the proceeds of the Offering that is payable to affiliates; (xi) dependence upon key personnel; and (xii) imported products and anti-dumping liability.

                                  THE MERGERS

  Simultaneously with, and as a condition to, the closing of the Offering, the Company will consummate the Mergers pursuant to agreements that the Company has entered into with the Founding Companies and their stockholders (the "Merger Agreements"). The aggregate consideration to be paid by the Company upon consummation of the Mergers will be approximately $ 63.7 million, which consists of: (i) $42.4 million in cash, which will be paid from the proceeds of the Offering (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables); (ii) $4.0 million in S Corporation distributions to the stockholders of CFX and Alpine Gem, which will be paid from the proceeds of the Offering; and (iii) the $17.3 million estimated fair value of 1,334,050 shares of Common Stock to be issued to the stockholders of the Founding Companies. In addition, pursuant to earn-out arrangements provided for in the Merger Agreements with American Florist and Monterey Bay, the Company may pay additional consideration of up to $0.5 million in cash and up to $5.4 million in shares of Common Stock (or, in the event the fair market value per share is less than $10.00, such additional shares of Common Stock or, at the Company's option, cash as is necessary so that the stockholders receive consideration equal to $10.00 per share). The Company will also assume a tax liability of Flower Trading of approximately $0.5 million. For the consideration paid to each Founding Company, see "Formation of the Company--the Mergers" and "Use of Proceeds." The stockholders of the Founding Companies will receive certain registration rights with respect to the shares of Common Stock to be received under the Merger Agreements. The Merger Agreements also provide that options to purchase a number of shares of Common Stock equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, will be made available to employees of the Founding Companies. The consummation of each Merger Agreement is contingent upon the consummation of the Offering and customary closing conditions. The Merger Agreements contain covenants not to compete (subject to certain exceptions) and require certain of the executive officers of each of the Founding Companies to enter into employment agreements with their respective Founding Companies effective upon consummation of the Mergers. One of the executives of each of the Founding Companies will be appointed to the Board of Directors of the Company following the consummation of the Offering. See "Formation of the Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies--Liquidity and Capital Resources," "Management--Employment Agreements," "Certain Relationships and Related Party Transactions," "Shares Eligible for Future Sale," and the Unaudited Pro Forma Combined Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

  USA Floral was established in April 1997 to acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, USA Floral has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that, subsequent to the Mergers, it will realize savings from the following: more favorable discounts and rebates on hardgood products than those currently obtained individually by the Founding Companies; the combination of functions such as accounting and finance, insurance, employee benefits, strategic marketing and legal support at the corporate level; and, to a lesser extent, reduced transportation and handling costs on perishable floral products. However, these savings cannot be quantified or reasonably estimated and have not been included in the Unaudited Pro Forma Combined Financial Statements.

                            YEAR ENDED        SIX MONTHS ENDED JUNE 30,
                           DECEMBER 31,    ----------------------------------------
                               1996             1996                    1997
                          ---------------  ----------------       -----------------
                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA (1):
Net sales...............   $      175,467  $         97,269        $        103,015
Gross profit (2)........           49,247            27,146                  29,378
Selling, general and ad-
 ministrative expense
 (3)....................           43,309            21,574                  22,091
Goodwill amortization
 (4)....................            1,090               545                     545
                           --------------  ----------------        ----------------
Operating income........            4,848             5,027                   6,742
Interest and other (in-
 come) expense, net
 (5)....................             (141)             (211)                    (76)
                           --------------  ----------------        ----------------
Income before income
 taxes..................            4,989             5,238                   6,818
                           --------------  ----------------        ----------------
Net income (6)..........   $        2,557  $          2,925        $          3,873
                           ==============  ================        ================
Net income per share....   $          .33  $            .38        $            .50
                           ==============  ================        ================
Shares used in computing
 net income per share
 (7)....................        7,738,819         7,738,819               7,738,819
                           ==============  ================        ================
                                                 AS OF JUNE 30, 1997
                                           ----------------------------------------
                                             PRO FORMA                   AS
                                              COMBINED              ADJUSTED (9)
                                           ----------------       -----------------
                                                   (IN THOUSANDS)
BALANCE SHEET DATA (8):
Working capital.........................     $(33,717) (10)            $25,913
Total assets............................       85,774                  100,367
Total long term debt....................        3,569                    3,569
Stockholders' equity....................       17,669                   77,299

--------
 (1) The pro forma combined statement of operations data assume that the Mergers and the Offering were consummated on January 1, 1996.
 (2) Reflects the reduction in costs of sales of $579,000 for the year ended December 31, 1996 and $290,000 and $300,000 for the six-month periods ended June 30, 1996 and 1997, respectively, attributable to a significant reduction in the services provided under a contract for various services with an affiliated entity of Flower Trading that was renegotiated pursuant to the Flower Trading Merger Agreement.

 (3) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $3.6 million, $2.7 million and $403,000 for the year ended December 31, 1996 and the six-month periods ended June 30, 1996 and 1997, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon consummation of the Offering (the "Compensation Differential"), (ii) a net reduction of lease-related expenses of $367,000 for the year ended December 31, 1996 and $183,000 for each of the six-month periods ended June 30, 1996 and 1997, pursuant to real estate acquired, real estate distributed and amendment of associated lease agreements in connection with the Mergers, (iii) an increase of $500,000, $250,000 and $220,000 for the year ended December 31, 1996, and for the six-month periods ended June 30, 1996 and 1997, respectively, of expenses associated with corporate management, as well as costs associated with being a public company, and
     (iv) $156,000 for the year ended December 31, 1996 and $78,000 for each of the six-month periods ended June 30, 1996 and 1997 of expense attributable to compensation expense associated with 125,000 options granted with an exercise price below the initial public offering price which will vest over a four-year period.
 (4) Consists of amortization of the $43.6 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
 (5) Reflects an increase in interest expense of $162,000 for the year ended December 31, 1996 and $82,000 for each of the six-month periods ended June 30, 1996 and 1997 relating to debt assumed in connection with real estate transferred to Houff from the stockholder of Houff as part of the transaction.
 (6) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
 (7) Includes (i) 1,334,050 shares to be issued to stockholders of the Founding Companies, (ii) 2,400,000 shares issued to the founders and initial investors in USA Floral, (iii) 3,956,692 of the 5,000,000 shares sold in the Offering to pay the cash portion of the Merger consideration, to fund S Corporation distributions to stockholders of certain of the Founding Companies, and to pay certain expenses of the Offering, and (iv) 48,077 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.
 (8) The pro forma combined balance sheet data assume that the Mergers were consummated on June 30, 1997. Prior to the Mergers, Bay State will distribute to its stockholders certain real estate having a net book value of $842,000. Additionally, in conjunction with the Mergers certain real estate will be acquired and certain associated debt assumed.
 (9) Adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." Also reflects proceeds of $1.4 million from the exercise by Jonathan J. Ledecky of an option to purchase 110,000 shares at the initial public offering price per share.
(10) Includes $44.6 million payable to stockholders of the Founding Companies, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering, plus S Corporation distributions to be made to the stockholders of certain of the Founding Companies, less the amount to be received by the Company upon consummation of the Mergers in repayment of net related party receivables. See "Use of Proceeds" and "Notes to Unaudited Pro Forma Combined Financial Statements."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

  USA Floral was founded in April 1997 and has conducted no operations to date. USA Floral has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the Offering. The Founding Companies have been operating independently and the Company may not be able to integrate these businesses successfully on an economic basis. The Company's management group has been assembled only recently and the management control structure is still in its formative stages. The pro forma combined financial results of USA Floral and the Founding Companies cover periods when USA Floral and the Founding Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. Management of the individual Founding Companies will remain at the Founding Company level, in accordance with the Company's decentralized management philosophy. Currently, the full-time employees of USA Floral consist of Robert J. Poirier, its Chairman of the Board, President and Chief Executive Officer, Raymond C. Anderson, its Chief Financial Officer, and a non-executive Director of Administration; upon consummation of the Mergers, these employees will be responsible for the Company's day-to-day management as a combined entity. Management may not be able to oversee the combined entity effectively or to implement effectively the Company's operating strategies. Any failure by the Company to implement its strategies or oversee effectively the combined entity could have a material adverse effect on the Company's business, financial condition and results of operations. See "Formation of the Company," "Business--The Founding Companies" and "Management."

VALUATIONS OF THE FOUNDING COMPANIES UNRELATED TO APPRAISALS OR ASSET VALUES

  Valuations of the Founding Companies have not been established by independent appraisals, but have been determined through negotiations between USA Floral and representatives of each of the Founding Companies. The consideration being paid for each of the Founding Companies, including Founding Companies whose stockholders will become affiliates of the Company upon consummation of the Offering, is based exclusively on these private negotiations between USA Floral and the representatives of each Founding Company, in which a variety of factors--including, but not limited to, the financial performance of each Founding Company, its markets, its management and the interest of its owners in reaching agreement upon a possible Merger-- played roles; the consideration to be paid does not necessarily bear any relationship to the net book value of the acquired assets or to any other recognized indicia of value. For example, valuations of the Founding Companies determined solely by appraisals of the acquired assets would be less than the consideration being paid by USA Floral for the Founding Companies. In particular, the aggregate purchase price to be paid in the acquisitions of the Founding Companies is approximately $43.6 million greater than the amount of that purchase price that will be allocated to the assets acquired for purposes of the Company's pro forma balance sheet. The future performance of the Founding Companies may not be commensurate with the consideration being paid to acquire the Founding Companies or the price of the Common Stock offered hereby. See "--Amortization of Intangible Assets" and "Formation of the Company--The Mergers."

AMORTIZATION OF INTANGIBLE ASSETS

  Approximately $43.6 million, or 43.4%, of the Company's as adjusted pro forma total assets as of June 30, 1997 consists of goodwill arising from the acquisitions of the Founding Companies. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the assets acquired and the amount of such purchase price allocated to such assets for purposes of the Company's pro forma balance sheet. The Company is required to amortize the goodwill from the Mergers over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill, if any, from any future acquisitions. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.

  The Company plans to amortize goodwill associated with the acquisitions of the Founding Companies over a period of 40 years. The Company plans to evaluate continually whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision. Additionally, in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company will evaluate any potential goodwill impairments by reviewing the future cash flows of the respective acquired entities' operations and comparing these amounts with the carrying value of the associated goodwill.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  The Company intends to grow significantly through the acquisition of additional floral products businesses. This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth.

  In addition, in September 1997, Bankers Trust Company ("BT") committed to provide to the Company a $100.0 million revolving credit facility (the "Credit Facility"), subject to consummation of the Offering and to certain closing conditions. The Credit Facility contains certain covenants which will restrict the ability of the Company to engage in certain mergers, acquisitions and dispositions. Among other things, the Credit Facility will provide that: (i) the total consideration for any acquisition may not exceed $25 million unless not more than 10% of such amount is in cash; and (ii) for a group of acquisitions occurring within a six-month period, no less than one-third of the aggregate purchase price therefor may be in Common Stock of the Company. The Credit Facility will also contain various financial covenants customary for transactions of this type, including ratios of total debt to cash flow and cash flow to fixed charges, each of which may limit the ability of the Company to pursue future acquisitions. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Liquidity and Capital Resources."

  There can be no assurance that the Company will maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems, and financial systems. The Company may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Any failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Strategy."

RISKS RELATED TO ACQUISITION FINANCING

  A significant portion of the Company's resources may be used for acquisitions. The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain additional financing it may need for its acquisition program on terms that the Company deems acceptable. To the extent the Company uses Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders, including the purchasers of Common Stock in the Offering. See "Dilution," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

  Key elements of the Company's strategy are to improve the profitability and to continue to expand the net sales of the Founding Companies and any subsequently acquired businesses. The Company's ability to increase net sales will be affected by various factors, including demand for, pricing and availability of floral products, the Company's ability to expand the range of products and services offered and the Company's ability to enter new markets successfully. Many of these factors are beyond the control of the Company, and the Company's strategies may not be successful or the Company may be unable to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses, which could materially and adversely affect the Company's overall profitability. See "Business-- Strategy."

SEASONALITY AND CYCLICALITY; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  Unit sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of the Company's annual revenues is derived from sales of floral products for Valentine's Day. Historically, Valentine's Day sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1998 and 1999, Valentine's Day will be on Saturday and Sunday, respectively; accordingly, the Company expects relatively lower Valentine's Day product sales in those years. By contrast with the first and second calendar quarters, unit sales of floral products are significantly lower in the third and fourth calendar quarters, which have relatively few flower-giving holidays.

  The Company believes that the floriculture industry is influenced by general economic conditions and particularly by the level of personal discretionary spending, and thus that the industry tends to experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future, and any such decline may have a material adverse effect on the Company.

  The Founding Companies have in the past experienced quarterly variations in revenues, operating income (including operating losses), net income (including net losses) and cash flows; negative fluctuations have been particularly pronounced, and net losses have been incurred, in the third and fourth calendar quarters. The Company expects to continue to experience such quarterly fluctuations in operating results (including possible net losses) due to the factors discussed above, and may also experience quarterly fluctuations as a result of other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Seasonality and Cyclicality; Fluctuations in Quarterly Operating Results."

WEATHER

  The supply of perishable floral products is significantly dependent on weather conditions where the products are grown. Severe weather, including unexpected cold weather, may have an effect on the available supply of flowers at times of peak demand. For example, in order for a sufficient supply of roses to be available for sale on Valentine's Day, rose-growing regions must not suffer a freeze or other harsh conditions in the weeks leading up to the holiday. Shortages or disruptions in the supply of fresh flowers or the inability of the Company to procure such materials from alternate sources at acceptable prices in a timely manner, could lead to the loss of customers which in turn could result in a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The distribution segment of the floriculture industry is highly competitive, with numerous distributors in each market. The Company competes with other importers, brokers, wholesalers and bouquet companies based upon price, credit terms, breadth of product offerings, product quality, customer service and location. In addition, the Company competes with other buyers and sellers of floral and floral-related products, such as garden centers and farm stores. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon a trend toward consolidation in the floral products industry in order to execute effectively its acquisition and vertical integration strategy. This trend may not continue. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of supply.

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

  Approximately $42.4 million of the $58.2 million net proceeds of the Offering will be used to pay the cash portion of the purchase price for the Founding Companies (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables) and $4.0 million will be used to fund S Corporation distributions to the stockholders of CFX. In addition, the Company will assume a tax liability of one of the Founding Companies of approximately $0.5 million to be paid. Up to an additional $0.5 million may be used to pay the cash portion of the earn-out arrangement in connection with the Monterey Bay Merger. See "Formation of the Company--The Mergers."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its success will depend to a significant extent upon the efforts and abilities of Robert J. Poirier, its co-founder, Chairman of the Board, President and Chief Executive Officer, Jonathan J. Ledecky, its co-founder and Non-Executive Chairman of the Board, the Company's other executive officers and, due to the Company's decentralized operating strategy, senior management of the Founding Companies. Pursuant to the Company's Bylaws, the duties of the Non-Executive Chairman of the Board consist of presiding at meetings of the Board of Directors and stockholders of the Company, and do not include serving as an officer of the Company or performing any executive, supervisory or management functions or duties separate and apart from such individual's role as a director of the Company. While the Company has entered into employment agreements with Mr. Poirier and senior management of the Founding Companies, the Company cannot assure that such individuals will remain with the Company throughout the terms of the agreements, or thereafter. The Company likely will depend on the senior management of any significant business it acquires in the future. If the Company loses the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel, the Company's business could be adversely affected. See "Management." The Company does not maintain any policies of key person life insurance on the lives of its senior management personnel.

RISKS ASSOCIATED WITH IMPORTED PRODUCTS; ANTI-DUMPING LIABILITY

  The majority of the perishable floral products distributed by the Company are of foreign origin. These products are imported principally from countries in South America and Latin America, including Colombia, Ecuador, Costa Rica and Mexico. Floral product purchases are denominated in U.S. Dollars. The Company is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries. Although such restrictions and conditions have not had a material impact on the operations of the Founding Companies to date, there can be no assurance that such restrictions and conditions will not have a material adverse effect on the Company's business, financial condition and results of operations. One such factor, among others, is the imposition of anti-dumping duties upon certain imports of perishable floral products. "Dumping" is the practice whereby importers sell flowers in the United States at prices below the home market value. The U.S. Commerce Department investigates claims of dumping made by domestic growers. If the Commerce Department determines that an importer sold flowers for a price less than the home market value, then the Commerce Department will impose an anti-dumping duty upon the importer. The Commerce Department is currently conducting anti-dumping reviews, related to the sales of certain flowers imported from Colombia. Two periods (a period is March 1 through February 28) are being reviewed currently, and the determination of the Commerce Department with respect to three other periods is pending appeal. CFX and Flower Trading, which are importers, impose a surcharge upon sales of those flowers that are under review or for which reviews are pending appeal and maintain reserves to offset any final duty that may be imposed. The surcharge is imposed because, although "dumping," if any, is an activity that is purportedly engaged in by growers, not importers, any final duty assessed is paid by importers, rather than by growers. Since any liability will ultimately be paid by CFX and Flower Trading as importers, they maintain reserves against that possible liability to the extent described in their financial statements. In effect, the surcharge helps importers to generate the cash necessary to pay any finally-determined duties. The accrued reserves may not be adequate to satisfy any duty that is assessed. In addition, the Commerce Department may initiate additional reviews at any time and duties may be imposed on sales of flowers for which CFX and Flower Trading have not maintained reserves.

HOLDING COMPANY STRUCTURE

  The Company is a holding company, the principal assets of which are the shares of the capital stock of its subsidiaries. As a holding company without independent means of generating operating revenues, the Company depends on dividends and other payments from its subsidiaries to fund its obligations and meet its cash needs. Expenses of the Company include salaries of its executive officers, insurance, professional fees and service of any indebtedness that may be outstanding from time to time. The Company's subsidiaries may not make sufficient dividend or other payments to permit the Company to fund its obligations or meet its cash needs, in whole or in part. See "Management-- Summary Compensation Table."

ABSENCE OF CONTRACTUAL RELATIONSHIPS WITH CUSTOMERS

  Companies in the floral products industry generally do not enter into sales contracts with their customers requiring them to make purchases over any specific term. Instead, sales are generally evidenced by purchase orders or similar documentation limited to specific sales. As a result of these practices, the Company's customers generally have the right to terminate their relationships with the Company without penalty and with little or no notice. Accordingly, a customer from which the Company generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. If the Company's customers elect to reduce or cease purchases from the Company, the Company's business, financial condition and results of operations would be materially and adversely affected.

POTENTIAL CONFLICTS OF INTEREST

  The Company is subject to risks associated with potential conflicts of interest that may arise out of the interrelationships among certain of the officers of the Founding Companies and related third party entities with which the Founding Companies conduct business transactions. Dwight Haight, President of CFX, owns a 25% interest in two farms, Miramonte and Mocari, located in Colombia, from which CFX purchases roses. Mr. Haight also owns a 50% interest in La Fleurette, a bouquet manufacturer with which CFX conducts business and for which CFX provides management services. John T. Dickinson, President of American Florist, has an ownership interest in a rose farm, Meadow Flowers, located in Ecuador, from which American Florist purchases roses. For a more detailed description of these and certain other related party transactions, see "Certain Relationships and Related Party Transactions." While the Company intends to conduct all related party transactions on terms no less favorable than those the Company could negotiate with an unrelated third party, the interests of officers of the Founding Companies in their capacities with related third party entities may come into conflict with the interests of such persons in their capacities with the Company.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

  After the consummation of the Offering, the Company's executive officers, directors and five-percent stockholders will own beneficially an aggregate of approximately 31.7% of the outstanding shares of Common Stock (approximately 29.3% if the Underwriters' over-allotment option is exercised in full). The Company's officers, directors and five-percent stockholders if acting together may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 8,734,050 shares of Common Stock outstanding, based upon the number of shares outstanding as of September 15, 1997 and assuming consummation of the Mergers, but without giving effect to the anticipated exercise by Mr. Ledecky of an option to purchase 110,000 shares of Common Stock. The 5,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the 3,734,050 remaining outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 3,544,050 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Merger Agreements or pursuant to such rights granted to Mr. Ledecky and Mr. Poirier. The additional shares (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share) that may be issued to stockholders of two of the Founding Companies pursuant to earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, upon consummation of the Offering, 1,051,250 shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part, of which options to purchase 270,000 shares are immediately exercisable. Such options include an option to purchase 110,000 shares to be granted to Jonathan J. Ledecky to facilitate the treatment of the shares to be issued in the Mergers as a tax-free exchange under the Internal Revenue Code. Mr. Ledecky intends to exercise such option on or about the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable upon the exercise of all such options (other than the option to purchase 110,000 shares to be granted to Mr. Ledecky).

  Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Each of the Company and the directors, executive officers and stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, subject to certain exceptions, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or
(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. See "Underwriters."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  There is currently no established public market for securities of companies that own and operate floral product distribution businesses and, prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock was determined by negotiation between the Company and the representatives of the Underwriters based on the factors described under "Underwriters." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. See "Underwriters."

DILUTION TO NEW INVESTORS

  After giving effect to the Mergers, purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares in the amount of $9.24 per share. See "Dilution." If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Pursuant to the Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes of directors elected for staggered three-year terms. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

                           FORMATION OF THE COMPANY

USA FLORAL

  USA Floral was incorporated in Delaware in April 1997 as a holding company to acquire businesses in the floriculture industry. Prior to the Mergers and the Offering, USA Floral issued 2,400,000 shares of Common Stock for cash to its co-founders and initial investors, including 1,000,000 shares to Robert J. Poirier and 1,100,000 shares to Jonathan J. Ledecky. Mr. Poirier is the co-founder, Chairman of the Board, President and Chief Executive Officer of USA Floral and Mr. Ledecky is its co-founder and Non-Executive Chairman of the Board. Subsequent to the Mergers and the Offering, the co-founders of USA Floral will own beneficially in the aggregate approximately 27.5% of the outstanding Common Stock of the Company. See "Certain Relationships and Related Party Transactions--Organization of USA Floral."

THE MERGERS

  Simultaneously with and as a condition to the consummation of the Offering, USA Floral will acquire in eight separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate consideration of $63.7 million, which consists of: (i) $42.4 million in cash to be paid to the stockholders of the Founding Companies, which will be paid from the proceeds of the Offering (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables); (ii) $4.0 million in cash to fund S Corporation distributions to the stockholders of CFX and Alpine Gem, which will be paid from the proceeds of the Offering; and (iii) the $17.3 million estimated fair value of 1,334,050 shares of Common Stock to be issued to the stockholders of the Founding Companies. In addition, the Company may pay additional consideration of up to $0.5 million in cash and issue up to $5.4 million in shares of Common Stock (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share) (or, in the event the fair market value per share is less than $10.00, such additional shares of Common Stock or, at the Company's option, cash as is necessary so that the stockholders receive consideration equal to $10.00 per share), pursuant to earn-out arrangements with two of the Founding Companies. The Company will also assume an estimated tax liability of one of the Founding Companies of approximately $0.5 million. The purchase price for each Founding Company was determined based on negotiations between USA Floral and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table contains information concerning the aggregate cash to be paid, Common Stock to be issued (at an initial public offering price of $13.00 per share) and S Corporation distributions to be made in connection with the
Mergers:

                                                SHARES OF      VALUE OF
                                     S CORP.     COMMON       SHARES OF       TOTAL
FOUNDING COMPANY         CASH     DISTRIBUTIONS   STOCK      COMMON STOCK CONSIDERATION
----------------         -----    ------------- ---------    ------------ -------------
                                   (IN MILLIONS, EXCEPT SHARE AMOUNTS)
Houff................... $11.0          --            --          --          $11.0
CFX.....................   5.8        $ 4.0       250,000       $ 3.2          13.0
Bay State...............   6.0          --        495,550         6.4          12.4
Flower Trading..........   5.9(1)       --        160,000         2.1           8.0
United Wholesale........   4.8          --        268,500         3.5           8.3
American Florist........   4.8          --            -- (2)      -- (2)        4.8(2)
Monterey Bay............   2.5          --            -- (3)      -- (3)        2.5(3)
Alpine Gem..............   1.6          -- (4)    160,000         2.1           3.7
                         -----        -----     ---------       -----         -----
  Total................. $42.4(5)     $ 4.0     1,334,050       $17.3         $63.7
                         =====        =====     =========       =====         =====

--------
(1) Does not include an estimated tax liability of approximately $0.5 million payable after consummation of the Flower Trading Merger, which is to be assumed by the Company in connection with the Flower Trading Merger.
(2) The sellers of American Florist have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of shares of Common Stock with an aggregate value of up to $2.4 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon American Florist's 1997 earnings before interest and taxes.
(3) The sellers of Monterey Bay have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of up to $0.5 million in cash and shares of Common Stock with an aggregate value of up to $3.0 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31,
    1997). The earn-out is based upon Monterey Bay's 1997 earnings before interest and taxes.
(4) The amount of the Alpine Gem S Corporation distribution is $42,000.
(5) Does not reflect the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables. See "Use of Proceeds."

  The consummation of each Merger is contingent upon the consummation of the Offering and the satisfaction of customary closing conditions, including the absence of material adverse changes in the business, operations and financial condition of the Founding Companies and the Company and certification by the parties to each Merger Agreement that the representations and warranties made by such party in the Merger Agreement are true and correct as of the consummation of the Merger and that such party has performed its obligations under the Merger Agreement. The Merger Agreements provide that the stockholders of the Founding Companies will have the right, under circumstances specified in the Merger Agreements, to register the shares of Common Stock received by the stockholders as a portion of the Merger consideration. The Merger Agreements provide that options to purchase a number of shares of Common Stock, equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, shall be made available to employees of the Founding Companies. The options will have an exercise price equal to the initial public offering price per share and will vest ratably over a four-year period, beginning on the anniversary of the date of the grant. The Merger Agreements further provide that the stockholders of the Founding Companies will indemnify USA Floral from certain liabilities that may arise in connection with the Mergers. A portion of the consideration payable to the stockholders of each of the Founding Companies will be escrowed, in the case of cash, or pledged, in the case of Common Stock, for a period of twelve months from the consummation of the Offering, as security for the stockholders' indemnification obligations. Each of the Merger Agreements provides that USA Floral and certain key employees of each of the Founding Companies will enter into employment agreements.

THE ROY HOUFF COMPANY

  USA Floral will acquire all of the outstanding stock of Houff in a reverse subsidiary merger (the "Houff Merger") for $11.0 million in cash. In connection with the Houff Merger, Roy O. Houff, the Chief Executive Officer and sole stockholder of Houff, will become a Director of the Company. Mr. Houff will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Houff business after the Merger. Immediately prior to the Houff Merger, Roy Houff, the sole stockholder of Houff, will transfer the real estate to be acquired in the Houff Merger and the indebtedness associated therewith. Pursuant to the Merger Agreement, USA Floral may elect not to acquire two parcels of real property which are undergoing environmental remediation. The property located in Wheeling, Illinois has undergone remediation to remove soil contaminated by a leaking underground storage tank ("UST"). The Company has received a closure letter from the Illinois Environmental Protection Agency, indicating that no further remediation is required, and therefore the Company will acquire this property. Two USTs are being removed and one UST is being closed in place on one of the properties located in Chicago, Illinois. The Company intends to review the test results of the soil samples that will be taken from the vicinity of the USTs prior to determining whether to acquire this property. If further environmental contamination is discovered at any property acquired by the Company, or if the existing contamination is not properly remediated, the Company could incur liability, which could be material and which could include payments for the costs of cleanup, damages to third parties and penalties to state and federal environmental agencies. If the Company elects not to acquire the property located in Chicago, Illinois, the Merger Agreement provides that the Company will lease such property from Roy Houff for the fair market rental value and that the Merger consideration will be adjusted accordingly.

CFX, INC.

  USA Floral will acquire all of the outstanding stock of CFX in a reverse subsidiary merger (the "CFX Merger") for: (i) $9.8 million in cash, of which a portion represents the amount of CFX's accumulated adjustments account which will be distributed to the stockholders of CFX immediately prior to the consummation of the CFX Merger; and (iii) 250,000 shares of Common Stock. In connection with the CFX Merger, Dwight Haight, the President of CFX, will become a Director of the Company. Mr. Haight will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the CFX business after the Merger.

BAY STATE FLORIST SUPPLY, INC.

  USA Floral will acquire all of the outstanding stock of Bay State in a reverse subsidiary merger (the "Bay State Merger") for $6.0 million in cash and 495,550 shares of Common Stock. In connection with the Bay State Merger, William W. Rudolph, the President of Bay State, will become a Director of the Company. Mr. Rudolph will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Bay State business after the Merger. Immediately prior to the consummation of the Merger, Bay State will distribute real estate owned by Bay State to its stockholders. Upon consummation of the Merger, Bay State will lease the property from the stockholders, at a rate to be determined, which will not exceed the rate that would obtain in an arm's-length negotiation.

FLOWER TRADING CORPORATION

  USA Floral will acquire all of the outstanding stock of Flower Trading in a reverse subsidiary merger (the "Flower Trading Merger") for $5.9 million in cash and 160,000 shares of Common Stock. In addition, the Company will assume an estimated tax liability of Flower Trading of approximately $0.5 million. In connection with the Flower Trading Merger, Gustavo Moreno, the President of Flower Trading, will become a Director of the Company. Mr. Moreno will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Flower Trading business after the Merger.

UNITED WHOLESALE FLORISTS, INC.

  USA Floral will acquire all of the outstanding stock of United Wholesale in a reverse subsidiary merger (the "United Wholesale Merger") for $4.8 million in cash and 268,500 shares of Common Stock. In connection with the Merger, Raymond R. Ashmore, the President of United Wholesale, will become a Director of the Company. Mr. Ashmore will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the United Wholesale business after the Merger. The Merger Agreement provides that the Company will be granted a five-year option to purchase the real estate leased by United Wholesale from affiliated entities. United Wholesale will lease properties from affiliated entities, at a rate to be determined, which will not exceed the rate that would obtain in an arm's-length negotiation.

AMERICAN FLORIST SUPPLY, INC.

  USA Floral will acquire all of the outstanding stock of American Florist in a reverse subsidiary merger (the "American Florist Merger") for $4.8 million in cash. In connection with the American Florist Merger, John T. Dickinson, the President of American Florist, will become a Director of the Company. Mr. Dickinson will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the American Florist business after the Merger. In addition, Mr. Dickinson may receive a contingent payment of up to $2.4 million, based on American Florist's earnings before interest and taxes for the year ended December 31, 1997. The contingent payment is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The American Florist Merger Agreement provides that, if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy any contingent payment obligation in excess of 240,000 shares by issuance of additional shares of Common Stock, by payment of cash, or by a combination of cash and Common Stock.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

  USA Floral will acquire all of the outstanding stock of Monterey Bay in a reverse subsidiary merger (the "Monterey Bay Merger") for $2.5 million in cash. In connection with the Monterey Bay Merger, Jeffrey Brothers, the President of Monterey Bay, will become a Director of the Company. Mr. Brothers will enter into a two-year covenant not to compete and a two-year employment agreement with the subsidiary of the Company that operates the Monterey Bay business after the Merger. In addition, the stockholders of Monterey Bay may receive a contingent payment of up to $3.5 million, based on Monterey Bay's earnings before interest and taxes for the year ended December 31, 1997. Of the contingent payment, $0.5 million is payable in cash and $3.0 million is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the common stock for the ten trading days prior to December 31, 1997. The Monterey Bay Merger Agreement provides that, if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy any contingent payment obligation in excess of 300,000 shares by issuance of additional shares of Common Stock, by payment of cash, or by a combination of cash and Common Stock.

ALPINE GEM FLOWER SHIPPERS, INC.

  USA Floral will acquire all of the outstanding stock of Alpine Gem in a reverse subsidiary merger (the "Alpine Gem Merger") for (i) $1.6 million in cash; (ii) $42,000 in cash representing the amount of Alpine Gem's accumulated adjustments account, which will be distributed to the stockholders of Alpine Gem immediately prior to the consummation of the Alpine Gem Merger and (ii) 160,000 shares of Common Stock. In connection with the Alpine Gem Merger, John
Q. Graham, Jr., the President of Alpine Gem, will become a Director of the Company. Mr. Graham will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Alpine Gem business after the Merger.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $58.2 million (approximately $67.3 million if the Underwriters' over-allotment option is exercised in full). The principal uses of such net proceeds to the Company are described below.

   USE                                                           AMOUNT
   ---                                                        -------------
   Cash portion of Merger consideration...................... $42.4 million (1)
   S Corporation distributions...............................   4.0 million
   Working capital and general corporate purposes............  11.8 million

--------
(1) Before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables.

  Approximately $42.4 million of the net proceeds will be used to pay the cash portion of the aggregate purchase price for the Founding Companies at closing of the Mergers (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables). Approximately $4.0 million of the net proceeds will be used to fund S Corporation distributions to the stockholders of certain of the Founding Companies. Pursuant to the CFX and Alpine Gem Merger Agreements, an amount equal to the CFX and Alpine Gem accumulated adjustments accounts will be distributed to the stockholders of CFX and Alpine Gem, respectively, immediately prior to the consummation of the CFX and Alpine Gem Mergers. See "Formation of the Company--The Mergers" and "Certain Relationships and Related Party Transactions--The Mergers."

  The Company intends to use the balance of the net proceeds (approximately $11.8 million) for working capital and general corporate purposes.

  In addition, the Company anticipates that, substantially contemporaneously with the consummation of the Offering, Jonathan J. Ledecky will exercise options to purchase 110,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. Such exercise would result in additional proceeds to the Company of approximately $1.4 million, which the Company intends to apply to working capital and general corporate purposes. Pending the application of any such additional proceeds or any of the net proceeds of the Offering as described above, the Company intends to invest any such amounts in short-term investment grade securities.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1997, on a pro forma basis (i) to reflect the consummation of the Mergers and the issuance of 1,334,050 shares of Common Stock in connection therewith, and
(ii) on such pro forma basis as adjusted to give effect to the sale of shares of Common Stock offered hereby at an initial public offering price of $13.00 per share and the issuance of 110,000 shares expected to be issued upon exercise of an option to be granted to Jonathan J. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share, which option is being granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code, and the application of the estimated net proceeds therefrom. See "Selected Financial Data of the Founding Companies" and "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                        AS OF JUNE 30, 1997
                                                      ------------------------
                                                      PRO FORMA
                                                      COMBINED  AS ADJUSTED(1)
                                                      --------- --------------
                                                           (IN THOUSANDS)
Short-term debt and current portion of long-term
 debt................................................  $ 3,540     $ 3,540
                                                       =======     =======
Long-term debt and capital lease obligations, less
 current portion.....................................    3,569       3,569
Stockholders' equity:
Common stock, $.001 par value per share, authorized,
 shares issued and outstanding pro forma, shares
 issued and outstanding pro forma as adjusted........        4           9
Additional paid-in capital...........................   17,695      77,320
Retained deficit.....................................      (30)        (30)
                                                       -------     -------
  Total stockholders' equity.........................   17,669      77,299
                                                       -------     -------
  Total capitalization...............................  $21,238     $80,868
                                                       =======     =======

--------
(1) Does not include: (i) shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements, to be calculated with reference to the performance of those Founding Companies through December 31, 1997 (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 816,250 shares of Common Stock (including options to purchase 200,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share, and options to purchase 125,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to $8.00 per share; (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; and
    (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "--Other Plans" and "Principal Stockholders."

                                   DILUTION

  The Company had a pro forma net tangible book value deficit at June 30, 1997, of $26.4 million, or a deficit of $7.07 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding prior to the Offering of 3,734,050. Adjusting for the issuance of 110,000 shares pursuant to the anticipated exercise by Mr. Ledecky of an option to purchase shares of Common Stock at $13.00 and the sale by the Company of 5,000,000 shares of Common Stock offered hereby at an initial public offering price of $13.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company, as adjusted, at June 30, 1997 would have been $33.2 million, or $3.76 per share. This amount represents an immediate dilution to new investors of $9.24 per share and an immediate increase in pro forma as adjusted net tangible book value per share to existing stockholders of $10.83 per share. The following table illustrates this per share dilution to new investors:

   Initial public offering price per share.....................         $13.00
     Pro forma net tangible book value per share at June 30,
      1997..................................................... $(7.07)
      Increase in pro forma net tangible book value per share
       resulting from the Offering.............................  10.83
                                                                ------
   Pro forma as adjusted net tangible book value per share af-
    ter the Mergers and the Offering...........................           3.76
                                                                        ------
   Pro forma as adjusted dilution to new investors.............         $ 9.24
                                                                        ======

  If the Underwriters' over-allotment option is exercised in full, the increase in pro forma net tangible book value per share attributable to the Offering, pro forma as adjusted net tangible book value per share after the Offering, and pro forma as adjusted dilution per share to new investors would be $11.48, $4.41 and $8.59, respectively.

  The following table sets forth at June 30, 1997, after giving effect to the Mergers and the sale of the Common Stock offered by the Company in the
Offering: (i) the number of shares of Common Stock purchased by existing stockholders from the Company and the total consideration (including the fair value of the shares of Common Stock issued to the Sellers) and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by existing stockholders and the new investors and the percentages of consideration paid to the Company for such shares by existing stockholders and new investors.

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing
    stockholders(1)........ 3,734,050    42%  $17,744,650    21%     $ 4.75
   Exercise of options by
    Mr. Ledecky(2).........   110,000     1   $ 1,430,000     2      $13.00
   New investors........... 5,000,000    57   $65,000,000    77      $13.00
                            ---------   ---   -----------   ---
     Total................. 8,844,050   100%  $84,174,650   100%
                            =========   ===   ===========   ===

--------
(1) Includes shares issuable upon the consummation of the Mergers. Does not include: (i) shares which may be issued to the stockholders of two of the Founding Companies pursuant to earn-out arrangements, to be calculated with reference to the performance of those Founding Companies through December 31, 1997 (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share); (ii) shares of Common Stock equal to 15% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to purchase 872,753 shares of Common Stock (including options to purchase 200,000 shares to be granted to Jonathan J. Ledecky, the Company's Non-Executive Chairman of the Board) will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share, and options to purchase 125,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to $8.00 per share; (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors' Stock Plan, of which options to purchase 63,000 shares of Common Stock will be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; and (iv) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Formation of the Company--The Mergers," "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "-- Other Plans" and "Principal Stockholders."
(2) Consists of 110,000 shares expected to be issued upon exercise of an option to be granted to Jonathan J. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share, which option is being granted to facilitate the treatment of the issuance of shares in the Mergers as a tax-free exchange under Section 351 of the Internal Revenue Code.

                  SELECTED PRO FORMA COMBINED FINANCIAL DATA

  USA Floral was established in April 1997 to acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, USA Floral has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The selected pro forma data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The selected pro forma combined financial data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that following the Mergers it will realize savings from the following: more favorable discounts and rebates on hardgood products than those currently obtained individually by the Founding Companies; the combination of functions such as accounting and finance, insurance, employee benefits, strategic marketing and legal support at the corporate level; and, to a lesser extent, reduced transportation and handling costs on perishable floral products. However, these savings cannot be quantified or reasonably estimated and have not been included in the selected pro forma combined financial data.

                                YEAR ENDED        SIX MONTHS ENDED JUNE 30,
                               DECEMBER 31,    --------------------------------
                                   1996             1996             1997
                             ---------------------------------  ---------------
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DA-
 TA(1):
Net sales..................   $       175,467  $        97,269  $       103,015
Gross profit(2)............            49,247           27,146           29,378
Selling, general and admin-
 istrative expense(3)......            43,309           21,574           22,091
Goodwill amortization(4)...             1,090              545              545
                              ---------------  ---------------  ---------------
Operating income...........             4,848            5,027            6,742
Interest and other (income)
 expense, net(5)...........              (141)            (211)             (76)
                              ---------------  ---------------  ---------------
Income before income tax-
 es........................             4,989            5,238            6,818
                              ---------------  ---------------  ---------------
Net income(6)..............   $         2,557  $         2,925  $         3,873
                              ===============  ===============  ===============
 Net income per share......   $           .33  $           .38  $           .50
                              ===============  ===============  ===============
 Shares used in computing
  net income per share(7)..         7,738,819        7,738,819        7,738,819
                              ===============  ===============  ===============

                                                      AS OF JUNE 30, 1997
                                                    -----------------------------
                                                    PRO FORMA
                                                    COMBINED       AS ADJUSTED(9)
                                                    ---------      --------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA(8):
Working capital.................................... $(33,717)(10)     $ 25,913
Total assets.......................................   85,774           100,367
Total long-term debt...............................    3,569             3,569
Stockholders' equity...............................   17,669            77,299

--------
 (1) The pro forma combined statement of operations data assume that the Mergers and the Offering were consummated on January 1, 1996.
 (2) Reflects the reduction in costs of sales of $579,000 for the year ended December 31, 1996 and $290,000 and $300,000 for the six-month periods ended June 30, 1996 and 1997, respectively, attributable to a significant reduction in the services provided under a contract for various services with an affiliated entity of Flower Trading that was renegotiated pursuant to the Flower Trading Merger Agreement.

 (3) The pro forma combined statement of operations data reflect an aggregate of approximately (i) $3.6 million, $2.7 million and $403,000 for the year ended December 31, 1996 and the six-month periods ended June 30, 1996 and 1997, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon consummation of the Offering (the "Compensation Differential"), (ii) a net reduction of lease-related expenses of $367,000 for the year ended December 31, 1996 and $183,000 for each of the six-month periods ended June 30, 1996 and 1997, pursuant to real estate acquired, real estate distributed and amendment of associated lease agreements in connection with the Mergers, (iii) an increase of $500,000, $250,000 and $220,000 for the year ended December 31, 1996, and for the six-month periods ended June 30, 1996 and 1997, respectively, of expenses associated with corporate management, as well as costs associated with being a public company, and (iv) $156,000 for the year ended December 31, 1996 and $78,000 for each of the six-month periods ended June 30, 1996 and 1997 of expense attributable to compensation expense associated with 125,000 options granted with an exercise price below the initial public offering price which will vest over a four-year period.
 (4) Consists of amortization of the $43.6 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
 (5) Reflects an increase in interest expense of $162,000 for the year ended December 31, 1996 and $82,000 for each of the six-month periods ended June 30, 1996 and 1997 relating to debt assumed in connection with real estate transferred to Houff from the stockholder of Houff as part of the transaction.
 (6) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
 (7) Includes (i) 1,334,050 shares to be issued to stockholders of the Founding Companies, (ii) 2,400,000 shares issued to the founders and initial investors in USA Floral, (iii) 3,956,692 of the 5,000,000 shares sold in the Offering to pay the cash portion of the Merger consideration, to fund S Corporation distributions to stockholders of certain of the Founding Companies, and to pay certain expenses of the Offering, and (iv) 48,077 shares related to the dilution attributable to options granted with an exercise price below the initial public offering price, in accordance with the treasury stock method.
 (8) The pro forma combined balance sheet data assume that the Mergers were consummated on June 30, 1997. Prior to the Mergers, Bay State will distribute to its stockholders certain real estate having a net book value of $842,000. Additionally, in conjunction with the Mergers certain real estate will be acquired and certain associated debt assumed.
 (9) Adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." Also reflects proceeds of $1.4 million from the exercise by Jonathan J. Ledecky of an option to purchase 110,000 shares at the initial public offering price per share.
(10) Includes $44.6 million payable to stockholders of the Founding Companies, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering, plus S Corporation distributions to be made to the stockholders of certain of the Founding Companies, less the amount to be received by the Company upon consummation of the Mergers in repayment of net related party receivables. See "Use of Proceeds" and "Notes to Unaudited Pro Forma Combined Financial Statements."

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL
            CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS

GENERAL

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. The Company engages primarily in the wholesale distribution of perishable floral products and floral-related hardgoods. The Company also imports cut flowers from growers in foreign countries, provides pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engages in brokerage services for wholesalers of both foreign and domestic cut flowers.

  The Company, which has conducted no operations to date, has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the Offering. The Founding Companies have been operating independently. The Company intends to integrate these businesses, their operations and their administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, and may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and severance and facilities expansion. These various costs and possible cost-savings may make comparison of future operating results with historical operating results difficult.

  The Company derives its revenues from the sale of perishable floral products and floral-related hardgoods. Sales of perishable products, which include cut flowers, bouquets and potted plants, accounted for approximately 90% of the Company's pro forma combined revenues in 1996. Sales of floral-related hardgoods, which include vases and glassware, foam for flower arranging, tools and other supplies accounted for approximately 10% of the pro forma combined revenues in 1996.

  Net sales are recognized upon the shipment of products to customers. Cost of sales generally includes the cost of perishable products and floral-related hardgoods plus the cost of in-bound freight. Although the Company generally does not enter into long-term contracts with its suppliers, it does conduct business on a fixed-price "standing order" basis with certain importers in order to insure an adequate supply of flowers during periods of peak demand. In general, the Founding Companies have been able to pass on most of their direct price increases to customers. Selling, general and administrative costs include warehouse and customer delivery expenses, employee salaries, telephone expenses, advertising and promotional expenses, wages and benefits, depreciation and occupancy costs.

  The Founding Companies have operated historically as independent, privately-owned entities, and their results of operations reflect varying tax structures, including both S and C Corporations, which have influenced the historical level of owners' compensation. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders totaling $3.5 million, $3.8 million and $5.0 million for the fiscal years ended December 31, 1994, 1995 and 1996 (in the case of each Founding Company other than United Wholesale) and June 30, 1995, 1996 and 1997 (in the case of United Wholesale), respectively. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult. Upon consummation of the Mergers, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to the stockholders of the Founding Companies will be reduced. See "Pro Forma Results of Operations of the Founding Companies." This Compensation Differential has been reflected in the Unaudited Pro Forma Combined Statement of Operations.

PRO FORMA COMBINED RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Statements, and the related notes thereto and the historical financial statements of the Founding Companies and the related notes appearing elsewhere in this Prospectus.

                                                  SIX MONTHS ENDED JUNE 30,
                                                 -----------------------------
                                                     1996            1997
                                                 -------------  --------------
Net Sales....................................... $97,269 100.0% $103,015 100.0%
Cost of Sales...................................  70,123  72.1    73,637  71.5
Selling, General and Administrative Expenses....  21,574  22.2    22,091  21.4
Goodwill........................................     545   0.6       545   0.5
                                                 ------- -----  -------- -----
Operating Income................................ $ 5,027   5.2% $  6,742   6.6%
                                                 ======= =====  ======== =====

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales increased to $103.0 million in the six months ended June 30, 1997 from $97.3 million in the six months ended June 30, 1996, an increase of $5.7 million, or 5.9%. This increase was primarily driven by CFX and Flower Trading, which accounted for $4.0 million of the increase as a result of increased sales volume, higher prices for certain products, and a fuel surcharge fee related to airline shipments that was added to customer invoices, and a $2.0 million increase at Monterey Bay as a result of increases in volume primarily due to additional promotional activities. These increases were partially offset by a decrease at Houff as a result of the closing of its wholesale distribution facility in Atlanta, Georgia in October 1996.

  Cost of Sales. Cost of sales increased to $73.6 million in the six months ended June 30, 1997 from $70.1 million in the six months ended June 30, 1996, an increase of $3.5 million, or 5.0%, primarily as a result of the increased sales. As a percentage of net sales, cost of sales decreased to 71.5% in the six months ended June 30, 1997 from 72.1% in the six months ended June 30, 1996. The decrease in costs of sales as a percentage of sales is primarily a result of the Founding Companies obtaining more favorable prices, partially due to increased volume purchasing, better inventory management and reduced freight costs.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $22.1 million in the six months ended June 30, 1997 from $21.6 million in the six months ended June 30, 1996, an increase of $0.5 million, or 2.4%. The increase was primarily a result of increased personnel costs to support the increase in sales. As a percentage of net sales, selling, general and administrative expenses decreased to 21.4% in the six months ended June 30, 1997 from 22.2% in the six months ended June 30, 1996 primarily as a result of spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income increased to $6.7 million in the six months ended June 30, 1997 from $5.0 million in the six months ended June 30, 1996, an increase of $1.7 million, or 34.1%. As a percentage of net sales, operating income increased to 6.6% in the six months ended June 30, 1997 from 5.2% in the six months ended June 30, 1996.

PRO FORMA RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

  The following tables provide the pro forma operating results for the year ended December 31, 1996 and the six-month periods ended June 30, 1996 and 1997 for each of the respective Founding Companies. USA Floral has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the Founding Companies. To the extent that the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statement of operations. Additionally, pro forma operating income has been adjusted for other items directly attributable to the transaction and reflects the estimated amortization of goodwill recorded in connection with the Mergers.

                                            YEAR ENDED DECEMBER 31, 1996
                         ------------------------------------------------------------------
                                           BAY   FLOWER   UNITED   AMERICAN MONTEREY ALPINE
                          HOUFF    CFX    STATE  TRADING WHOLESALE FLORIST    BAY     GEM
                         ------- ------- ------- ------- --------- -------- -------- ------
                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $39,090 $35,684 $30,563 $20,313  $19,327  $11,679   $9,477  $9,334
Cost of sales...........  25,537  28,190  20,722  15,335   12,751    8,268    8,285   7,132
                         ------- ------- ------- -------  -------  -------   ------  ------
Gross profit............  13,553   7,494   9,841   4,978    6,576    3,411    1,192   2,202
Selling, general and
 administrative.........  12,142   6,327   8,844   4,026    5,788    2,658      930   1,938
Goodwill amortization...     157     196     202     162      148      101       48      76
                         ------- ------- ------- -------  -------  -------   ------  ------
 Income from
  operations............ $ 1,254 $   971 $   795 $   790  $   640  $   652   $  214  $  188
                         ======= ======= ======= =======  =======  =======   ======  ======

                                           SIX MONTHS ENDED JUNE 30, 1996
                         ------------------------------------------------------------------
                                           BAY   FLOWER   UNITED   AMERICAN MONTEREY ALPINE
                          HOUFF    CFX    STATE  TRADING WHOLESALE FLORIST    BAY     GEM
                         ------- ------- ------- ------- --------- -------- -------- ------
                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $22,165 $20,585 $16,412 $11,305  $10,552   $6,444   $4,827  $4,979
Cost of sales...........  14,693  16,031  11,279   8,638    7,018    4,458    4,166   3,840
                         ------- ------- ------- -------  -------   ------   ------  ------
Gross profit............   7,472   4,554   5,133   2,667    3,534    1,986      661   1,139
Selling, general and
 administrative.........   6,210   3,014   4,353   1,929    3,109    1,389      404     838
Goodwill amortization...      78      98     101      81       74       51       24      38
                         ------- ------- ------- -------  -------   ------   ------  ------
 Income from
  operations............ $ 1,184 $ 1,442 $   679 $   657  $   351   $  546   $  233  $  263
                         ======= ======= ======= =======  =======   ======   ======  ======

                                           SIX MONTHS ENDED JUNE 30, 1997
                         ------------------------------------------------------------------
                                           BAY   FLOWER   UNITED   AMERICAN MONTEREY ALPINE
                          HOUFF    CFX    STATE  TRADING WHOLESALE FLORIST    BAY     GEM
                         ------- ------- ------- ------- --------- -------- -------- ------
                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $20,410 $22,854 $16,375 $12,997  $10,897   $7,082   $6,803  $5,597
Cost of sales...........  13,204  17,759  11,080   9,839    7,128    4,793    5,575   4,259
                         ------- ------- ------- -------  -------   ------   ------  ------
Gross profit............   7,206   5,095   5,295   3,158    3,769    2,289    1,228   1,338
Selling, general and
 administrative.........   5,651   3,549   4,498   1,920    3,100    1,547      563     934
Goodwill amortization...      78      98     101      81       74       51       24      38
                         ------- ------- ------- -------  -------   ------   ------  ------
 Income from
  operations............ $ 1,477 $ 1,448 $   696 $ 1,157  $   595   $  691   $  641  $  366
                         ======= ======= ======= =======  =======   ======   ======  ======

LIQUIDITY AND CAPITAL RESOURCES

  The Founding Companies' principal sources of liquidity have historically been cash flows from operating activities and, to a lesser extent, borrowings. Approximately $42.4 million of the proceeds from the Offering will be used to fund the cash portion of the consideration to be paid in connection with the Mergers and $4.0 million will be used to fund S Corporation distributions to the stockholders of CFX and Alpine Gem. As of June 30, 1997, the Company had cash and cash equivalents (on a pro forma combined basis) of approximately $6.0 million. Although there can be no assurance of its ability to do so, the Company expects to fund its future cash requirements from funds generated from operations, from borrowed funds or from other sources.

  In September 1997, the Company received the commitment of BT to provide a $100.0 million Credit Facility, with a $75.0 million sub-limit for permitted acquisitions and a $10.0 million sub-limit for letters of credit. Amounts outstanding under the Credit Facility are to bear interest, at the Company's option, at BT's base rate plus an applicable margin of up to 0.625% or a eurodollar rate plus an applicable margin of up to 1.875%. The Company's obligations under the Credit Facility are to be guaranteed by the direct and indirect domestic subsidiaries of the Company and by any applicable foreign subsidiaries. The Credit Facility is to be secured by a first priority pledge of all of the notes and capital stock owned by the Company and such guarantors, and a first priority security interest in all other assets of the Company and such guarantors. Pursuant to the BT commitment, the Credit Facility is to contain customary conditions to the initial borrowings and to all subsequent loans, including satisfactory documentation and capital structure, receipt of required consents, absence of material adverse effect, absence of material litigation, solvency, accuracy of representations and warranties and, as to the initial borrowings, satisfactory completion of due diligence by the lenders. The Credit Facility is to contain customary covenants, including restrictions on other indebtedness, restrictions on mergers, acquisitions, dispositions and similar transactions within certain parameters (including an aggregate limit upon the cash consideration to be paid of $25.0 million, subject to certain exceptions), sale-leaseback transactions and lease payments, dividends, voluntary prepayments and amendments of other debt, transactions with affiliates, investments, creation of liens, capital expenditures and material amendments of organization documents, as well as various financial covenants customary for transactions of this type, including ratios of total debt to cash flow and cash flow to fixed charges. The Company will be obligated to pay a financing fee equal to 1.5% of the total amount of the Credit Facility, an annual administration fee of $75,000, a commitment fee of 0.25% per year on BT's total commitment under the Credit Facility in effect from time to time from the date of BT's commitment until the Credit Facility is entered into, a commitment fee of 0.25% to 0.5% per year on the unused portion of the Credit Facility from and after the date on which the Credit Facility is entered into, and a fee equal to 0.75% of the total commitment under the Credit Facility in the event that the Credit Facility is not entered into simultaneously with the consummation of the Offering and the Mergers. See "Risk Factors--Risks Associated with Acquisition Strategy."

  With the exception of United Wholesale, the Founding Companies' capital expenditures for the twelve months ended December 31, 1996 and the six months ended June 30, 1996 and 1997 were approximately $1.4 million, $.4 million and $.7 million, respectively. United Wholesale's capital expenditures were $.3 million, $.3 million and $.1 million for the three years ended June 30, 1997, respectively. These capital expenditures were primarily for machinery, office equipment and computers, building additions and facility upgrades. The Company currently does not have any commitments to make significant capital expenditures in the next twelve months. The Company believes that funds generated from operations, together with the proceeds from the Offering and possible future sources of borrowings will be sufficient to finance its current operations and planned capital expenditure requirements at least through 1998. Although the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions (other than the Mergers), to the extent that the Company is successful in consummating acquisitions, it may be necessary to finance such acquisitions through the issuance of additional equity securities, incurrence of indebtedness or a combination of both.

SEASONALITY AND CYCLICALITY; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  Unit sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of the Company's revenues are derived from sales of floral products for Valentine's Day. Historically, Valentine's Day product sales have been relatively lower in those years when the holiday falls on a Saturday or Sunday. In 1998 and 1999, Valentine's Day will be on Saturday and Sunday, respectively; accordingly, the Company expects relatively lower Valentine's Day product sales in those years. By contrast with the first and second calendar quarters, unit sales of floral products are significantly lower in the third and fourth calendar quarters, which have relatively few flower-giving holidays.

  The Company believes that the floriculture industry is influenced by general economic conditions and particularly by the level of personal discretionary spending and that the industry tends to experience periods of decline and recession during economic downturns. The industry may experience sustained periods of decline in sales in the future, and any such decline may have a material adverse effect on the Company.

  The Founding Companies have in the past experienced quarterly variations in revenues, operating income (including operating losses), net income (including net losses) and cash flows; negative fluctuations have been particularly pronounced, and net losses have been incurred, in the third and fourth calendar quarters. The Company expects to continue to experience such quarterly fluctuations in operating results (including possible net losses) due to the factors discussed above, and may also experience quarterly fluctuations as a result of other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. The Company plans its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. See "Risk Factors--Seasonality and Cyclicality; Fluctuations in Quarterly Operating Results."

  The following table sets forth the pro forma combined total net sales of the Company on a quarterly basis for the year ended December 31, 1996:

                                          1996 QUARTER
                                 ----------------------------------
                                  FIRST   SECOND    THIRD   FOURTH    TOTAL
                                 -------  -------  -------  -------  --------
                                              (IN THOUSANDS)
   Net sales.................... $50,485  $46,784  $35,362  $42,836  $175,467
   Percentage of annual net
    sales.......................    28.8%    26.7%    20.1%    24.4%    100.0%

               SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES

  The selected financial data of the Founding Companies are derived in part from the more detailed historical financial statements and notes thereto of the Founding Companies included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 and 1996, and the statement of operations data for each of the three years in the period ended December 31, 1996, for Houff, CFX, Bay State and Flower Trading have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1995 and 1996 and the statement of operations data for each of the two years in the period ended December 31, 1996 for American Florist, Monterey Bay and Alpine Gem have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of June 30, 1996 and 1997 and the statement of operations data for each of the three years in the period ended June 30, 1997 for United Wholesale have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for each of the two years in the period ended December 31, 1993, for Houff, CFX, Bay State and Flower Trading have been derived from unaudited financial statements. The balance sheet data as of December 31, 1992, 1993 and 1994 and the statement of operations data for each of the three years in the period ended December 31, 1994 for American Florist, Monterey Bay and Alpine Gem have been derived from unaudited financial statements. The balance sheet data as of June 30, 1993, 1994 and 1995 and the statement of operations data for each of the two years in the period ended June 30, 1994 for United Wholesale have been derived from unaudited financial statements.

  The selected individual financial data of the Founding Companies for the six months ended June 30, 1996 and 1997 have been derived from the unaudited financial statements included elsewhere herein. Such selected financial data are not necessarily indicative of the results to be expected for the full year.

  In the opinion of the Company, the unaudited financial statements of the Founding Companies reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Founding Companies for those periods in accordance with generally accepted accounting principles. The following selected financial data of the Founding Companies should be read in conjunction with the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies" included elsewhere in this Prospectus. All Founding Companies have fiscal years ending December 31, with the exception of United Wholesale, whose fiscal year end is June 30.

                                                                        SIX MONTHS ENDED
                                   FISCAL YEAR ENDED DECEMBER 31,           JUNE 30,
                               ---------------------------------------  ------------------
                                1992    1993    1994    1995    1996      1996      1997
STATEMENT OF OPERATIONS DATA:  ------- ------- ------- ------- -------  --------  --------
                                                    (IN THOUSANDS)
HOUFF
 Net sales...............      $31,392 $32,406 $39,098 $41,531 $39,090  $ 22,165  $ 20,410
 Cost of sales...........       20,754  21,707  26,683  27,899  25,537    14,693    13,204
 Selling, general and
  administrative
  expenses...............        9,654  10,091  11,617  12,695  12,789     6,533     5,924
 Operating income........          984     608     798     937     764       939     1,282
 Net income..............        1,139     784     991   1,068     775     1,043     1,299
CFX
 Net sales...............      $27,317 $26,736 $30,590 $32,096 $35,684  $ 20,585  $ 22,854
 Cost of sales...........       20,356  19,976  23,839  24,328  28,190    16,031    17,759
 Selling, general and
  administrative
  expenses...............        6,313   6,137   6,266   6,773   8,956     5,249     3,657
 Operating income
  (loss).................          648     623     485     995  (1,462)     (695)    1,438
 Net income (loss).......          881     721     355   1,538  (1,247)     (551)    1,497
BAY STATE
 Net sales...............      $16,063 $17,979 $19,203 $25,592 $30,563  $ 16,412  $ 16,375
 Cost of sales...........       10,919  12,040  12,807  17,068  20,722    11,279    11,080
 Selling, general and
  administrative
  expenses...............        4,599   5,126   5,529   7,579   8,976     4,429     4,556
 Operating income........          545     813     867     945     865       704       739
 Net income..............          736     938     958   1,119   1,033       701       757
FLOWER TRADING
 Net sales...............      $15,145 $17,246 $18,478 $20,335 $20,313  $ 11,305  $ 12,997
 Cost of sales...........       11,802  13,676  14,452  15,921  15,914     8,928    10,139
 Selling, general and
  administrative
  expenses...............        2,789   3,292   3,605   4,068   4,142     1,944     1,936
 Operating income........          553     278     421     346     257       433       922
 Net income..............          415     196     301     130      62       253       545
AMERICAN FLORIST (1)
 Net sales...............          --      --  $ 6,293 $10,783 $11,679  $  6,444  $  7,082
 Cost of sales...........          --      --    4,579   7,788   8,268     4,458     4,793
 Selling, general and
  administrative
  expenses...............          --      --    1,545   2,531   2,723     1,421     1,579
 Operating income........          --      --      169     464     688       565       710
 Net income..............          --      --      132     423     683       561       711
MONTEREY BAY (2)
 Net sales...............          --  $ 2,615 $ 4,253 $ 6,903 $ 9,477  $  4,827  $  6,803
 Cost of sales...........          --    2,259   3,773   5,959   8,285     4,166     5,575
 Selling, general and
  administrative
  expenses...............          --      301     458     910   1,113       496       563
 Operating income........          --       55      22      34      79       165       665
 Net income..............          --       38      19      20      48       100       367
ALPINE GEM
 Net sales...............      $ 3,476 $ 4,547 $ 7,252 $ 8,139 $ 9,334  $  4,979  $  5,597
 Cost of sales...........        2,710   3,448   5,438   6,287   7,132     3,840     4,259
 Selling, general and
  administrative
  expenses...............          697     813   1,320   1,526   1,868       802       902
 Operating income........           69     286     494     326     334       337       436
 Net income..............           78     315     524     224     233       356       462

                                     FISCAL YEAR ENDED JUNE 30,
                               ---------------------------------------
                                1993    1994    1995    1996    1997
                               ------- ------- ------- ------- -------
                                           (IN THOUSANDS)
UNITED WHOLESALE (3)
 Net sales...............      $18,508 $18,541 $17,985 $19,030 $19,673
 Cost of sales...........       12,250  12,042  11,556  12,563  12,862
 Selling, general and
  administrative
  expenses...............        5,401   6,162   5,926   6,101   6,046
 Operating income........          286     337     503     366     765
 Net income..............            6      54     187     144     482

--------
(1) American Florist commenced operations in April 1994; accordingly there were no historical operating results prior to that date.
(2) Monterey Bay commenced operations in March 1993; accordingly there were no historical operating results prior to that date.
(3) United Wholesale Florists of America, Inc., one of the two constituent corporations that compose United Wholesale, commenced operations in July 1992.

                                AS OF FISCAL YEAR END DECEMBER 31,
                                ----------------------------------     AS OF
                                 1992   1993   1994   1995   1996  JUNE 30, 1997
BALANCE SHEET DATA:             ------ ------ ------ ------ ------ -------------
                                                 (IN THOUSANDS)
HOUFF
  Total assets................. $5,874 $6,243 $8,169 $8,125 $7,276    $6,494
  Debt.........................    --     --      76    --     450       390
  Equity.......................  2,095  2,159  2,285  1,974  2,006     2,464
CFX
  Total assets................. $5,903 $5,826 $7,519 $7,342 $6,474    $8,027
  Debt.........................    159     81    --     --      21        12
  Equity.......................  3,474  3,428  3,783  5,280  3,737     5,234
BAY STATE
  Total assets................. $5,826 $6,076 $6,727 $7,657 $8,511    $9,110
  Debt.........................    --     --     --     412    358       396
  Equity.......................  4,309  4,504  4,697  5,032  5,466     5,566
FLOWER TRADING
  Total assets................. $3,232 $3,483 $3,662 $3,615 $3,651    $4,211
  Debt.........................    --     126     51      8    391       339
  Equity.......................  1,456  1,693  1,994  2,124  1,470     2,015
AMERICAN FLORIST (1)
  Total assets.................    --     --  $1,878 $2,136 $2,438    $2,580
  Debt.........................    --     --     --     598    598       598
  Equity.......................    --     --     532    650    628     1,040
MONTEREY BAY(2)
  Total assets.................    --  $  547 $  797 $1,101 $1,321    $1,791
  Debt.........................    --      13     23     30     24        36
  Equity.......................    --     116    135    181    229       596
ALPINE GEM
  Total assets................. $  686 $  872 $1,110 $1,269 $1,260    $1,615
  Debt.........................    --     --     --     --     --        --
  Equity.......................    420    488    668    749    609       770

                                  AS OF FISCAL YEAR END JUNE 30,
                                ----------------------------------
                                 1993   1994   1995   1996   1997
                                ------ ------ ------ ------ ------
                                          (IN THOUSANDS)
UNITED WHOLESALE (3)
  Total assets................. $6,061 $5,968 $6,076 $6,789 $7,752
  Debt.........................  1,019    645  1,265    961    356
  Equity.......................  1,283  1,376  1,564  1,708  2,190

--------
(1) American Florist commenced operations in April 1994; accordingly there were no historical results prior to that date.
(2) Monterey Bay commenced operations in March 1993; accordingly there were no historical results prior to that date.
(3) United Wholesale Florists of America, Inc., one of the two constituent corporations that compose United Wholesale, commenced operations in July 1992.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

  The following discussion should be read in conjunction with the Selected Financial Data of the Founding Companies and the historical financial statements of the Founding Companies and related notes thereto appearing elsewhere in this Prospectus.

FOUNDING COMPANIES

  Each of the Founding Companies (other than Flower Trading, Monterey Bay and one of the two corporations that compose United Wholesale) has elected to be treated as an S Corporation. As a result, no Founding Company (other than Flower Trading, Monterey Bay and one of the two corporations that compose United Wholesale) was subject to federal income taxes. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders of the Founding Companies totaling $3.5 million, $3.8 million and $5.0 million for the fiscal years ended December 31, 1994, 1995 and 1996 (in the case of each Founding Company other than United Wholesale) and June 30, 1995, 1996 and 1997 (in the case of United Wholesale), respectively. Upon consummation of the Mergers, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies will be reduced. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult.

THE ROY HOUFF COMPANY

  Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods. Perishable floral products, which include flowers, plants and other greenery, accounted for approximately 84% of sales, while floral-related hardgoods, which include products such as vases, ribbons and balloons, accounted for approximately 16% of sales in fiscal year 1996. Houff operates from seven locations in Illinois, Virginia and Arizona. Houff has approximately 270 employees and sells its products to approximately 3,000 customers.

  Houff experienced a number of facility changes during the three-year period ended December 31, 1996. In January 1994, Houff acquired a distressed wholesale distribution facility in Atlanta, Georgia, which Houff believed it could return to profitability. The Atlanta facility did not adequately meet Houff's financial performance expectations and was closed in October 1996. Houff also began a shipping business in January 1994 to provide shipping services for smaller wholesalers. This business was discontinued in February 1996 due to a declining customer base. In October 1995, Houff opened a new wholesale distribution facility in Phoenix, Arizona.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996           1997
                         -------------  -------------  -------------  -------------  -------------
                                                    (IN THOUSANDS)
Net Sales............... $39,098 100.0% $41,531 100.0% $39,090 100.0% $22,165 100.0% $20,410 100.0%
Cost of Sales...........  26,683  68.2   27,899  67.2   25,537  65.3   14,693  66.3   13,204  64.7
Selling, General and
 Administrative
 Expenses...............  11,617  29.7   12,695  30.6   12,789  32.7    6,533  29.5    5,924  29.0
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Operating Income........ $   798   2.0% $   937   2.3% $   764   2.0% $   939   4.2% $ 1,282   6.3%
                         ======= =====  ======= =====  ======= =====  ======= =====  ======= =====

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales decreased to $20.4 million in the six months ended June 30, 1997 from $22.2 million in the six months ended June 30, 1996, a decrease of $1.8 million, or 7.9%. This decrease resulted from the closing of Houff's wholesale distribution facility in Atlanta, Georgia in October 1996, which accounted for $2.0 million in net sales in the six months ended June 30, 1996, partially offset by increases in other locations.

  Cost of Sales. Cost of sales, which consists of perishable and hardgood products and in-bound freight costs, decreased to $13.2 million in the six months ended June 30, 1997 from $14.7 million in the six months ended June 30, 1996, a decrease of $1.5 million, or 10.1%. As a percentage of net sales, costs of sales decreased to 64.7% in the six months ended June 30, 1997 from 66.3% in the six months ended June 30, 1996. This decrease resulted primarily from a reduction in lower margin sales associated with the Atlanta, Georgia facility and the shipping business and management's ability to obtain more favorable pricing.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $5.9 million in the six months ended June 30, 1997 from $6.5 million in the six months ended June 30, 1996, a decrease of $0.6 million, or 9.3%. As a percentage of net sales, selling general and administrative expenses decreased to 29.0% in the six months ended June 30, 1997 from 29.5% in the six months ended June 30, 1996. This decrease resulted from the closing of Houff's wholesale distribution facility in Atlanta, Georgia in October 1996.

  Operating Income. As a result of the factors discussed above, operating income increased to $1.3 million in the six months ended June 30, 1997 from $0.9 million in the six months ended June 30, 1997, an increase of $0.3 million, or 36.5%. As a percentage of net sales, operating income increased to 6.3% in the six months ended June 30, 1997 from 4.2% in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales decreased to $39.1 million in the year ended December 31, 1996 from $41.5 million in the year ended December 31, 1995, a decrease of $2.4 million, or 5.9%. The decrease in net sales resulted from the discontinuation of the shipping business in February 1996, which accounted for a decrease of $1.8 million, the closing of Houff's wholesale facility in Atlanta, Georgia in October 1996, which accounted for a decrease of $1.5 million, and a greater focus on higher margin, lower volume business, partially offset by increased sales attributable to a full year of operating results from the facility in Phoenix, Arizona, which commenced operations in October 1995.

  Cost of Sales. Cost of sales decreased to $25.5 million in the year ended December 31, 1996, from $27.9 million in the year ended December 31, 1995, a decrease of $2.4 million, or 8.5%, as a result of Houff's greater focus on higher margin, lower volume business. As a percentage of net sales, cost of sales decreased to 65.3% in the year ended December 31, 1996 from 67.2% in the year ended December 31, 1995. This decrease resulted primarily from a reduction in lower margin sales associated with the Atlanta, Georgia facility and the shipping business and Houff's ability to obtain more favorable pricing.

  Selling, General and Administrative. Selling, general and administrative expenses remained relatively flat at $12.8 million in the year ended December 31, 1996, compared to $12.7 million in the year ended December 31, 1995, an increase of $0.1 million, or 0.7%. As a percentage of net sales, selling, general and administrative expenses increased to 32.7% for the year ended December 31, 1996 from 30.6% for the year ended December 31, 1995. This increase resulted from costs associated with the closing of the Atlanta, Georgia facility, including a loss on disposition of fixed assets, the write-off of intangibles and the write-off of uncollectible accounts.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.8 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, a decrease of $0.2 million or 18.5%. As a percentage of net sales, operating income decreased to 2.0% in the year ended December 31, 1996 from 2.3% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $41.5 million in the year ended December 31, 1995 from $39.1 million in the year ended December 31, 1994, an increase of $2.4 million, or 6.2%. The increase in net sales resulted from increased revenues from the shipping business, increased sales for Valentine's Day in 1995, three months of revenues from the Phoenix, Arizona facility, which opened in October 1995 and increased sales at other facilities.

  Cost of Sales. Cost of sales increased to $27.9 million in the year ended December 31, 1995 from $26.7 million in the year ended December 31, 1994, an increase of $1.2 million, or 4.6%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 67.2% for the year ended December 31, 1995 from 68.2% for the year ended December 31, 1994, due to management changes and the implementation of more aggressive purchasing and sales policies.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $12.7 million in the year ended December 31, 1995, from $11.6 million in the year ended December 31, 1994, an increase of $1.1 million, or 9.3%. As a percentage of net sales, selling, general and administrative expenses increased to 30.6% in the year ended December 31, 1995 from 29.7% in the year ended December 31, 1994. This increase resulted from an increase in personnel and facilities costs attributable to the shipping business, the Atlanta, Georgia facility and the Phoenix, Arizona facility.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.9 million in the year ended December 31, 1995 from $0.8 million in the year ended December 31, 1994, an increase of $0.1 million or 17.4%. As a percentage of net sales, operating income increased to 2.3% in the year ended December 31, 1995 from 2.0% in the year ended December 31, 1994.

CFX, INC.

  Founded in 1974, CFX is an importer and distributor of perishable floral products which are imported from approximately 40 farms located primarily in Colombia and Ecuador, and distributed throughout the United States. CFX's net sales are derived from the sale of perishable floral products and from handling charges. Approximately 85% of CFX's sales are to approximately 400 wholesale distributors and 15% are to the mass market. For the year ended December 31, 1996, net sales to H&H Flowers, Inc. d/b/a La Fleurette ("La Fleurette"), a wholesale distributor owned by stockholders of CFX, totaled $3.9 million. Approximately 43% of CFX's cost of sales in 1996 represented purchases from two Colombian farms in which the stockholders of CFX prior to the CFX Merger hold ownership interests. Neither the operations of La Fleurette nor the Colombian farms are being acquired in connection with the CFX Merger. The Company intends to renegotiate, as necessary, all arrangements with related parties so that all continuing obligations of CFX thereunder are no greater than those the Company would agree to with unaffiliated third parties. See "Certain Relationships and Related Party Transactions--CFX." CFX has approximately 110 employees.

  CFX imposes a surcharge upon certain flowers that are or may become subject to an anti-dumping duty and reserves that amount against the possibility that a duty will be imposed. The Commerce Department is currently reviewing two anti-dumping cases, three anti-dumping cases are pending judicial appeal and additional cases may be initiated at any time.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                         --------------------------------------------   ------------------------------
                             1994           1995           1996             1996             1997
                         -------------  -------------  --------------   --------------   -------------
                                                    (IN THOUSANDS)
Net Sales............... $30,590 100.0% $32,096 100.0% $35,684  100.0%  $20,585  100.0%  $22,854 100.0%
Cost of Sales...........  23,839  77.9   24,328  75.8   28,190   79.0    16,031   77.9    17,759  77.7
Selling, General and
 Administrative
 Expenses...............   6,266  20.5    6,773  21.1    8,956   25.1     5,249   25.5     3,657  16.0
                         ------- -----  ------- -----  -------  -----   -------  -----   ------- -----
Operating Income
 (Loss)................. $   485   1.6% $   995   3.1% $(1,462)  (4.1)% $  (695)  (3.4)% $ 1,438   6.3%
                         ======= =====  ======= =====  =======  =====   =======  =====   ======= =====

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales increased to $22.9 million in the six months ended June 30, 1997 from $20.6 million in the six months ended June 30, 1996, an increase of $2.3 million, or 11.0%. This increase resulted primarily from obtaining higher prices for certain products, increased volume of sales and a fuel surcharge fee related to airline shipments that was added to customer invoices.

  Cost of Sales. Cost of sales, which consists primarily of payment for fresh cut flowers, increased to $17.8 million in the six months ended June 30, 1997 from $16.0 million in the six months ended June 30, 1996, an increase of $1.7 million, or 10.8%, primarily as a result of the increase in sales and the imposition of a fuel surcharge related to airline shipments that was imposed by airlines beginning in April 1996. As a percentage of net sales, costs of sales decreased to 77.7% in the six months ended June 30, 1997 from 77.9% in the six months ended June 30, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $3.7 million in the six months ended June 30, 1997 from $5.2 million in the six months ended June 30, 1996, a decrease of $1.6 million, or 30.3%. This decrease resulted from decreased compensation to employee-stockholders, partially offset by increases in personnel and occupancy costs. As a percentage of net sales, selling, general and administrative expenses decreased to 16.0% in the six months ended June 30, 1997 from 25.5% in the six months ended June 30, 1996. Selling, general and administrative expenses included compensation paid to employee-stockholders totaling $0.3 million in the six months ended June 30, 1997 and $2.4 million in the six months ended June 30, 1996.

  Operating Income. As a result of the factors discussed above, operating income increased to $1.4 million in the six months ended June 30, 1997 from ($0.7) million in the six months ended June 30, 1996, an increase of $2.1 million. As a percentage of net sales, operating income increased to 6.3% in the six months ended June 30, 1997 from (3.4%) in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $35.7 million in the year ended December 31, 1996 from $32.1 million in the year ended December 31, 1995, an increase of $3.6 million, or 11.2%. The increase in net sales resulted primarily from the availability and sale of higher quality flowers from a key supplier.

  Cost of Sales. Cost of sales increased to $28.2 million in the year ended December 31, 1996, from $24.3 million in the year ended December 31, 1995, an increase of $3.9 million, or 15.9%, primarily as a result of the increase in sales. As a percentage of net sales, cost of sales increased to 79.0% in the year ended December 31, 1996 from 75.8% in the year ended December 31, 1995. The increase resulted from an adjustment due to under-accrual for anti-dumping liability in a prior period and from lower cost of sales in 1995 due to an adjustment in that period for an over-accrual of anti-dumping liability.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $9.0 million in the year ended December 31, 1996, from $6.8 million in the year ended December 31, 1995, an increase of $2.2 million, or 32.2%. This increase primarily resulted from increased compensation and increased expenses associated with CFX's customer promotion programs. As a percentage of net sales, selling, general and administrative expenses increased to 25.1% in the year ended December 31, 1996 from 21.1% in the year ended December 31, 1995. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $3.0 million in the year ended December 31, 1996 and $1.4 million in the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income decreased to ($1.5) million in the year ended December 31, 1996 from $1.0 million in the year ended December 31, 1995, a decrease of $2.5 million, or 246.9% As a percentage of net sales, operating income decreased to (4.1%) in the year ended December 31, 1996 from 3.1% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $32.1 million in the year ended December 31, 1995 from $30.6 million in the year ended December 31, 1994, an increase of $1.5 million, or 4.9%. This increase primarily resulted from the availability and sale of higher quality products from a key supplier.

  Cost of Sales. Cost of sales increased to $24.3 million in the year ended December 31, 1995, from $23.8 million in the year ended December 31, 1994, an increase of $0.5 million, or 2.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 75.8% in the year ended December 31, 1995 from 77.9% in the year ended December 31, 1994, primarily from an adjustment due to over-accrual for anti-dumping liability in a prior period.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $6.8 million in the year ended December 31, 1995 from $6.3 million in the year ended December 31, 1994, an increase of $0.5 million, or 8.1%. This increase primarily resulted from an increase in personnel costs as well as increased contributions to CFX's profit sharing plan. As a percentage of net sales, selling, general and administrative expenses increased to 21.1% in the year ended December 31, 1995 from 20.5% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to stockholder-employees totaling $1.4 million in the year ended December 31, 1995 and $1.3 million in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income increased to $1.0 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, an increase of $0.5 million, or 105.2% As a percentage of net sales, operating income increased to 3.1% in the year ended December 31, 1995 from 1.6% in the year ended December 31, 1994.

BAY STATE FLORIST SUPPLY, INC.

  Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, brokers and importers and sells them to both retail florists and mass marketers. Perishable products accounted for approximately 70% of sales, while hardgoods accounted for approximately 30% of sales in 1996. Bay State has approximately 190 employees. Bay State's results of operations have been impacted in recent years by its acquisition of a distressed wholesale distributor in Providence, Rhode Island in 1995 and a wholesale distributor in Clifton Park, New York in 1996.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996           1997
                         -------------  -------------  -------------  -------------  -------------
                                                    (IN THOUSANDS)
Net Sales............... $19,203 100.0% $25,592 100.0% $30,563 100.0% $16,412 100.0% $16,375 100.0%
Cost of Sales...........  12,807  66.7   17,068  66.7   20,722  67.8   11,279  68.7   11,080  67.7
Selling, General and
 Administrative
 Expenses...............   5,529  28.8    7,579  29.6    8,976  29.4    4,429  27.0    4,556  27.8
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Operating Income........ $   867   4.5% $   945   3.7% $   865   2.8% $   704   4.3% $   739   4.5%
                         ======= =====  ======= =====  ======= =====  ======= =====  ======= =====

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales were $16.4 million in the six months ended June 30, 1997 and the six months ended June 30, 1996. Net sales remained relatively unchanged due to a reduction in sales to a supermarket chain in the six months ended June 30, 1997. The supermarket chain, which accounted for $0.6 million of net sales in the six months ended June 30, 1997 and $1.6 million of net sales in the six months ended June 30, 1996, was acquired in late 1996 by another supermarket chain which operates its own wholesale distribution facility. The reduction in sales to this customer was offset by increased sales to existing customers and sales to new customers, including new supermarket customers.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, decreased to $11.1 million in the six months ended June 30, 1997 from $11.3 million in the six months ended June 30, 1996, a decrease of $0.2 million, or 1.8%. As a percentage of net sales, cost of sales decreased to 67.7% in the six months ended June 30, 1997 from 68.7% in the six months ended June 30, 1996. This decrease primarily resulted from management's ability to obtain more favorable prices and better inventory management.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $4.6 million in the six months ended June 30, 1997 from $4.4 million in the six months ended June 30, 1996, an increase of $0.1 million, or 2.9%. As a percentage of net sales, selling, general and administrative expenses increased to 27.8% in the six months ended June 30, 1997 from 27.0% in the six months ended June 30, 1996. This increase primarily resulted from increased compensation and benefit expenses.

  Operating Income. As a result of the factors discussed above, operating income was $0.7 million in the six months ended June 30, 1997 and the six months ended June 30, 1996. As a percentage of net sales, operating income increased to 4.5% in the six months ended June 30, 1997 from 4.3% in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $30.6 million in the year ended December 31, 1996 from $25.6 million in the year ended December 31, 1995, an increase of $5.0 million, or 19.4%. This increase resulted primarily from the acquisition of a wholesale distributor in Clifton Park, New York in 1996, which accounted for $2.5 million in net sales in 1996, increased sales from the Providence, Rhode Island facility, which accounted for $1.5 million of the increase, and increased sales from other locations.

  Cost of Sales. Cost of sales increased to $20.7 million in the year ended December 31, 1996 from $17.1 million in the year ended December 31, 1995, an increase of $3.7 million, or 21.4%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 67.8% in the year ended December 31, 1996 from 66.7% in the year ended December 31, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $9.0 million in the year ended December 31, 1996 from $7.6 million in the year ended December 31, 1995, an increase of $1.4 million, or 18.4%. This increase resulted primarily from costs and expenses associated with the new Clifton Park, New York facility and the growth of the Providence, Rhode Island facility. As a percentage of net sales, selling, general and administrative expenses decreased to 29.4% in the year ended December 31, 1996 from 29.6% in the year ended December 31, 1995. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.8 million in the year ended December 31, 1996 and in the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income decreased by $80,000 in the year ended December 31, 1996 from the year ended December 31, 1995, a decrease of 8.5%. As a percentage of net sales, operating income decreased to 2.8% in the year ended December 31, 1996 from 3.7% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $25.6 million in the year ended December 31, 1995 from $19.2 million in the year ended December 31, 1994, an increase of $6.4 million, or 33.3%. This increase resulted primarily from the acquisition of a wholesale distributor in Providence, Rhode Island in 1995.

  Cost of Sales. Cost of sales increased to $17.1 million in the year ended December 31, 1995 from $12.8 million in the year ended December 31, 1994, an increase of $4.3 million, or 33.3%, primarily as a result of increased sales. As a percentage of net sales, cost of sales were 66.7% in the year ended December 31, 1995 and the year ended December 31, 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $7.6 million in the year ended December 31, 1995 from $5.5 million in the year ended December 31, 1994, an increase of $2.1 million, or 37.1%. This increase resulted primarily from costs associated with the opening of the Providence, Rhode Island facility and increased sales efforts at the Cromwell, Connecticut facility. As a percentage of net sales, selling general and administrative expenses increased to 29.6% in the year ended December 31, 1995 from 28.8% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.8 million in the year ended December 31, 1995 and $0.7 million in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income decreased by $78,000 in the year ended December 31, 1995 from the year ended December 31, 1994. As a percentage of net sales, operating income decreased to 3.7% in the year ended December 31, 1995 from 4.5% in the year ended December 31, 1994.

FLOWER TRADING CORPORATION

  Founded in 1977, Flower Trading is an importer and distributor of perishable floral products which are imported from farms located primarily in Colombia and Ecuador, and are distributed throughout the United States to approximately 350 wholesale distributors. Flower Trading has approximately 45 employees.

  Flower Trading's net sales consist of sales of perishable floral products and handling charges related to preparing products for shipment. Flower Trading's cost of sales includes a "box fee" paid by Flower Trading on purchases from Colombia. The box fees are paid to a broker with established relationships in Colombia to procure flowers from various suppliers; the broker is affiliated with a current Flower Trading stockholder. The broker's services include arranging for a consistent, reliable, ample supply of quality flowers and consolidating and arranging for shipments with common carriers to provide Flower Trading with savings on shipping and handling costs.

  Approximately 25% of Flower Trading's cost of sales in the year ended December 31, 1996 was paid to affiliated entities. These entities are not being acquired in connection with the Flower Trading Merger. Flower Trading imposes a surcharge upon certain flowers that are or may become subject to an anti-dumping liability and reserves that amount against the possibility that a duty will be imposed.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                  YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996           1997
                         -------------  -------------  -------------  -------------  -------------
                                                    (IN THOUSANDS)
Net Sales............... $18,478 100.0% $20,335 100.0% $20,313 100.0% $11,305 100.0% $12,997 100.0%
Cost of Sales...........  14,452  78.2   15,921  78.3   15,914  78.3    8,928  79.0   10,139  78.0
Selling, General and
 Administrative
 Expenses...............   3,605  19.5    4,068  20.0    4,142  20.4    1,944  17.2    1,936  14.9
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Operating Income........ $   421   2.3% $   346   1.7% $   257   1.3% $   433   3.8% $   922   7.1%
                         ======= =====  ======= =====  ======= =====  ======= =====  ======= =====

 Six Months Ended June 30, 1997 Compared To Six Months Ended June 30, 1996

  Net Sales. Net sales increased to $13.0 million in the six months ended June 30, 1997 from $11.3 million in the six months ended June 30, 1996, an increase of $1.7 million, or 15.0%. The increase resulted primarily from an increased volume of sales, increased revenues at Valentine's Day and a fuel surcharge fee that was added to customer invoices.

  Cost of Sales. Cost of sales, which primarily consists of the cost of purchasing fresh cut flowers, increased to $10.1 million in the six months ended June 30, 1997 from $8.9 million in the six months ended June 30, 1996, an increase of $1.2 million, or 13.6%. The increase resulted from the imposition of a fuel surcharge related to airline shipments that was imposed by airlines beginning in April 1996, and increases in direct purchase costs, sales commissions and freight costs associated with the increased sales. As a percentage of net sales, cost of sales decreased to 78.0% in the six months ended June 30, 1997 from 79.0% in the six months ended June 30, 1996, due to management's efforts to obtain more favorable prices.

  Selling, General and Administrative. Selling, general and administrative expenses were $1.9 million in the six months ended June 30, 1997 and the six months ended June 30, 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 14.9% in the six months ended June 30, 1997 from 17.2% in the six months ended June 30, 1996. This decrease resulted primarily from spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.9 million in the six months ended June 30, 1997 from $0.4 million in the six months ended June 30, 1996, an increase of $0.5 million, or 112.9%. As a percentage of net sales, operating income increased to 7.1% in the six months ended June 30, 1997 from 3.8% in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales were $20.3 million in the year ended December 31, 1996 and in the year ended December 31, 1995. Net sales remained at the same level due to an increase attributable to a fuel surcharge that was added to customer invoices, offset by a decrease in anti-dumping duties collected.

  Cost of Sales. Cost of sales remained relatively constant at $15.9 million in the year ended December 31, 1996 and in the year ended December 31, 1995. Cost of sales increased due to a fuel surcharge that airlines imposed beginning in April 1996, the imposition by U.S. Customs of a higher percentage anti-dumping duty, and a negotiated lower margin with growers, due to the decreased volume of flowers sold, which was offset by decreased volume of flowers sold. As a percentage of net sales, cost of sales were 78.3% in the year ended December 31, 1996 and in the year ended December 31, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses were $4.1 million in the year ended December 31, 1996 and the year ended December 31, 1995. As a percentage of net sales, selling, general and administrative expenses increased to 20.4% in the year ended December 31, 1996 from 20.0% in the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income decreased by $89,000 in the year ended December 31, 1996 from the year ended December 31, 1995, a decrease of 25.7%. As a percentage of net sales, operating income decreased to 1.3% in the year ended December 31, 1996 from 1.7% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $20.3 million in the year ended December 31, 1995 from $18.5 million in the year ended December 31, 1994, an increase of $1.9 million, or 10.0%. The increase resulted from an increase in the volume of flowers sold, and an increase in handling charges and anti-dumping duties.

  Cost of Sales. Cost of sales increased to $15.9 million in the year ended December 31, 1995 from $14.5 million in the year ended December 31, 1994, an increase of $1.5 million, or 10.2%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 78.3% in the year ended December 31, 1995 from 78.2% in the year ended December 31, 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $4.1 million in the year ended December 31, 1995 from $3.6 million in the year ended December 31, 1994, an increase of $0.5 million, or 12.8%. This increase resulted from increased compensation expense and related benefits. As a percentage of net sales, selling, general and administrative expenses increased to 20.0% in the year ended December 31, 1995 from 19.5% in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.3 million in the year ended December 31, 1995 from $0.4 million in the year ended December 31, 1994, a decrease of $0.1 million, or 17.8%. As a percentage of net sales, operating income decreased to 1.7% in the year ended December 31, 1995 from 2.3% in the year ended December 31, 1994.

UNITED WHOLESALE FLORISTS, INC. AND UNITED WHOLESALE FLORISTS OF AMERICA, INC.

  Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, brokers and importers and sells them to approximately 3,000 customers, including both retail florists, and mass market retailers. Perishable products accounted for approximately 69% of sales, while hardgoods accounted for approximately 31% of sales in fiscal 1997. United Wholesale has approximately 175 employees. United Wholesale has expanded to 13 locations through acquisitions of wholesale distributors.

  In 1991, United Wholesale began to operate a bouquet manufacturing business. This business was discontinued at the end of 1994 due to operating losses.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                             YEAR ENDED JUNE 30,
                                  -------------------------------------------
                                      1995           1996           1997
                                  -------------  -------------  -------------
                                               (IN THOUSANDS)
Net Sales........................ $17,985 100.0% $19,030 100.0% $19,673 100.0%
Cost of Sales....................  11,556  64.3   12,563  66.0   12,862  65.4
Selling, General and
 Administrative Expenses.........   5,926  32.9    6,101  32.1    6,046  30.7
                                  ------- -----  ------- -----  ------- -----
Operating Income................. $   503   2.8% $   366   1.9% $   765   3.9%
                                  ======= =====  ======= =====  ======= =====

 Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

  Net Sales. Net sales increased to $19.7 million in the year ended June 30, 1997 from $19.0 million in the year ended June 30, 1996, an increase of $0.6 million, or 3.4%, as a result of increased sales at United Wholesale's Mississippi facilities due to reduced competition.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $12.9 million in the year ended June 30, 1997 from $12.6 million in the year ended June 30, 1996, an increase of $0.3 million, or 2.4%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 65.4% in the year ended June 30, 1997 from 66.0% in the year ended June 30, 1996. This decrease resulted from savings obtained through a group buying program and reductions in in-bound freight costs.

  Selling, General and Administrative. Selling, general and administrative expenses decreased to $6.0 million in the year ended June 30, 1997 from $6.1 million in the year ended June 30, 1996, a decrease of $0.1 million, or 0.9%. As a percentage of net sales, selling, general and administrative expenses decreased to 30.7% in the year ended June 30, 1997 from 32.1% in the year ended June 30, 1996. This decrease resulted primarily from spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.8 million in the year ended June 30, 1997 from $0.4 million in the year ended June 30, 1996, an increase of $0.4 million, or 109.0%. As a percentage of net sales, operating income increased to 3.9% in the year ended June 30, 1997 from 1.9% in the year ended June 30, 1996.

 Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

  Net Sales. Net sales increased to $19.0 million in the year ended June 30, 1996 from $18.0 million in the year ended June 30, 1995, an increase of $1.0 million, or 5.8%. This increase resulted primarily from increased sales at United Wholesale's Mobile, Alabama facility, which increased its emphasis on sales of perishables, and its Tulsa, Oklahoma facility, which increased its customer base by beginning a policy of extending credit to customers.

  Cost of Sales. Cost of sales increased to $12.6 million in the year ended June 30, 1996 from $11.6 million in the year ended June 30, 1995, an increase of $1.0 million, or 8.7%, primarily as a result of operational difficulties at the Memphis, Tennessee location, particularly with respect to inventory management. As a percentage of net sales, cost of sales increased to 66.0% in the year ended June 30, 1996 from 64.3% in the year ended June 30, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $6.1 million in the year ended June 30, 1996 from $5.9 million in the year ended June 30, 1995, an increase of $0.2 million, or 3.0%. As a percentage of net sales, selling, general and administrative expenses decreased to 32.1% in the year ended June 30, 1996 from 32.9% in the year ended June 30, 1995. This decrease resulted primarily from spreading fixed costs over increased sales.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.4 million in the year ended June 30, 1996 from $0.5 million in the year ended June 30, 1995, a decrease of $0.1 million, or 27.2%. As a percentage of net sales, operating income decreased to 1.9% in the year ended June 30, 1996 from 2.8% in the year ended June 30, 1995.

AMERICAN FLORIST SUPPLY, INC.

  Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods located in Massachusetts. In April 1994, American Florist acquired the wholesale distribution business of Johnson's Roses, which was founded in 1927. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to both retail florists, and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also manufactures floral bouquets for distribution to supermarkets. American Florist has approximately 70 employees.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                 YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                         ------------------------------------------  --------------------------
                           1994 (1)        1995           1996           1996          1997
                         ------------  -------------  -------------  ------------  ------------
                                                   (IN THOUSANDS)
Net Sales............... $6,293 100.0% $10,783 100.0% $11,679 100.0% $6,444 100.0% $7,082 100.0%
Cost of Sales...........  4,579  72.8    7,788  72.2    8,268  70.8   4,458  69.2   4,793  67.7
Selling, General and
 Administrative
 Expenses...............  1,545  24.6    2,531  23.5    2,723  23.3   1,421  22.1   1,579  22.3
                         ------ -----  ------- -----  ------- -----  ------ -----  ------ -----
Operating Income........ $  169   2.7% $   464   4.3% $   688   5.9% $  565   8.8% $  710  10.0%
                         ====== =====  ======= =====  ======= =====  ====== =====  ====== =====

--------
(1) The financial data for 1994 reflect eight months of operations.

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales increased to $7.1 million in the six months ended June 30, 1997 from $6.4 million in the six months ended June 30, 1996, an increase of $0.6 million, or 9.9%. This increase resulted from increased sales to existing customers and sales to new customers.

  Cost of Sales. Cost of sales, which consists of the cost of perishable and hardgood products and in-bound freight costs, increased to $4.8 million in the six months ended June 30, 1997 from $4.5 million in the six months ended June 30, 1996, an increase of $0.3 million, or 7.5%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 67.7% in the six months ended June 30, 1997 from 69.2% in the six months ended June 30, 1996, due to management's ability to obtain more favorable prices, improved inventory management and reduced freight costs.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.6 million in the six months ended June 30, 1997 from $1.4 million in the six months ended June 30, 1996, an increase of $0.2 million, or 11.1%. As a percentage of net sales, selling, general and administrative expenses increased to 22.3% in the six months ended June 30, 1997 from 22.1% in the six months ended June 30, 1996, primarily as a result of additional personnel costs.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.7 million in the six months ended June 30, 1997 from $0.6 million in the six months ended June 30, 1996, an increase of $0.1 million, or 25.7%. As a percentage of net sales, operating income increased to 10.0% in the six months ended June 30, 1997 from 8.8% in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $11.7 million in the year ended December 31, 1996 from $10.8 million in the year ended December 31, 1995, an increase of $0.9 million, or 8.3%. This increase resulted from an increased focus on bouquet sales to mass market retailers, improved quality of products and the addition of floral-related hardgoods to American Florist's product line.

  Cost of Sales. Cost of sales increased to $8.3 million in the year ended December 31, 1996 from $7.8 million in the year ended December 31, 1995, an increase of $0.5 million, or 6.2%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 70.8% in the year ended December 31, 1996 from 72.2% in the year ended December 31, 1995, due to management's efforts to obtain more favorable product prices.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $2.7 million in the year ended December 31, 1996 from $2.5 million in the year ended December 31, 1995, an increase of $0.2 million, or 7.6%. As a percentage of net sales, selling, general and administrative expenses decreased to 23.3% in the year ended December 31, 1996 from 23.5% in the year ended December 31, 1995, primarily as a result of additional personnel.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.7 million in the year ended December 31, 1996 from $0.5 million in the year ended December 31, 1995, an increase of $0.2 million or 48.3%. As a percentage of net sales, operating income increased to 5.9% in the year ended December 31, 1996 from 4.3% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $10.8 million in the year ended December 31, 1995 from $6.3 million in the year ended December 31, 1994, an increase of $4.5 million, or 71.3%. This increase primarily resulted from a full year of operations in 1995 compared to eight months of operations in 1994.

  Cost of Sales. Cost of sales increased to $7.8 million in the year ended December 31, 1995 from $4.6 million in the year ended December 31, 1994, an increase of $3.2 million, or 70.1%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 72.2% in the year ended December 31, 1995 from 72.8% in the year ended December 31, 1994, due to management's efforts to obtain more favorable prices.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $2.5 million in the year ended December 31, 1995 from $1.5 million in the year ended December 31, 1994, an increase of $1.0 million, or 63.8%. This increase primarily resulted from a full year of operations in 1995 compared to eight months of operations in 1994. As a percentage of net sales, selling, general and administrative expenses decreased to 23.5% in the year ended December 31, 1995 from 24.6% in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.5 million in the year ended December 31, 1995 from $0.2 million in the year ended December 31, 1994, an increase of $0.3 million or 174.6%. As a percentage of net sales, operating income increased to 4.3% in the year ended December 31, 1995 from 2.7% in the year ended December 31, 1994.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

  Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer and wholesale distributor of fresh cut flower bouquets, consisting primarily of specialty California grown flowers. Monterey Bay purchases flowers from nearly 150 growers and 12 importers. Monterey Bay has two customers which account for nearly all of its sales: a supermarket and a discount retailer. Each of these customers has numerous locations throughout the western United States. In February 1995, Monterey Bay acquired a bouquet manufacturer that distributed bouquets to the discount retailer, and Monterey Bay began producing bouquets for that discount retailer. Monterey Bay has approximately 65 employees.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------  --------------------------
                             1994          1995          1996          1996          1997
                         ------------  ------------  ------------  ------------  ------------
                                                  (IN THOUSANDS)
Net Sales............... $4,253 100.0% $6,903 100.0% $9,477 100.0% $4,827 100.0% $6,803 100.0%
Cost of Sales...........  3,773  88.7   5,959  86.3   8,285  87.4   4,166  86.3   5,575  81.9
Selling, General and
 Administrative
 Expenses...............    458  10.8     910  13.2   1,113  11.7     496  10.3     563   8.3
                         ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
Operating Income........ $   22   0.5% $   34   0.5% $   79   0.8% $  165   3.4% $  665   9.8%
                         ====== =====  ====== =====  ====== =====  ====== =====  ====== =====

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales increased to $6.8 million in the six months ended June 30, 1997 from $4.8 million in the six months ended June 30, 1996, an increase of $2.0 million, or 40.9%. The increase reflected an increased volume of sales.

  Cost of Sales. Cost of sales, which primarily consists of fresh cut flowers, production, labor and distribution costs, increased to $5.6 million in the six months ended June 30, 1997 from $4.2 million in the six months ended June 30, 1996, an increase of $1.4 million, or 33.8%, primarily as a result of the increased sales. As a percentage of net sales, cost of sales decreased to 81.9% in the six months ended June 30, 1997 from 86.3% in the six months ended June 30, 1996. This decrease resulted primarily from better prices obtained through higher volume purchases of both perishable products and packaging materials.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $0.6 million in the six months ended June 30, 1997 from $0.5 million in the six months ended June 30, 1996, an increase of $0.1 million, or 13.5%. The increase was attributable to increased sales. As a percentage of net sales, selling, general and administrative expenses decreased to 8.3% in the six months ended June 30, 1997 from 10.3% in the six months ended June 30, 1996.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.7 million in the six months ended June 30, 1997 from $0.2 million in the six months ended June 30, 1996, an increase of $0.5 million or 303.0%. As a percentage of net sales, operating income increased to 9.8% in the six months ended June 30, 1997 from 3.4% in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $9.5 million in the year ended December 31, 1996 from $6.9 million in the year ended December 31, 1995, an increase of $2.6 million, or 37.3%. This increase resulted primarily from increased purchases from existing stores of both of Monterey Bay's customers due to Monterey Bay's focus on service and quality, and expansion into new stores.

  Cost of Sales. Cost of sales increased to $8.3 million in the year ended December 31, 1996 from $6.0 million in the year ended December 31, 1995, an increase of $2.3 million, or 39.0%, primarily as a result of increased sales. As a percentage of net sales, cost of sales increased to 87.4% in the year ended December 31, 1996 from 86.3% in the year ended December 31, 1995.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.1 million in the year ended December 31, 1996 from $0.9 million in the year ended December 31, 1995, an increase of $0.2 million, or 22.3%. As a percentage of net sales, selling, general and administrative expenses decreased to 11.7% for the year ended December 31, 1996 from 13.2% for the year ended December 31, 1995. This decrease resulted primarily from spreading fixed costs over increased net sales. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.3 million in both the year ended December 31, 1996 and the year ended December 31, 1995.

  Operating Income. As a result of the factors discussed above, operating income increased by $45,000 in the year ended December 31, 1996 from the year ended December 31, 1995, an increase of 132.4%. As a percentage of net sales, operating income increased to 0.8% in the year ended December 31, 1996 from 0.5% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $6.9 million in the year ended December 31, 1995 from $4.3 million in the year ended December 31, 1994, an increase of $2.7 million, or 62.3%. This increase resulted primarily from the acquisition of a bouquet manufacturer that produced bouquets for a discount retailer in February 1995 and Monterey Bay's focus on improving quality and service.

  Cost of Sales. Cost of sales increased to $6.0 million in the year ended December 31, 1995 from $3.8 million in the year ended December 31, 1994, an increase of $2.2 million, or 57.9%, primarily as a result of the increase in sales. As a percentage of sales, cost of sales decreased to 86.3% in the year ended December 31, 1995 from 88.7% in the year ended December 31, 1994. This decrease resulted primarily from favorable prices obtained through volume purchasing.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $0.9 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, an increase of $0.5 million, or 98.7%. This increase primarily resulted from the addition of personnel. As a percentage of net sales, selling general and administrative expenses increased to 13.2% in the year ended December 31, 1995 from 10.8% in the year ended December 31, 1994. Selling, general and administrative expenses include compensation paid to employee-stockholders totaling $0.3 million in the year ended December 31, 1995 and $0.2 million in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income increased to $34,000 in the year ended December 31, 1995 from $22,000 in the year ended December 31, 1994, an increase of $12,000, or 54.5%. As a percentage of net sales, operating income was 0.5% in the year ended December 31, 1995 and the year ended December 31, 1994.

ALPINE GEM FLOWER SHIPPERS, INC.

  Founded in 1978, Alpine Gem is a broker and shipper of perishable floral products. Alpine Gem purchases flowers from approximately 250 growers and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers, primarily wholesalers, located throughout the United States. Alpine Gem has approximately 20 employees. Alpine Gem has one location in Montana and one in California.

 RESULTS OF OPERATIONS

  The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated.

                                YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------  --------------------------
                             1994          1995          1996          1996          1997
                         ------------  ------------  ------------  ------------  ------------
                                                  (IN THOUSANDS)
Net Sales............... $7,252 100.0% $8,139 100.0% $9,334 100.0% $4,979 100.0% $5,597 100.0%
Cost of Sales...........  5,438  75.0   6,287  77.2   7,132  76.4   3,840  77.1   4,259  76.1
Selling, General and
 Administrative
 Expenses...............  1,320  18.2   1,526  18.7   1,868  20.0     802  16.1     902  16.1
                         ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
Operating Income........ $  494   6.8% $  326   4.0% $  334   3.6% $  337   6.8% $  436   7.8%
                         ====== =====  ====== =====  ====== =====  ====== =====  ====== =====

 Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  Net Sales. Net sales increased to $5.6 million in the six months ended June 30, 1997 from $5.0 million in the six months ended June 30, 1996, an increase of $0.6 million, or 12.4%, primarily from sales resulting from improved promotion of goods and marketing of additional varieties of products.

  Cost of Sales. Cost of sales, which primarily consists of the cost of fresh cut flowers, to $4.3 million in the six months ended June 30, 1997 from $3.8 million in the six months ended June 30, 1996, an increase of $0.4 million, or 10.9%, primarily as a result of increased sales. As a percentage of net sales, cost of sales decreased to 76.1% in the six months ended June 30, 1997 from 77.1% in the six months ended June 30, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $0.9 million in the six months ended June 30, 1997 from $0.8 million in the six months ended June 30, 1996, an increase of $0.1 million, or 12.5%, primarily as a result of increased sales, marketing and lease expenses. As a percentage of net sales, selling, general and administrative expenses were 16.1% in the six months ended June 30, 1997 and the six months ended June 30, 1996.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.4 million in the six months ended June 30, 1997 from $0.3 million in the six months ended June 30, 1996, an increase of $0.1 million, or 29.4%. As a percentage of net sales, operating income increased to 7.8% in the six months ended June 30, 1997 from 6.8% in the six months ended June 30, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales increased to $9.3 million in the year ended December 31, 1996 from $8.1 million in the year ended December 31, 1995, an increase of $1.2 million, or 14.7%. This increase resulted primarily from increased marketing efforts directed at increasing the variety of available products.

  Cost of Sales. Cost of sales increased to $7.1 million in the year ended December 31, 1996 from $6.3 million in the year ended December 31, 1995, an increase of $0.8 million, or 13.4%. This increase resulted primarily from increased sales. As a percentage of net sales, cost of sales decreased to 76.4% in the year ended

December 31, 1996 from 77.2% in the year ended December 31, 1995, as a result of increased sales of products with a higher value to purchasers, for which Alpine Gem was able to charge a premium.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.9 million in the year ended December 31, 1996 from $1.5 million in the year ended December 31, 1995, an increase of $0.3 million, or 22.4%. As a percentage of net sales, selling, general and administrative expenses increased to 20.0% in the year ended December 31, 1996 from 18.7% in the year ended December 31, 1995.

  Operating Income. Operating income was $0.3 million in the year ended December 31, 1996 and the year ended December 31, 1995. As a percentage of net sales, operating income decreased to 3.6% in the year ended December 31, 1996 from 4.0% in the year ended December 31, 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales. Net sales increased to $8.1 million in the year ended December 31, 1995 from $7.3 million in the year ended December 31, 1994, an increase of $0.9 million, or 12.2%. This increase resulted primarily from the use of independent sales representatives to sell products, as well as entry into the Florida market. Alpine Gem subsequently discontinued its Florida operations.

  Cost of Sales. Cost of sales increased to $6.3 million in the year ended December 31, 1995 from $5.4 million in the year ended December 31, 1994, an increase of $0.8 million, or 15.6%. This increase resulted primarily from Alpine Gem's entry into the Florida market. As a percentage of net sales, cost of sales increased to 77.2% in the year ended December 31, 1995 from 75.0% in the year ended December 31, 1994.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.5 million in the year ended December 31, 1995 from $1.3 million in the year ended December 31, 1994, an increase of $0.2 million, or 15.6%. As a percentage of net sales, selling general and administrative expenses increased to 18.7% in the year ended December 31, 1995 from 18.2% in the year ended December 31, 1994.

  Operating Income. As a result of the factors discussed above, operating income decreased to $0.3 million in the year ended December 31, 1995 from $0.5 million in the year ended December 31, 1994, a decrease of $0.2 million, or 34.0%. As a percentage of net sales, operating income decreased to 4.0% in the year ended December 31, 1995 from 6.8% in the year ended December 31, 1994.

                                   BUSINESS

OVERVIEW

  USA Floral was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. Upon consummation of the Mergers, the Company will engage primarily in the wholesale distribution of perishable floral products and floral-related hardgoods. The Company will also import cut flowers from growers in foreign countries, provide pre-packaged floral bouquets and arrangements to retail florists and mass-market retailers and engage in brokerage and shipping services for wholesalers of both foreign and domestic cut flowers. The Company believes, based upon the experience of management of USA Floral and the Founding Companies, that, upon consummation of the Mergers, it will be one of the largest integrated distributors of floral products in the United States. The Company has approximately 945 employees and serves thousands of customers nationwide from 32 facilities in 17 states. For the year ended December 31, 1996, the Company had pro forma combined revenues of $175.5 million, pro forma combined operating income of $4.8 million and pro forma combined net income of $2.6 million.

INDUSTRY OVERVIEW

  The floriculture industry produces, distributes and markets fresh cut flowers and greens, potted plants and floral-related hardgoods such as vases and glassware, foam for flower arranging, and tools and supplies. Through a network of importers, brokers, shippers and wholesalers, flowers are brought from growing regions throughout the United States and in countries around the world to consumers who purchase from retail florists and mass market distributors such as supermarkets and discount stores.

  Fresh flowers are grown commercially at farms around the world. Principal sources of supply for the United States market are growers in Colombia and Ecuador in South America, Costa Rica and Mexico in Latin America, Holland in Europe, and to a lesser extent Australia and New Zealand in the Pacific Rim. Latin America and South America are the predominant sources of supply for flowers imported into the United States. Domestic sources of supply include farms in California and the Pacific Northwest, as well as Hawaii for tropical varieties and the Northeast for greens that are particularly in demand during the winter holidays. While a limited number of growers operate large, integrated farms, both foreign and domestic growers are typically small businesses operating in a highly fragmented environment.

  Flowers grown abroad arrive at United States ports of entry, principally Miami, Florida, by air each day. Flowers imported into the United States primarily consist of roses, carnations, mums and alstromeria, each of which are imported in a number of varieties. Importers of floral products receive these flowers, generally on consignment, and facilitate their passage through U.S. customs inspection and clearance procedures. Once the flowers have cleared customs, the importers often pre-cool the flowers at their own facilities to help preserve them as they move through the distribution channel. Typically, flowers spend only one or two days in customs clearance and pre-cooling.

  Importers, for foreign flowers, and brokers, for both foreign and domestic flowers, match the available flower supply with demand from wholesalers and bouquet companies. The flowers are shipped to shippers and wholesalers from importers' facilities at ports of entry or from domestic growers on refrigerated trucks, usually arriving at the wholesaler within one to three days. Shippers break large shipments of perishable floral products down into lots sized to meet customer requirements, and then send them to wholesalers, bouquet companies and mass-market retailers. Wholesalers then market and supply fresh flowers and floral products hardgoods to traditional retail florists and mass-market retailers, as well as to bouquet manufacturers.

  Bouquet companies, which have emerged over the past decade to provide pre-packaged products to mass-market retailers, obtain flowers from importers, as well as directly from growers, and, to a lesser extent, from wholesalers and shippers. Bouquet companies employ mass-production techniques in order to replicate cost-effectively a particular floral product design for widespread distribution. They wrap cut flowers in plastic sleeves and produce floral arrangements, which are packaged in shipping containers, for sale through mass market retailers such as the floral departments of grocery stores and discount merchandisers.

  At each stage of the distribution chain, the pricing of cut flowers varies with quality and freshness. As days pass from the time of first cutting, fresh products that remain unsold decline in price, until they are ultimately sold or discarded. Since the freshest, highest-quality flowers command the highest prices, the distribution system effectively rewards the growers that produce the best flowers, the importers and brokers that clear and match flowers with buyers most efficiently, and the wholesalers and bouquet companies that store and preserve flowers most effectively and bring the best products to market most quickly.

  The distribution channel in the floriculture industry is highly fragmented, and consists mainly of small, family-owned firms that operate from a single location or from a small number of outlets in a single region. While floral products have historically been sold at retail through a large number of traditional florists, who continue to serve the majority of consumers, the Company believes, based upon the experience of management of USA Floral and of the Founding Companies, that changes in consumer buying habits are causing more consumers to seek floral products from mass-market retailers such as supermarkets, discount retailers and chain stores. The Company believes that sales in the retail segment of the floriculture industry totaled approximately $15.0 billion in 1996, and that approximately 45% of retail sales are generated by mass market retailers. Management believes that the growing consumer preference for more convenient floral products retailers, together with the potential efficiencies to be achieved from operating floral products businesses on a large scale, have well positioned the floriculture industry for consolidation and provide an attractive opportunity for the Company to build an integrated, nationwide floral products distributor that can serve the growing mass market while continuing to meet the needs of the traditional florists for high quality products and services.

STRATEGY

  The Company believes that it is a leading consolidator in the highly fragmented floral products industry and is therefore uniquely positioned to create a new industry operating model that streamlines distribution, improves product quality and provides better service to retailers, particularly in the mass market. To attain its goals, the Company's strategy is to (i) acquire profitable floral products businesses in each segment of the distribution channel, (ii) empower decentralized local management to stay close to customers and generate new ideas for Company-wide dissemination, (iii) achieve operating efficiencies by combining certain functions at the corporate level, and (iv) introduce new products and services to the traditional retail florist, the mass market supplier and the consumer, including "brand-name" flowers and express services for certain pre-packaged products.

  Pursue Strategic Acquisitions. The Company intends to capitalize upon consolidation opportunities in the U.S. floral products industry by pursuing selective acquisitions in all components of the distribution segment of the industry. To build upon and enhance its nationwide presence, the Company will focus upon opportunities that complement and complete its floral products offerings and in new geographic markets with above-average population growth and floral products consumption. The Company intends to implement an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into its targeted markets. As part of this strategy, the Company plans to make acquisitions of established, high-quality local companies in targeted geographic areas, which can then serve as "hubs" for the acquisition of smaller, synergistic "spokes" in that locality or in surrounding markets. The Company believes that it can successfully integrate the operations of acquired spokes into its hubs, in order to leverage more effectively its sales, marketing and distribution capabilities. Robert J. Poirier, the Company's co-founder, Chairman of the Board, President and Chief Executive Officer, has over 22 years of experience in the floral products industry, with extensive relationships with wholesalers, importers, brokers and bouquet manufacturers. Mr. Poirier's industry knowledge is complemented by the acquisition expertise of Jonathan J. Ledecky, the Company's co-founder and Non-Executive Chairman of the Board. Mr. Ledecky is the founder, Chairman of the Board and Chief Executive Officer of U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services that has been built primarily through the acquisition and integration of over 190 companies since its inception in October 1994, and is the founder and Chairman of Consolidation Capital Corporation, a company founded in February 1997 to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries.

  Operate with Decentralized Management. The Company plans to conduct its operations with a decentralized management approach through which individual management teams will be responsible for the day-to-day operations of the Founding Companies as well as for helping to identify additional acquisition candidates in their respective locales. At the same time, a company-wide team of senior management will provide the Founding Companies with strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local management teams. The Company believes that stock ownership and incentive compensation will help to keep the objectives of local management aligned with those of the Company, and that a decentralized management approach will result in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs of local customers.

  Achieve Operating Efficiencies. The Company believes that it will be able to increase operating efficiency and achieve certain synergies among its constituent businesses. In particular, with larger operational scale, the Company believes that it can increase distribution efficiencies by utilizing shipping and delivery capacity more efficiently. The Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, employee benefits, strategic marketing and legal support, at the corporate level, and to institute a Company-wide management information system. The Company believes that increased scale and administrative integration will enable it not only to operate more efficiently, but also to obtain more favorable discounts and rebates on floral products hardgoods and, to a lesser extent, realize savings on transportation and handling costs of fresh flowers.

  Introduce New Products and Services. The Company believes that over time it will be able to develop and market high-value added products and services, such as "branded" flowers and bouquets specifically identified with quality and consistency. By utilizing its contacts with growers and leveraging its distribution, the Company believes that it can establish specifications for fresh flowers and control product quality at each step in the distribution process, thereby building a brand identification that will command a premium price. The Company also intends to service retailers by providing pre-packaged fresh flowers and arrangements during periods of peak demand, as well as to market floral products through corporate account relationships and other means.

THE FOUNDING COMPANIES

  USA Floral has entered into agreements to acquire the Founding Companies contemporaneously with the consummation of the Offering with a portion of the proceeds therefrom. The consummation of the Mergers is a condition to the consummation of the Offering. USA Floral has conducted no operations and generated no revenues to date.

  The Roy Houff Company. Founded in 1977, Houff is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. Houff purchases floral products from importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Houff has approximately 270 employees. Houff's annual revenues in 1996 were approximately $39.1 million.

  CFX, Inc. Founded in 1974, CFX is an importer and distributor of perishable floral products located in Miami, Florida. CFX imports flowers from approximately 40 farms located primarily in Colombia and Ecuador, and distributes them throughout the United States to approximately 400 wholesale distributors as well as directly to mass market retailers. CFX has approximately 110 employees. CFX's annual revenues in 1996 were approximately $35.7 million.

  Bay State Florist Supply, Inc. Founded in 1952, Bay State is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. Bay State purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass market retailers. Bay State has approximately 190 employees. Bay State's annual revenues in 1996 were approximately $30.6 million.

  Flower Trading Corporation. Founded in 1977, Flower Trading is an importer and distributor of perishable floral products, located in Miami, Florida. Flower Trading imports flowers from farms located primarily in Colombia, Ecuador, Guatemala and Peru and distributes them throughout the United States to approximately 350 wholesale distributors. Flower Trading has approximately 45 employees. Flower Trading's annual revenues in 1996 were approximately $20.3 million.

  United Wholesale Florists, Inc. Founded in 1947, United Wholesale is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. United Wholesale purchases floral products from domestic growers, importers, brokers and shippers and sells them to approximately 3,000 customers, including retail florists and mass marketers. United Wholesale has approximately 175 employees. United Wholesale's revenues for the fiscal year ended June 30, 1997 were approximately $19.7 million.

  American Florist Supply, Inc. Founded in 1994, American Florist is a wholesale distributor of perishable floral products and floral-related hardgoods, located in Woburn, Massachusetts. American Florist purchases floral products from foreign and domestic growers, brokers and importers and sells them to approximately 450 customers, including retail florists and mass market retailers in Maine, Massachusetts, Vermont and New Hampshire. American Florist also provides pre-packaged fresh cut floral bouquets to retail florists and mass-market retailers. American Florist has approximately 70 employees. American Florist's annual revenues in 1996 were approximately $11.7 million.

  Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. Founded in 1993, Monterey Bay, located in Watsonville, California, is a manufacturer of fresh cut flower bouquets, consisting primarily of specialty California-grown flowers. Monterey Bay purchases flowers from 12 importers and nearly 150 domestic growers and distributes them to a supermarket and a discount retailer, each of which has numerous locations throughout the western United States. Monterey Bay has approximately 65 employees. Monterey Bay's annual revenues in 1996 were approximately $9.5 million.

  Alpine Gem Flower Shippers, Inc. Founded in 1978, Alpine Gem is a broker of perishable floral products, operating from one location in Montana and one in California. Alpine Gem purchases flowers from approximately 250 growers, principally located in the United States, and sells flowers on consignment for approximately 18 growers. Alpine Gem distributes flowers to nearly 750 customers, primarily wholesalers, located throughout the U.S. Alpine Gem has approximately 20 employees. Alpine Gem's annual revenues in 1996 were approximately $9.3 million.

COMPANY PRODUCTS AND SERVICES

  Through the Founding Companies, the Company provides a full range of interrelated floral products and services, including importing, brokerage, wholesaling and bouquet manufacturing.

  Importing. Through CFX and Flower Trading, the Company imports fresh flowers, including roses, carnations, mums and alstromeria, from abroad, principally from Colombia and Ecuador. The Company imports flowers daily through the U.S. port of entry in Miami, Florida. CFX and Flower Trading assist in clearing each shipment through U.S. customs and then transfer the flowers to their own facilities for pre-cooling. CFX and Flower Trading then act as intermediaries to link their available stocks of flowers with wholesalers throughout the country. To a limited extent, Alpine Gem also imports flowers grown in the Pacific Rim.

  Brokerage. Through Alpine Gem, the Company serves as a broker for domestic flowers, linking flowers grown primarily in California with wholesalers throughout the United States. Alpine Gem obtains information about maturing fresh flowers in California fields from a network of nearly 100 growers. At the same time, Alpine Gem gauges wholesaler demand for domestic flowers through contacts with wholesale distributors across the country. When matches are made, Alpine Gem obtains the flowers from the growers, breaks them down and repackages them to suit customer requirements and arranges delivery from the grower or from Alpine Gem to the wholesaler or bouquet company by refrigerated trucks operated by third-party shippers. To a lesser extent, CFX and Flower Trading also serve as brokers, arranging for drop shipments of flowers directly to wholesalers and bouquet companies.

  Wholesaling. Wholesalers sell imported and domestic perishable floral products and floral-related hardgoods directly to thousands of retail florists as well as to mass market retailers. The Company operates in Illinois, Virginia and Arizona through Houff; in Massachusetts, Connecticut, New York, New Hampshire and Rhode Island, through Bay State; in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas through United Wholesale; and in Massachusetts, Vermont, New Hampshire and Maine through American Florist. Houff, Bay State and United Wholesale each have multiple branches within a region in order to provide customers with timely and complete service.

  Upon receipt of shipments of flowers from suppliers, the Company's wholesalers process incoming flowers (i.e., break bulk, hydrate, re-cut stems and repackage to suit customer demand) to facilitate further distribution to retailers. In some cases, these wholesalers will also prepare specific arrangements to meet customer needs. Most of the Company's wholesale facilities are able to make deliveries to each of their retail customers once per day, and in some cases twice per day.

  Bouquet Manufacturing. Through Monterey Bay and American Florist, the Company takes fresh flowers obtained from growers or importers and creates pre-packaged bunches or arrangements for distribution to retail florists and mass market retailers, and primarily to a large supermarket chain and a large chain discount retailer.

SALES AND MARKETING

  The Founding Companies each employ a dedicated sales force to market floral products directly to entities at the next level of the distribution chain. Sales and marketing are conducted primarily on a one-to-one basis by telephone calls to established accounts. The Founding Companies employ an aggregate of 275 salespersons. Most of these employees are compensated on a commission basis or through other incentive-based compensation programs that encourage employees to build existing business as well as generate new customer relationships.

  In addition, the Company's wholesalers typically maintain limited "showroom" space, for walk-in business from trade customers, in which hardgoods such as vases and ribbons are displayed for sale. Trade customers can also examine and select fresh flowers from the wholesalers' on-site coolers.

  The Company believes that the nationwide scope and significant scale that it can attain through its acquisition strategy will create opportunities, over time, to promote high-quality, brand-name products, principally through direct sales techniques and retail promotions. In addition, the Company intends to seek corporate account opportunities to market products to selected audiences of employees and corporate purchasing personnel.

SOURCES OF SUPPLY

  Approximately 75% of the fresh flowers sold by the Company are imported from abroad, principally from Colombia and Ecuador; the remaining 25% are grown in the United States, principally in California. Although the Company does not generally enter into contracts with its suppliers, it actively manages relationships with a large number of growers, importers and brokers to obtain high-quality flowers in amounts and at times needed. In addition, when appropriate the Company enters into standing order arrangements with certain importers, which provide for fixed quantity purchases on a fixed price basis throughout the year with higher quantities at that price during peak demand periods, to ensure an adequate supply of flowers during periods of peak demand. The

Company believes that it has good relationships with its suppliers and that the large number of current and potential suppliers should continue to make perishable floral products available to the Company as needed. The Company sources its hardgood products from a number of suppliers. The Company believes that it has good relationships with its suppliers, and that alternative sources of supply are readily available if necessary.

CUSTOMERS

  The Founding Companies have thousands of customers, consisting of other wholesalers and bouquet companies, traditional florists and mass market retailers. Certain other participants in the floriculture industry, including wire services such as Florists' Transworld Delivery Association ("FTD") and order aggregators such as 1-800-FLOWERS (both of which rely upon traditional retail florists such as those supplied by the Company to fulfill their orders), are also indirect customers for the Company's products through the demand that their orders generate at retail florists. The Company generally does not enter into long-term sales contracts with its customers. The Company's sales are generally evidenced by a purchase order or other sales documentation limited to a specific sale. No single customer accounted for more than 5% of the Company's pro forma combined 1996 revenues. To a limited extent, the Founding Companies have historically been suppliers to and customers of each other; the Company expects that these relationships will continue following the Mergers, and that the Company's strategy of fostering cooperation and teamwork may yield new opportunities for the Founding Companies and any subsequently acquired companies to pursue business together.

COMPETITION

  The distribution segment of the floriculture industry is highly competitive, with numerous distributors in each market. The Company competes with other importers, brokers, wholesalers and bouquet companies based upon price, credit terms, breadth of product offerings, product quality, customer service and location. In addition, the Company competes with other buyers and sellers of floral and floral-related products, such as garden centers and farm stores. To the extent that the Company is unable to compete successfully against its existing and future competitors, its business, operating results and financial condition would be materially adversely affected. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon a trend toward consolidation in the floral products industry in order to execute effectively its acquisition and vertical integration strategy. This trend may not continue. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of supply.

FACILITIES

  The Company's corporate offices are located in leased space in Washington, D.C. at 3500 Whitehaven Parkway, Washington, D.C. 20007. The telephone number of its principal executive offices is (202) 333-0800. To accommodate its planned growth, the Company is in the process of seeking a larger headquarters facility in the Washington area, which it intends to lease.

  In addition to its corporate offices, upon consummation of the Mergers the Company will maintain the following facilities:

                                                                                OWNED OR
    FOUNDING COMPANY          LOCATION                 PRINCIPAL USE             LEASED
    ----------------          --------                 -------------            --------
Houff................... Chicago, IL         Headquarters and Distribution       Owned
                                              Facility
                         Chicago, IL         Distribution Facility               Owned
                         Normal, IL          Distribution Facility               Owned
                         Wheeling, IL        Distribution Facility               Owned
                         Phoenix, AZ         Distribution Facility               Owned
                         Norfolk, VA         Distribution Facility               Owned
                         Richmond, VA        Distribution Facility               Leased

                                                                                OWNED OR
    FOUNDING COMPANY          LOCATION                 PRINCIPAL USE             LEASED
    ----------------          --------                 -------------            --------
CFX..................... Miami, FL           Headquarters, Sales Office,         Leased
                                              Distribution Facility
Bay State............... Waltham, MA         Headquarters and Distribution       Leased
                                              Facility
                         Springfield, MA     Distribution Facility               Leased
                         Cromwell, CT        Distribution Facility               Leased
                         Manchester, NH      Distribution Facility               Leased
                         Clifton Park, NY    Distribution Facility               Leased
                         Providence, RI      Distribution Facility               Leased
Flower Trading.......... Miami, FL           Headquarters, Sales Office,         Leased
                                              Distribution Facility
United Wholesale........ Little Rock, AR     Headquarters                        Leased
                         Little Rock, AR     Distribution Facility               Leased
                         Fort Smith, AR      Distribution Facility               Leased
                         Mobile, AL          Distribution Facility               Leased
                         Jackson, MS         Distribution Facility               Owned
                         Tupelo, MS          Distribution Facility               Leased
                         Oklahoma City, OK   Distribution Facility               Owned
                         Tulsa, OK           Distribution Facility               Leased
                         Jackson, TN         Distribution Facility               Owned
                         Memphis, TN         Distribution Facility               Owned
                         Amarillo, TX        Distribution Facility               Leased
                         Longview, TX        Distribution Facility               Leased
                         Texarkana, TX       Distribution Facility               Leased
                         Tyler, TX           Distribution Facility               Leased
American Florist........ Woburn, MA          Headquarters and Distribution       Leased
                                              Facility
Monterey Bay............ Watsonville, CA     Headquarters and Bouquet            Leased
                                              Manufacturing Facility
Alpine Gem.............. Thompson Falls, MT  Headquarters and Sales Office       Leased
                         Watsonville, CA     Sales Office and Distribution       Leased
                                              Facility

  The Company believes that all of the facilities of the Founding Companies are adequate for their respective current and anticipated operations.

EMPLOYEES

  On a pro forma combined basis as of June 30, 1997, the Company employed approximately 945 people, of whom approximately 845 were full-time employees and approximately 100 were part-time employees. Approximately 475 employees were engaged in operations, 275 were engaged in sales, and 195 were engaged in a variety of administrative and managerial functions. Approximately 15 delivery personnel employed by Houff are members of Illinois Local 703 of the International Brotherhood of Teamsters, and are employed pursuant to a collective bargaining agreement. The Company believes that its relations with all of its employees are good.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning each of the executive officers and directors of the Company following the consummation of this Offering:

        NAME         AGE                POSITION WITH THE COMPANY
        ----         ---                -------------------------
 Robert J. Poirier   45  Chairman of the Board, President and Chief Executive
                         Officer
 Jonathan J. Ledecky 39  Non-Executive Chairman of the Board
 Raymond C. Anderson 32  Chief Financial Officer
 Raymond R. Ashmore  53  President of United Wholesale and Person Named to
                         Become a Director
 Jeffrey Brothers    38  President of Monterey Bay and Person Named to Become a
                         Director
 John T. Dickinson   36  President of American Florist and Person Named to
                         Become a Director
 John Q. Graham, Jr. 49  President of Alpine Gem and Person Named to Become a
                         Director
 Dwight Haight       50  President of CFX and Person Named to Become a Director
 Roy O. Houff        56  Chief Executive Officer of Houff and Person Named to
                         Become a Director
 Gustavo Moreno      43  President of Flower Trading Corporation and Person
                         Named to be Director
 William W. Rudolph  64  President of Bay State and Person Named to Become a
                         Director
 Vincent W. Eades    38  Director
 Edward J. Mathias   55  Director
 John A. Quelch      46  Director

  Robert J. Poirier co-founded USA Floral in April 1997 and has since served as its Chairman of the Board, President and Chief Executive Officer. Mr. Poirier served as Vice President of 1-800-FLOWERS from 1993 until March 1997, and was most recently responsible for that company's florist network operations, consisting of 2,500 independent retail florists. From 1989 to 1993, Mr. Poirier served as Group Director of FTD. Mr. Poirier has been employed in the floral products industry for 22 years, and has extensive experience at all levels of the floral distribution channel.

  Jonathan J. Ledecky co-founded USA Floral in April 1997 and has since served as its Non-Executive Chairman of the Board. Mr. Ledecky founded U.S. Office Products Company, a publicly-held supplier of a broad range of office products and business services, in October 1994 and has served since then as its Chairman of the Board and Chief Executive Officer. Since its inception, U.S. Office Products Company has acquired and integrated over 190 companies. In February 1997, Mr. Ledecky founded Consolidation Capital Corporation, a company that will seek to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries. Mr. Ledecky currently serves as Chairman of Consolidation Capital Corporation. From 1991 until September 1994 Mr. Ledecky served as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc.

  Raymond C. Anderson has been the Chief Financial Officer of USA Floral since July 1997. From May 1997 until September 1, 1997, Mr. Anderson served as the President and Chief Operating Officer of Houff. From April 1995 until May 1997, Mr. Anderson served as the Vice President-Finance of Houff. From 1991 until April 1995, Mr. Anderson was associated with the Tax Division of Arthur Andersen & Co.

  Raymond R. Ashmore will serve as President of United Wholesale after the United Wholesale Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Ashmore has served as President of United Wholesale since 1983.

  Jeffrey Brothers will serve as President of Monterey Bay after the Monterey Bay Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Brothers has served as President of Monterey Bay since February 1993. From 1985 until January 1993, Mr. Brothers was President of Brothers Brothers, Inc., a wholesale flower distributor.

  John T. Dickinson will serve as President of American Florist after the American Florist Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Dickinson has served as President of American Florist since 1994. Prior to 1994, Mr. Dickinson served in a number of sales and marketing positions for General Electric Company, most recently as an area sales manager.

  John Q. Graham, Jr. will serve as President of Alpine Gem after the Alpine Gem Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Graham has served as President of Alpine Gem since 1978.

  Dwight Haight will serve as President of CFX after the CFX Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Haight has served as President of CFX, Inc. since 1974.

  Roy O. Houff will serve as Chief Executive Officer of Houff after the Houff Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Houff has served as Chief Executive Officer of Houff since May 1997, and served as President of Houff from 1977 until May 1997.

  Gustavo Moreno will serve as President of Flower Trading after the Flower Trading Merger and as a Director of the Company upon consummation of the Offering. Mr. Moreno has served as President of Flower Trading since 1977.

  William W. Rudolph will serve as President of Bay State after the Bay State Merger and as a Director of USA Floral upon consummation of the Offering. Mr. Rudolph has served in an executive capacity with Bay State since 1962, most recently serving as President of Bay State since 1990.

  Vincent W. Eades has been a Director of USA Floral since July 1997. From April 1995 to the present, Mr. Eades has served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co. Inc. For more than five years prior to April 1995, Mr. Eades was associated with Hallmark Cards Inc., most recently as a General Manager.

  Edward J. Mathias has been a Director of USA Floral since July 1997. Mr. Mathias served as a Director of U.S. Office Products Company since February 1995. Mr. Mathias has served as Managing Director of the Carlyle Group, a Washington, D.C. based merchant bank since 1993. From 1971 to 1993, Mr. Mathias was with T. Rowe Price Associates, Inc., an investment management organization, most recently as a Managing Director.

  John A. Quelch has been a Director of USA Floral since July 1997. Dr. Quelch has been a Director of U.S. Office Products Company since February 1995. Dr. Quelch is the Sebastian S. Kresge Professor of Marketing at the Harvard Business School. Dr. Quelch serves on the board of directors of WPP Group plc, a marketing services company that includes Ogilvy & Mather, J. Walter Thompson and Hill & Knowlton.

  The Company does not currently intend to increase the size of the Board of Directors beyond 13 members.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established an Audit Committee and a Compensation Committee.

  The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. Messrs. Mathias and Quelch are the members of the Audit Committee.

  The Compensation Committee provides a general review of the Company's compensation plans and policies to ensure that they meet corporate objectives. As described below, the Company's existing plans with respect to executive compensation are largely based upon contractual commitments set forth in employment agreements that are either in effect or are to be entered into upon consummation of the Mergers. See "--Executive Compensation." The responsibilities of the Compensation Committee also include administering the 1997 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Ledecky and Mathias are the members of the Compensation Committee.

DIRECTOR COMPENSATION

  Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1997 Non-Employee Directors' Stock Plan. See "--1997 Non-Employee Directors' Stock Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee following the consummation of the Offering are to be Messrs. Ledecky and Mathias.

EXECUTIVE COMPENSATION

  USA Floral was incorporated in April 1997. Effective upon consummation of the Mergers and for the balance of 1997, the Company anticipates that it will, pursuant to employment agreements, pay compensation based on the following annual salaries to its Chief Executive Officer and Chief Financial Officer named below who are to be executive officers of the Company and whom the Company believes will be its only executive officers in 1997 (together, the "Named Executive Officers").

                                                                               LONG-TERM
                                                 ANNUAL COMPENSATION      COMPENSATION AWARDS
                                                 ---------------------   ---------------------
                                                                         SECURITIES UNDERLYING
       NAME                     POSITION           SALARY     BONUS             OPTIONS
       ----                     --------         ---------------------   ---------------------
Robert J. Poirier....... Chairman of the Board,  $    160,000     -- (1)        110,000 (2)
                          President and Chief
                          Executive Officer
Raymond C. Anderson..... Chief Financial Officer $    150,000     -- (3)         50,000 (4)

--------
(1) Mr. Poirier will be entitled to an annual bonus based upon the operating performance of the Company. The terms and amount of the annual bonus will be determined by the Board of Directors.
(2) Consists of options to be granted under the 1997 Long-Term Incentive Plan as of the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to the initial public offering price per share. Options to purchase 60,000 shares will be immediately exercisable, and options to purchase the remaining 50,000 shares will vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.
(3) Will consist of a performance bonus, if any, to be awarded based in part upon the individual's performance and in part upon the operating performance of the Company, on terms to be determined by the Board of Directors.
(4) Consists of options to be granted under the 1997 Long-Term Incentive Plan as of the effective date of the registration statement of which this Prospectus forms a part, at an exercise price equal to $8.00 per share. The options will vest in 25% annual installments over four years commencing on the first anniversary of the date of grant.

1997 LONG-TERM INCENTIVE PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of

Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to 15% of the number of shares of Common Stock outstanding from time to time. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee. The number of shares reserved or deliverable under the Incentive Plan and the annual per-participant limit on the number of shares as to or with reference to which awards may be granted are subject to adjustment in the event of stock splits, stock dividends and certain other corporate events.

  The purpose of the Incentive Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs," and together with ISOs, "Options"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Incentive Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will lapse.

  The Compensation Committee will administer the Incentive Plan and generally select the individuals who will receive awards. In addition, the Compensation Committee will determine the type and number of awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The Incentive Plan also provides that no participant may be granted in any calendar year awards which may be settled by delivery of more than 750,000 shares and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

  The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Incentive Plan, except that (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods, and (ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

  The Incentive Plan will remain in effect until terminated by the Board. The Incentive Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-employee director of (i) an option (an "Initial Grant") to purchase 21,000 shares on the later of the date on which the non-employee director is elected to the Board of Directors or the effective date of the registration statement of which this Prospectus forms a part, and (ii) an option to purchase 6,000 shares on the day after each annual meeting of the Company's stockholders. A total of 300,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and certain other corporate events.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant (in the case of Initial Grants upon the effective date of the registration statement of which this Prospectus forms a part, the initial public offering price per share). Options will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director. Options will vest and become exercisable ratably, 50% six months after the date of initial grant and 50% one year after the date of initial grant. In the event of a change in control of the Company (as defined in the Directors' Plan) prior to normal vesting, all options not already exercisable would become fully vested and exercisable under the Directors' Plan. A non-employee director's death would also cause immediate vesting of his or her non-vested options. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, nonforfeitable shares or nonforfeitable credits representing "deferred shares" settleable at future dates, as elected by the director. The number of shares or "deferred shares" received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

  The Directors' Plan will remain in effect until terminated by the Board or until no shares of Common Stock are available for issuance under the Directors' Plan. The Directors' Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1997 EMPLOYEE STOCK PURCHASE PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

  The Purchase Plan will remain in effect until terminated by the Board or until no shares of Common Stock are available for issuance under the Purchase Plan. The Purchase Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

NEW PLAN BENEFITS

  Upon the effective date of the registration statement of which this Prospectus forms a part, it is contemplated that the Company will grant Options to purchase an aggregate of 816,250 shares of Common Stock under the Incentive Plan at an exercise price equal to the initial public offering price per share. These Options include: (i) Options to purchase an aggregate of 150,000 shares that will be granted to executive officers of the Founding Companies, who will become directors of the Company after consummation of the Mergers; (ii) Options to purchase an aggregate of 50,000 shares to be granted to a non-executive employee; (iii) Options to purchase an aggregate of 306,250 shares to be granted to employees of the Founding Companies in accordance with the Merger Agreements, which provide that options to purchase a number of shares of Common Stock equal to 6.25% of the cash and Common Stock portion of the Merger consideration, based on the initial public offering price, shall be made available to such employees; (iv) Options to purchase an aggregate of 110,000 shares to be granted to the Chief Executive Officer of the Company; and (v) Options to purchase an aggregate of 200,000 shares that will be granted to the Company's Non-Executive Chairman. In addition, pursuant to employment agreements the Company will grant Options under the Incentive Plan to certain employees, including Mr. Anderson, to purchase an aggregate of 100,000 shares of Common Stock at an exercise price equal to $8.00 per share. See "--Employment Agreements." The Board of Directors has also determined to grant Options to purchase 25,000 shares to a non-executive employee at such price. Of the Options granted under the Incentive Plan, Options to purchase 160,000 shares will be immediately exercisable. All of the remaining Options will vest 25% each on the first four anniversaries of the date of grant. All Options granted under the Incentive Plan expire on the tenth anniversary of the date of grant. In addition, it is contemplated that Initial Grants will be made under the Directors' Plan upon the effective date of the registration statement of which this Prospectus forms a part. The following table sets forth certain information with respect to all of the option grants contemplated under the Incentive Plan and the Directors' Plan.

            NAME AND POSITION              DOLLAR VALUE (1) NUMBER OF UNITS (2)
            -----------------              ---------------- -------------------
Robert J. Poirier......................... Not determinable       110,000
 Chairman of the Board, President and
 Chief Executive Officer
Raymond C. Anderson....................... Not determinable        50,000
 Chief Financial Officer
All current executive officers as a
 group.................................... Not determinable       160,000
All current directors who are not
 executive officers as a group............ Not determinable       263,000
All employees, including all current
 officers who are not executive officers,
 as a group............................... Not determinable       235,000

--------
(1) The dollar values of the awards under the Incentive Plan and the Directors' Plan are not determinable at this time, since the options are expected to be granted at an exercise price equal to, or calculated with reference to, the initial public offering price of the Common Stock.
(2) The number of units represents the number of shares of Common Stock underlying the options expected to be granted.

EMPLOYMENT AGREEMENTS

  Effective as of April 22, 1997 and as amended August 6, 1997, USA Floral entered into a two-year Employment Agreement with Robert J. Poirier, pursuant to which USA Floral agreed to employ Mr. Poirier as Chairman of the Board, President and Chief Executive Officer for a term of two years at an annual base salary of $160,000. In addition, the agreement provides that Mr. Poirier will be granted: (i) an option on the effective date of the registration statement of which this Prospectus forms a part to purchase 110,000 shares of Common Stock at an exercise price equal to the initial public offering price per share, which shall be fully vested and immediately exercisable as to 60,000 shares, and which shall vest and become exercisable with respect to 12,500 additional shares on each of the first four anniversaries of the date of the grant; and (ii) an immediately exercisable option on the first anniversary of the effective date of the registration statement of which this Prospectus forms a part to purchase an additional 60,000 shares at an exercise price equal to the then-current fair market value per share. The agreement also includes a two-year post-employment non-competition provision. The agreement provides that Mr. Poirier will be eligible to participate in an incentive bonus program, which is to be established. If Mr. Poirier is terminated without cause, he is entitled to receive his base salary, plus benefits, for the two year period following the termination, and all unvested options become fully vested.

  Upon consummation of the Offering, the Company will enter into a two-year employment agreement with Raymond C. Anderson, the Company's Chief Financial Officer, providing for a base salary of $150,000 for a term of two years, plus a bonus based upon the performance of the Company. The agreement also includes a two-year post-employment non-competition provision. In addition, Mr. Anderson will be granted options to purchase 50,000 shares of Common Stock with an exercise price equal to $8.00 per share. If Mr. Anderson is terminated without cause, he is entitled to receive his base salary plus benefits for the greater of (i) the remainder of the term or (ii) twelve months.

  The Merger Agreements provide that the Company, through its wholly-owned subsidiaries, will enter into employment agreements with certain of the individuals principally responsible for management of the Founding Companies. Each of the agreements described below provides that the employee (i) will receive a specified base salary, (ii) will be employed for a two-year period, (iii) agrees to not compete with the Company for two years following termination of employment and
(iv) is eligible for an annual bonus of up to 100% of base salary based in part on the performance of the applicable Founding Company and in part upon the performance of the Company. Roy O. Houff's employment agreement with Houff will provide that Mr. Houff will be employed for a two-year period with a base salary of $150,000. Dwight Haight's employment agreement with CFX will provide that Mr. Haight will be employed for a two-year period with a base salary of $216,000. William W. Rudolph's employment agreement with Bay State will provide that Mr. Rudolph will be employed for a two-year period with a base salary equal to his current salary through December 31, 1997 and a base salary of $150,000 beginning January 1, 1998. Jeffrey Brother's employment agreement with Monterey Bay will provide that Mr. Brothers will be employed for a two-year period with a base salary of $170,000. In addition, Mr. Brothers will be granted options to purchase 50,000 shares of Common Stock with an exercise price equal to the initial public offering price. John Q. Graham, Jr.'s employment agreement with Alpine Gem will provide that Mr. Graham will be employed for a two-year period with a base salary of $80,000. In addition, Mr. Graham will be granted options to purchase 50,000 shares of Common Stock with an exercise price equal to the initial public offering price. Raymond R. Ashmore's employment agreement with United Wholesale will provide that Mr. Ashmore will be employed for a two-year period with a base salary of $150,000. John T. Dickinson's employment agreement with American Florist will provide that Mr. Dickinson will be employed for a two-year period with a base salary of $150,000. In addition, Mr. Dickinson will be granted options to purchase 50,000 shares of Common Stock, with an exercise price equal to the initial public offering price. Gustavo Moreno's employment agreement with Flower Trading will provide that Mr. Moreno will be employed for a two-year period with a base salary of $270,000.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between USA Floral and certain persons who will become officers, directors and principal stockholders of the Company following the Mergers and the Offering. In addition, set forth below is certain information regarding transactions and relationships prior to the Mergers between certain of the Founding Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF USA FLORAL

  USA Floral was founded as a holding company to acquire businesses in the floral products distribution industry. Prior to the Mergers and the Offering, USA Floral issued 2,400,000 shares of Common Stock for cash to its co-founders and initial investors, including 1,000,000 shares to Robert J. Poirier and 1,100,000 shares to Jonathan J. Ledecky. Mr. Poirier is the co-founder, Chairman of the Board, President and Chief Executive Officer of USA Floral and Mr. Ledecky is its co-founder and Non-Executive Chairman of the Board. For information regarding certain employment arrangements between the Company and certain directors, officers and key employees, see "Management--Employment Agreements."

THE MERGERS

  Simultaneously with and as a condition to the consummation of the Offering, USA Floral will acquire in eight separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate consideration of $63.7 million, which consists of: (i) $42.4 million in cash to be paid to the stockholders of the Founding Companies, which will be paid from the proceeds of the Offering (before giving effect to the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables); (ii) $4.0 million in cash to fund S Corporation distributions to the stockholders of CFX and Alpine Gem, which will be paid from the proceeds of the Offering; and (iii) the $17.3 million estimated fair value of 1,334,050 shares of Common Stock to be issued to the stockholders of the Founding Companies. In addition, the Company may pay additional consideration of up to $0.5 million in cash and issue up to $5.4 million in shares of Common Stock (approximately 415,385 shares, assuming a price per share equal at the calculation date to the initial public offering price of $13.00 per share) (or, in the event the fair market value per share is less than $10.00, such additional shares of Common Stock or, at the Company's option, cash as is necessary so that the stockholders receive consideration equal to $10.00 per share), pursuant to earn-out arrangements with two of the Founding Companies. The Company will also assume a tax liability of one of the Founding Companies of approximately $0.5 million. Following the consummation of the Mergers, the aggregate long-term indebtedness of the Company will be approximately $3.5 million, which will comprise long-term debt of the Founding Companies upon the Merger. The purchase price for each Founding Company was determined based on negotiations between USA Floral and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, cash flows, historical operating results, growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table contains information concerning the aggregate cash to be paid, Common Stock to be issued (at an initial public offering price of $13.00 per share) and S Corporation distributions to be made in connection with the Mergers:

                                     S CORP.     SHARES OF     VALUE OF SHARES OF     TOTAL
FOUNDING COMPANY         CASH     DISTRIBUTIONS COMMON STOCK      COMMON STOCK    CONSIDERATION
----------------         -----    ------------- ------------   ------------------ -------------
                                                   (IN MILLIONS)
Houff................... $11.0          --             --              --             $11.0
CFX.....................   5.8        $ 4.0        250,000           $ 3.2             13.0
Bay State...............   6.0          --         495,550             6.4             12.4
Flower Trading..........   5.9(1)       --         160,000             2.1              8.0
United Wholesale........   4.8          --         268,500             3.5              8.3
American Florist........   4.8          --             -- (2)          -- (2)           4.8(2)
Monterey Bay............   2.5          --             -- (3)          -- (3)           2.5(3)
Alpine Gem..............   1.6          -- (4)     160,000             2.1              3.7
                         -----        -----      ---------           -----            -----
  Total................. $42.4(5)     $ 4.0      1,334,050           $17.3            $63.7
                         =====        =====      =========           =====            =====

--------
(1) Does not include an estimated tax liability of approximately $0.5 million payable after consummation of the Flower Trading Merger, which is to be assumed by the Company in connection with the Flower Trading Merger.
(2) The sellers of American Florist have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of shares of Common Stock with an aggregate value of up to $2.4 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31, 1997). The earn-out is based upon American Florist's 1997 earnings before interest and taxes.
(3) The sellers of Monterey Bay have entered into an earn-out arrangement pursuant to which the sellers may receive additional consideration consisting of up to $0.5 million in cash and shares of Common Stock with an aggregate value of up to $3.0 million (based on the average closing price of the Common Stock for the ten trading days prior to December 31,
    1997). The earn-out is based upon Monterey Bay's 1997 earnings before interest and taxes.
(4) The amount of the Alpine Gem S Corporation distribution is $42,000.
(5) Does not reflect the receipt by the Company upon consummation of the Mergers of approximately $1.7 million of net related party receivables. See "Use of Proceeds."

THE ROY HOUFF COMPANY

  USA Floral will acquire all of the outstanding stock of Houff in a reverse subsidiary merger for $11.0 million in cash. In connection with the Houff Merger, Roy O. Houff, the Chief Executive Officer and sole stockholder of Houff, will become a Director of the Company. Mr. Houff will enter a two-year covenant not to compete with the Company and its subsidiaries and a two-year employment agreement with the subsidiary of the Company that operates the Houff business after the Houff Merger.

  Mr. Houff is the sole stockholder of RHI Industries, Inc. ("RHI Industries"). Houff pays management fees, vehicle lease payments and health insurance premiums to RHI Industries, which payments totaled $1.0 million in the year ended December 31, 1996. All payments to RHI Industries will be terminated upon consummation of the Merger. Houff leases six of its seven facilities from Mr. Houff. Lease payments totaled $0.5 million for the year ended December 31, 1996. The properties owned by Mr. Houff will be acquired by Houff prior to the Houff Merger and the lease arrangement will thereupon be terminated. From time to time, Houff loaned funds to Mr. Houff. As of December 31, 1996 Mr. Houff owed approximately $0.1 million to Houff. All amounts due from Mr. Houff will be repaid to Houff upon consummation of the Houff Merger.

CFX, INC.

  USA Floral will acquire all of the outstanding stock of CFX in a reverse subsidiary merger for: (i) $5.8 million in cash; (ii) $4.0 million in cash, representing the amount of CFX's accumulated adjustments account, which will be distributed to the stockholders of CFX immediately prior to the consummation of the CFX Merger (which amount is estimated to be approximately $4.0 million); and (iii) 250,000 shares of Common Stock. In connection with the CFX Merger, Dwight Haight, the President of CFX, will become a Director of the Company. Mr. Haight will receive approximately $2.8 million in cash and 118,750 shares of Common Stock for his shares of capital stock of CFX. Mr. Haight will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the CFX business after the CFX Merger.

  Dwight Haight, who will be named a Director of the Company upon consummation of the Offering, owns 25% of two farms, Miramonte and Mocari, both of which are located in Colombia (of the other 75% interest, 25% is held by a current stockholder of CFX). CFX purchases roses from these farms on a consignment basis, which purchases totaled $12.0 million in the year ended December 31, 1996. Mr. Haight owns 50% of La Fleurette, a bouquet manufacturer with which CFX conducts business (the other 50% interest is held by a current stockholder of CFX). Sales to and purchases from La Fleurette in the year ended December 31, 1996 totaled $3.9 million and $0.3 million, respectively. CFX provides management services to La Fleurette, for which services La Fleurette paid fees totaling $0.6 million in the year ended December 31, 1996. The Company intends to renegotiate, as necessary, all arrangements with related parties so that all continuing obligations of CFX thereunder are no greater than those the Company would agree to with unaffiliated third parties. Mr. Haight owns 50% of Floraltech, Inc., an entity that manages CFX's Colombian business activities (the other 50% interest is held by a current stockholder of CFX). CFX paid $0.3 million to Floraltech, Inc. in the year ended December 31, 1996. The CFX Merger Agreement provides that, upon consummation of the Merger, CFX will acquire the stock of Floraltech, Inc. for $10.00. Mr. Haight owns 50% of Flying High Venture, from which entity CFX leases its facility in Miami, Florida (the other 50% interest is held by a current stockholder of CFX). Lease payments to Flying High Venture in the year ended December 31, 1996 totaled $0.2 million. In connection with Flying High Venture's financing of the acquisition of the real property, CFX guaranteed an industrial revenue bond and a term loan to Flying High Venture. CFX's guaranty obligation under the industrial revenue bond is secured by a pledge of all of the assets of CFX. As of December 31, 1996, the outstanding principal balance of the industrial revenue bond and the term loan in the aggregate was $4.9 million. Interest on the industrial revenue bond and the term loan accrues at an effective annual rate of 7.48% and 9.44%, respectively. While USA Floral will not assume any guaranty obligation and will not become an obligor under the bond or the term loan, CFX will continue to be a guarantor of the industrial revenue bond and term loan following consummation of the Merger. From time to time, CFX has advanced funds to Mr. Haight. As of June 30, 1997, the total amount owed to CFX by Mr. Haight was approximately $0.2 million. All amounts due to CFX from Mr. Haight will be repaid to CFX upon consummation of the CFX Merger.

BAY STATE FLORIST SUPPLY, INC.

  USA Floral will acquire all of the outstanding stock of Bay State in a reverse subsidiary merger for $6.0 million in cash and 495,550 shares of Common Stock. In connection with the Bay State Merger, William W. Rudolph, the President of Bay State, will become a Director of the Company. Mr. Rudolph will receive approximately $0.5 million in cash and 43,000 shares of Common Stock for his shares of capital stock of Bay

State. Mr. Rudolph will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Bay State business after the Bay State Merger.

  Mr. Rudolph owns 8.7% of Cromwell Floral Properties LLC ("Cromwell"), which is the owner of a building in Cromwell, Connecticut from which Bay State operates a wholesale distribution facility. Bay State made rental payments to Cromwell in the amount of $0.1 million for the year ended December 31, 1996. The Company intends to renegotiate, if necessary, the lease so that its terms are no less favorable than those the Company could obtain from an unaffiliated third party.

  Pursuant to a deferred compensation arrangement entered into between Bay State and Mr. Rudolph in July 1976 and amended in August 1984 and March 1997, Mr. Rudolph is to receive deferred compensation of $35,000 per year for the 10 years following the termination of his employment with Bay State.

FLOWER TRADING CORPORATION

  USA Floral will acquire all of the outstanding stock of Flower Trading in a reverse subsidiary merger for $5.9 million in cash and 160,000 shares of Common Stock. In addition, the Company will assume an estimated tax liability of Flower Trading of approximately $0.5 million. In connection with the Flower Trading Merger, Gustavo Moreno, the President of Flower Trading, will become a Director of the Company. Mr. Moreno will receive approximately $0.8 million in cash and 22,400 shares of Common Stock for his shares of capital stock of Flower Trading. Mr. Moreno will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the subsidiary of the Company that operates the Flower Trading business after the Merger.

  Flower Trading owns a 75% interest in UltraFlora Corporation Limited ("UltraFlora"). Flower Trading provides handling services to UltraFlora. In the year ended December 31, 1996, UltraFlora paid Flower Trading $0.2 million for such services. Prior to the Flower Trading Merger, Flower Trading will sell its ownership interest in UltraFlora directly to one of the stockholders of Flower Trading.

UNITED WHOLESALE FLORISTS, INC. AND UNITED WHOLESALE FLORISTS OF AMERICA, INC.

  USA Floral will acquire all of the outstanding stock of United Wholesale in a reverse subsidiary merger for $4.8 million in cash and 268,500 shares of Common Stock. In connection with the United Wholesale Merger, R. Raymond Ashmore, the President of United Wholesale, will become a Director of the Company. Mr. Ashmore will receive approximately $1.0 million in cash and 98,625 shares of Common Stock for his shares of capital stock of United Wholesale. Mr. Ashmore will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the United Wholesale business after the United Wholesale Merger.

  Mr. Ashmore owns 33% of United Properties, an entity from which United Wholesale leases eight of its facilities. Lease payments made by United Wholesale to United Properties in the year ended December 31, 1996 totaled $0.3 million. United Wholesale leases its corporate headquarters from a partnership in which United Properties has a 50% interest. Lease payments to the affiliate in the year ended December 31, 1996 totaled $0.1 million. The Company will be granted a five-year option to purchase the property leased from these affiliated entities.

  United Wholesale has made advances to Mr. Ashmore totaling $34,000 in the year ended December 31, 1996 and to United Properties totaling $1.1 million as of March 31, 1997. Upon consummation of the United Wholesale Merger, Mr. Ashmore and United Properties will pay to United Wholesale the balance of these advances.

AMERICAN FLORIST SUPPLY, INC.

  USA Floral will acquire all of the outstanding stock of American Florist in a reverse subsidiary merger for $4.8 million in cash. In connection with the American Florist Merger, John T. Dickinson, the President of

American Florist, will become a Director of the Company. Mr. Dickinson is the sole stockholder of American Florist. Mr. Dickinson will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the American Florist business after the American Florist Merger. Mr. Dickinson will receive options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. In addition, Mr. Dickinson may receive a contingent payment of up to $2.4 million, based on American Florist's earnings before interest and taxes for the year ended December 31, 1997. The contingent payment is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The American Florist Merger Agreement provides that if the average closing price is less than $10 per share, then the Company, at its sole option, may satisfy the contingent payment obligation, if any over 240,000 shares, by issuance of additional shares of Common Stock, or payment of cash, or a combination of cash and Common Stock.

  Mr. Dickinson has an ownership interest in a rose farm in Ecuador ("Meadow Flowers"). Mr. Dickinson's spouse is the sole stockholder of Farm Direct Flowers, Inc., which has a 13.5% interest in Meadow Flowers. American Florist purchases roses, as well as other types of flowers, from Meadow Flowers; for the year ended December 31, 1996, purchases from Meadow Flowers totaled $0.1 million. Upon consummation of the American Florist Merger, the Company intends to evaluate the terms of purchases made from Meadow Flowers to ensure that the terms are no less favorable than those the Company could obtain from an unaffiliated third party.

MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

  USA Floral will acquire all of the outstanding stock of Monterey Bay in a reverse subsidiary merger for $2.5 million in cash. In connection with the Monterey Bay Merger, Jeffrey Brothers, the President of Monterey Bay, will become a Director of the Company. Mr. Brothers will receive $1.0 million in cash for his shares of capital stock of Monterey Bay. Mr. Brothers will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the Monterey Bay business after the Monterey Bay Merger. Mr. Brothers will receive options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. The stockholders of Monterey Bay, including Mr. Brothers, may receive a contingent payment of up to $3.5 million, based on Monterey Bay's earnings before interest and taxes for the year ended December 31, 1997. Of the contingent payment, $0.5 million is payable in cash and $3.0 million is payable in Common Stock. The number of shares to be issued in satisfaction of the contingent payment will be calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997. The Monterey Bay Merger Agreement provides that if the average closing price is less than $10 per share, then the Company, at its sole option may satisfy the contingent payment obligation, if any, over 300,000 shares by issuance of additional shares of Common Stock, or payment of cash, or a combination of cash and Common Stock.

  Jeffrey Brothers has a 40% interest in the entity that owns the property which Monterey Bay leases. Monterey Bay's lease payments totaled $0.1 million in the year ended December 31, 1996. Upon consummation of the Merger, the Company intends to retain the lease, which terminates December 31, 1999 and provides for monthly rental payments of $12,000.

ALPINE GEM FLOWER SHIPPERS, INC.

  USA Floral will acquire all of the outstanding stock of Alpine Gem for (i) $1.6 million in cash; (ii) S Corporation distributions of approximately $42,000; and (iii) 160,000 shares of Common Stock. In connection with the Alpine Gem Merger, John Q. Graham, Jr., will become a Director of the Company. Mr. Graham will receive $0.8 million in cash and 80,000 shares of Common Stock for his shares of capital stock of Alpine Gem. Mr. Graham will enter into a two-year covenant not to compete with the Company and its affiliates and a two-year employment agreement with the subsidiary of the Company that operates the business after the Alpine Gem Merger. Mr. Graham will receive options to purchase 50,000 shares of Common Stock at an exercise price per share equal to the initial public offering price.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 15, 1997, assuming completion of the Mergers, and as adjusted to reflect the sale of the Common Stock being offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company;
(iii) each director of the Company and each person named to become a director; and (iv) all of the Company's directors, persons named to become directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                              PERCENTAGE OF
                                                            COMMON STOCK OWNED
                                                           --------------------
                                          NUMBER OF SHARES BEFORE THE AFTER THE
            BENEFICIAL OWNER              OF COMMON STOCK   OFFERING  OFFERING
            ----------------              ---------------- ---------- ---------
Jonathan J. Ledecky (1)..................    1,310,000        33.2      14.6
 c/o U.S.A. Floral Products, Inc.
 3500 Whitehaven Parkway
 Washington, D.C. 20007
Robert J. Poirier (2)....................    1,060,000        27.9      12.1
 c/o U.S.A. Floral Products, Inc.
 3500 Whitehaven Parkway
 Washington, D.C. 20007
Raymond C. Anderson......................          --            *         *
Vincent W. Eades.........................          --            *         *
Edward J. Mathias (3)....................      100,000         2.7       1.1
John A. Quelch...........................       25,000           *         *
Raymond R. Ashmore.......................       98,625         2.6       1.1
Jeffrey Brothers.........................          --            *         *
John T. Dickinson........................          --            *         *
John Q. Graham, Jr. .....................       80,000         2.1         *
Dwight Haight............................      118,750         3.2       1.4
Roy O. Houff.............................          --            *         *
Gustavo Moreno...........................       22,400           *         *
William W. Rudolph.......................       42,955         1.2         *
All directors, persons named to become
 directors,
 and executive officers, as a group (4)..    2,857,730        71.4      31.7

--------
*Less than one percent.
(1) Includes 210,000 shares issuable upon the exercise of options to be granted to Mr. Ledecky on the effective date of the registration statement of which this Prospectus forms a part, which options will be immediately exercisable. Mr. Ledecky intends to exercise an option to purchase 110,000 of such shares, which was granted in order to facilitate the treatment of the issuance of the shares in the Mergers as a tax-free exchange under
    Section 351 of the Internal Revenue Code.
(2) Includes 60,000 shares issuable upon the exercise of an option to be granted to Mr. Poirier on the effective date of the registration statement of which this Prospectus forms a part, which option will be immediately exercisable. Also includes 100,000 shares held by a trust for the benefit of Mr. Poirier's spouse and children. Mr. Poirier disclaims beneficial ownership of all such shares.
(3) Includes 50,000 shares owned by Mr. Mathias' daughter. Mr. Mathias disclaims beneficial ownership of all such shares.
(4) Includes 270,000 shares issuable upon the exercise of immediately exercisable options. See Notes (1) and (2).

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF
INCORPORATION

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

  The Company's Certificate of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Ashmore, Haight, Houff and Rudolph will be Class I directors whose terms will expire in 1998. Messrs. Brothers, Dickinson, Graham and Moreno will be Class II directors whose terms will expire in 1999. Messrs. Poirier, Ledecky, Eades, Mathias and Quelch are Class III directors whose terms will expire in 2000. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

  The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

REGISTRATION RIGHTS

  Pursuant to the Merger Agreements, the Company granted to the recipients of Common Stock in the Mergers the right to include all or a portion of the shares of Common Stock held by them in any registration by the Company under the Securities Act of shares of Common Stock, other than a registration on Form S-4 or Form S-8 or their then equivalents, and other than a "shelf" registration of securities for sale by the Company. Such a registration will be at the expense of the Company, other than underwriting discounts and commissions, which will be borne by the sellers of the shares. The Company has also granted such registration rights to Messrs. Poirier and Ledecky on substantially the same terms.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 8,734,050 shares of Common Stock outstanding, based upon the number of shares outstanding as of September 15, 1997 and assuming consummation of the Mergers, but without giving effect to the anticipated exercise by Mr. Ledecky of an option to purchase 110,000 shares of Common Stock. The 5,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining 3,734,050 outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 3,438,000 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Merger Agreements or pursuant to such rights granted to Mr. Ledecky and Mr. Poirier. The additional shares (approximately 415,385 shares, assuming a price per share at the calculation date equal to the initial public offering price of $13.00 per share) that may be issued to stockholders of two of the Founding Companies pursuant to earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, upon consummation of the Offering, 1,051,250 shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part, of which options to purchase 270,000 shares are immediately exercisable. Such options include an option to purchase 110,000 shares to be granted to Jonathan J. Ledecky to facilitate the treatment of the shares to be issued in the Mergers as a tax-free exchange under the Internal Revenue Code. Mr. Ledecky has indicated his intention to exercise such option on or about the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable upon exercise of all such options (other than the option to purchase 110,000 shares to be granted to Mr. Ledecky).

  In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding shares of Common Stock (approximately 83,000 shares immediately after completion of the Offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

  The Company, each of its directors and officers and stockholders have agreed with the Underwriters, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. The holders of the shares of Common Stock issued or to be issued in the Mergers and certain related persons have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

  Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors--No Prior Market for Common Stock; Possible Volatility of Stock Price."

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, BancAmerica Robertson Stephens and Smith Barney Inc. are acting as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER
                   NAME                                               OF SHARES
                   ----                                               ---------
     Morgan Stanley & Co. Incorporated............................... 1,133,334
     BancAmerica Robertson Stephens.................................. 1,133,333
     Smith Barney Inc................................................ 1,133,333
     Advest, Inc.....................................................   160,000
     J.C. Bradford & Co..............................................   160,000
     Blackford Securities Corp.......................................   160,000
     BT Alex. Brown Incorporated.....................................   160,000
     Friedman, Billings, Ramsey & Co., Inc...........................   160,000
     Furman Selz LLC.................................................   160,000
     Janney Montgomery Scott Inc.....................................   160,000
     Edward D. Jones & Co., L.P......................................   160,000
     Oppenheimer & Co., Inc..........................................   160,000
     Sands Brothers & Co., Ltd.......................................   160,000
                                                                      ---------
       Total......................................................... 5,000,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $.55 a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $.10 a share to other Underwriters or to certain other dealers.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

  The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol "ROSI."

  At the request of the Company, the Underwriters have reserved up to 310,000 shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and to certain other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

  Each of the Company and the directors, executive officers and stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, with certain limited exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contact to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (w) the sale of the Shares to the Underwriters, (x) the issuance by the Company of the shares of Common Stock upon the exercise of any option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (y) the issuance of shares to be used as consideration for future acquisitions or (z) the grant of options under the Company's stock option plans, provided such options do not vest prior to the 180-day period referenced herein, and provided further that, in the case of subclauses (x) and (y), the recipient of any such shares agrees to be bound by the transfer restrictions set forth herein.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the shares of Common Stock offered hereby will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The financial statements of USA Floral as of June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Houff, Bay State, and Flower Trading, as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of American Florist, Monterey Bay and Alpine Gem as of December 31, 1995 and 1996 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of United Wholesale as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of CFX as of December 31, 1996 and for the year then ended have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of CFX as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the report of Madsen, Sapp, Mena, Rodriguez & Co., P.A. independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                          U.S.A. FLORAL PRODUCTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE #
                                                                        ------
U.S.A. FLORAL PRODUCTS, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL
 STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements....   F-3
  Unaudited Pro Forma Combined Balance Sheet...........................   F-4
  Unaudited Pro Forma Combined Statement of Operations.................   F-5
  Notes to Unaudited Pro Forma Combined Financial Statements...........   F-8
U.S.A. FLORAL PRODUCTS, INC.
  Report of Independent Accountants....................................  F-15
  Balance Sheet........................................................  F-16
  Notes to Financial Statements........................................  F-17
THE ROY HOUFF COMPANY
  Report of Independent Accountants....................................  F-20
  Balance Sheet........................................................  F-21
  Statement of Operations..............................................  F-22
  Statement of Stockholder's Equity....................................  F-23
  Statement of Cash Flows..............................................  F-24
  Notes to Financial Statements........................................  F-25
CFX, INC.
  Report of Independent Accountants....................................  F-30
  Independent Auditors' Report.........................................  F-31
  Balance Sheet........................................................  F-32
  Statement of Operations..............................................  F-33
  Statement of Stockholders' Equity....................................  F-34
  Statement of Cash Flows..............................................  F-35
  Notes to Financial Statements........................................  F-36
BAY STATE FLORIST SUPPLY, INC.
  Report of Independent Accountants....................................  F-42
  Balance Sheet........................................................  F-43
  Statement of Operations..............................................  F-44
  Statement of Stockholders' Equity....................................  F-45
  Statement of Cash Flows..............................................  F-46
  Notes to Financial Statements........................................  F-47
FLOWER TRADING CORPORATION
  Report of Independent Accountants....................................  F-53
  Balance Sheet........................................................  F-54
  Consolidated Statement of Operations.................................  F-55
  Consolidated Statement of Stockholders' Equity.......................  F-56
  Consolidated Statement of Cash Flows.................................  F-57
  Notes to Consolidated Financial Statements...........................  F-58

                                                                          PAGE #
                                                                          ------
UNITED WHOLESALE FLORISTS, INC.
  Report of Independent Accountants......................................  F-64
  Balance Sheet..........................................................  F-65
  Combined Statement of Operations.......................................  F-66
  Combined Statement of Stockholders' Equity.............................  F-67
  Combined Statement of Cash Flows.......................................  F-68
  Notes to Combined Financial Statements.................................  F-69
AMERICAN FLORIST SUPPLY, INC.
  Report of Independent Accountants......................................  F-76
  Balance Sheet..........................................................  F-77
  Statement of Operations................................................  F-78
  Statement of Stockholder's Equity......................................  F-79
  Statement of Cash Flows................................................  F-80
  Notes to Financial Statements..........................................  F-81
MONTEREY BAY BOUQUET, INC.
  Report of Independent Accountants......................................  F-86
  Combined Balance Sheet.................................................  F-87
  Combined Statement of Operations.......................................  F-88
  Combined Statement of Stockholders' Equity.............................  F-89
  Combined Statement of Cash Flows.......................................  F-90
  Notes to Combined Financial Statements.................................  F-91
ALPINE GEM FLOWER SHIPPERS, INC.
  Report of Independent Accountants......................................  F-96
  Balance Sheet..........................................................  F-97
  Statement of Operations................................................  F-98
  Statement of Stockholders' Equity......................................  F-99
  Statement of Cash Flows................................................ F-100
  Notes to Financial Statements.......................................... F-101

                         U.S.A. FLORAL PRODUCTS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the acquisitions by U.S.A. Floral Products, Inc. ("USA Floral") of the outstanding capital stock of The Roy Houff Company, CFX, Inc., Flower Trading Corporation, Bay State Florist Supply, Inc., United Wholesale Florists, Inc., American Florist Supply, Inc., Monterey Bay Bouquet and Alpine Gem Flower Shippers, Inc. (together, the "Founding Companies"). These acquisitions (the "Mergers") will occur simultaneously with the closing of USA Floral's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. USA Floral is deemed to be the accounting acquiror.

  The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on June 30, 1997. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1996. The pro forma combined statements of operations reflect the operating results of each of the Founding Companies for their fiscal year ending December 31, 1996 and the interim six month periods ending June 30, 1996 and 1997; in the case of USA Floral, which was incorporated in April 1997, no operations were conducted in the year ended December 31, 1996 or the six months ended June 30, 1996. USA Floral and each of the Founding Companies have fiscal years ending December 31, with the exception of United Wholesale, whose fiscal year end is June 30. Specifically, for purposes of the December 31, 1996 pro forma income statement, United Wholesale's operating results for the year ended June 30, 1996 were adjusted by adding subsequent interim period July 1, 1996 to December 31, 1996 and subtracting the six months ended July 1, 1995 to December 31, 1995. The pro forma income statements for the six months ended June 30, 1996 and 1997 represent United Wholesale's operating results for these respective interim periods.

  USA Floral has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the Founding Companies. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses, and benefits in connection with the merger transactions, these reductions have been reflected in the pro forma combined statement of operations. With respect to other potential cost savings, USA Floral has not and cannot quantify these savings until completion of the combination of the Founding Companies. Additionally, the pro forma combined statement of operations gives effect to anticipated compensation of USA Floral's new corporate management and associated costs of being a public company.

  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what USA Floral's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of USA Floral's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                         U.S.A. FLORAL PRODUCTS, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1997
                                (IN THOUSANDS)

                                                                                                    PRO FORMA
                                                                                                      MERGER
                                                                                                     ADJUST-
                       USA      ROY    CFX,     BAY    FLOWER   UNITED   AMERICAN MONTEREY ALPINE     MENTS     PRO FORMA
                      FLORAL   HOUFF   INC.    STATE   TRADING WHOLESALE FLORIST    BAY      GEM   (SEE NOTE 3) COMBINED
                      ------  ------- ------- -------  ------- --------- -------- -------- ------- ------------ ---------
ASSETS
Cash and cash
 equivalents........  $ 317   $    61 $ 2,284 $ 1,714  $   862  $   625  $   421  $   319  $   131   $   (800)  $  5,934
Accounts receivable,
 net................            3,210   3,916   3,076    2,526    1,186    1,379      912    1,441                17,646
Inventories.........            1,144           1,751       47    1,963       91      181                          5,177
Due from related
 parties............                      210     380       40    1,240                                (1,620)       250
Due from
 stockholders.......                                                389                                  (389)
Prepaid expenses and
 other..............    455       172     187     106      169      127       25       28       20                 1,289
                      -----   ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total current
     assets.........    772     4,587   6,597   7,027    3,644    5,530    1,916    1,440    1,592     (2,809)    30,296
Property and
 equipment, net.....            1,907     352   1,605      332    1,886      289      175       23      3,131      9,700
Due from related
 parties............                        8                                                                          8
Due from
 stockholders.......                      602                                          52                (654)
Deferred taxes......                                        90                                            188        278
Goodwill, net.......                                                222      287                       43,566     44,075
Other assets........                      468     478      145      114       88      124                          1,417
                      -----   ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total assets....  $ 772   $ 6,494 $ 8,027 $ 9,110  $ 4,211  $ 7,752  $ 2,580  $ 1,791  $ 1,615   $ 43,422   $ 85,774
                      =====   ======= ======= =======  =======  =======  =======  =======  =======   ========   ========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
Short-term debt.....  $       $   220 $    19 $   281  $   104  $ 1,987  $        $    84  $   845   $          $  3,540
Notes payable to
 stockholders.......               21                               558                                  (579)
Accounts payable and
 accrued expenses...    400     3,399   2,480   2,467      922    2,390      885      784                         13,727
Due to related
 parties............                      282              581                                                       863
Income taxes
 payable............                                       250      210       32      254                 500      1,246
Payable to
 stockholders.......                                                                                   44,637     44,637
                      -----   ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total current
     liabilities....    400     3,640   2,781   2,748    1,857    5,145      917    1,122      845     44,558     64,013
Long-term debt......              390      12     396      339      356      598       36               1,442      3,569
Other...............                              400                61       25       37                            523
                      -----   ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total
     liabilities....    400     4,030   2,793   3,544    2,196    5,562    1,540    1,195      845     46,000     68,105
Stockholders'
 equity:
  Common stock......      2       250       3       5      150       11      400       78      727     (1,622)         4
  Additional paid-in
   capital..........    400       175      57     376      328                         25              16,334     17,695
  Retained
   earnings.........    (30)    2,039   5,174   5,661    1,537    2,179      640      493       43    (17,766)       (30)
  Less: Treasury
   stock                                         (476)                                                    476
                      -----   ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total
     stockholders'
     equity.........    372     2,464   5,234   5,566    2,015    2,190    1,040      596      770     (2,578)    17,669
                      -----   ------- ------- -------  -------  -------  -------  -------  -------   --------   --------
    Total
     liabilities and
     stockholders'
     equity.........  $ 772   $ 6,494 $ 8,027 $ 9,110  $ 4,211  $ 7,752  $ 2,580  $ 1,791  $ 1,615   $ 43,422   $ 85,774
                      =====   ======= ======= =======  =======  =======  =======  =======  =======   ========   ========
                       PRO FORMA
                        OFFERING
                        ADJUST-
                         MENTS        AS
                      (SEE NOTE 3) ADJUSTED
                      ------------ ---------
ASSETS
Cash and cash
 equivalents........    $15,048    $ 20,982
Accounts receivable,
 net................                 17,646
Inventories.........                  5,177
Due from related
 parties............                    250
Due from
 stockholders.......
Prepaid expenses and
 other..............       (455)        834
                      ------------ ---------
    Total current
     assets.........     14,593      44,889
Property and
 equipment, net.....                  9,700
Due from related
 parties............                      8
Due from
 stockholders.......
Deferred taxes......                    278
Goodwill, net.......                 44,075
Other assets........                  1,417
                      ------------ ---------
    Total assets....    $14,593    $100,367
                      ============ =========
LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
Short-term debt.....    $          $  3,540
Notes payable to
 stockholders.......
Accounts payable and
 accrued expenses...       (400)     13,327
Due to related
 parties............                    863
Income taxes
 payable............                  1,246
Payable to
 stockholders.......    (44,637)
                      ------------ ---------
    Total current
     liabilities....    (45,037)     18,976
Long-term debt......                  3,569
Other...............                    523
                      ------------ ---------
    Total
     liabilities....    (45,037)     23,068
Stockholders'
 equity:
  Common stock......          5           9
  Additional paid-in
   capital..........     59,625      77,320
  Retained
   earnings.........                    (30)
  Less: Treasury
   stock
                      ------------ ---------
    Total
     stockholders'
     equity.........     59,630      77,299
                      ------------ ---------
    Total
     liabilities and
     stockholders'
     equity.........    $14,593    $100,367
                      ============ =========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                           PRO FORMA
                                                                                                            ADJUST-       PRO
                    USA     ROY       CFX,      BAY      FLOWER    UNITED    AMERICAN  MONTEREY  ALPINE      MENTS       FORMA
                   FLORAL  HOUFF      INC.     STATE    TRADING   WHOLESALE  FLORIST     BAY       GEM    (SEE NOTE 4) COMBINED
                   ------ --------  --------  --------  --------  ---------  --------  --------  -------  ------------ ---------
Net sales........    --   $ 39,090  $ 35,684  $ 30,563  $ 20,313  $ 19,327   $ 11,679  $ 9,477   $ 9,334    $    --    $ 175,467
Cost of sales....    --     25,537    28,190    20,722    15,914    12,751      8,268    8,285     7,132       (579)     126,220
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
 Gross profit....    --     13,553     7,494     9,841     4,399     6,576      3,411    1,192     2,202        579       49,247
Selling, general
 and
 administrative..    --     12,789     8,956     8,976     4,142     6,056      2,723    1,113     1,868     (3,314)      43,309
Goodwill
 amortization....    --                                                                                       1,090        1,090
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
 Income from
  operations.....    --        764    (1,462)      865       257       520        688       79       334      2,803        4,848
Other (income)
 expense:
 Interest
  expense........    --        110                  33        32       226         43       15                  162          621
 Interest
  income.........    --        (39)     (115)      (35)       (5)     (119)       (11)               (41)                   (365)
 Other, net......    --        (95)     (100)     (247)      120        10        (64)      (8)      (13)                   (397)
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
Income before
 income taxes....    --        788    (1,247)    1,114       110       403        720       72       388      2,641        4,989
Provision for
 income taxes....    --         13                  81        48       126         37       24                2,103        2,432
                    ---   --------  --------  --------  --------  --------   --------  -------   -------    -------    ---------
Net income.......    --   $    775  $ (1,247) $  1,033  $     62  $    277   $    683  $    48   $   388    $   538    $   2,557
                    ===   ========  ========  ========  ========  ========   ========  =======   =======    =======    =========
Net income per
 share...........                                                                                                      $     .33
                                                                                                                       =========
Shares used in
 computing pro
 forma net income
 per share(1)....                                                                                                      7,738,819
                                                                                                                       =========

--------
(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) 3,956,692 of the 5,000,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration, to fund the S Corporation distributions and to pay expenses of this Offering and (iv) 48,077 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                        PRO
                                                                                                       FORMA
                                                                                                      ADJUST-       PRO
                     USA     ROY      CFX,      BAY    FLOWER    UNITED   AMERICAN MONTEREY ALPINE     MENTS       FORMA
                    FLORAL  HOUFF     INC.     STATE   TRADING  WHOLESALE FLORIST    BAY     GEM    (SEE NOTE 4) COMBINED
                    ------ -------  --------  -------  -------  --------- -------- -------- ------  ------------ ---------
Net sales..........   --   $22,165  $ 20,585  $16,412  $11,305   $10,552   $6,444   $4,827  $4,979    $    --    $  97,269
Cost of sales......   --    14,693    16,031   11,279    8,928     7,018    4,458    4,166   3,840       (290)      70,123
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
 Gross profit......   --     7,472     4,554    5,133    2,377     3,534    1,986      661   1,139        290       27,146
Selling, general
 and
 administrative....   --     6,533     5,249    4,429    1,944     3,241    1,421      496     802     (2,541)      21,574
Goodwill
 amortization......   --                                                                                  545          545
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
 Income from
  operations.......   --       939      (695)     704      433       293      565      165     337      2,286        5,027
Other (income)
 expense:
 Interest expense..   --        58                 17        5       121       20        5                 82          308
 Interest income...   --       (12)      (51)     (20)      (2)      (53)      (3)             (20)                   (161)
 Other, net........   --      (150)      (93)     (55)      (6)       (3)     (43)      (9)      1                    (358)
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
Income before
 income taxes......   --     1,043      (551)     762      436       228      591      169     356      2,204        5,238
Provision for
 income taxes......   --                           61      183        84       30       69              1,886        2,313
                     ---   -------  --------  -------  -------   -------   ------   ------  ------    -------    ---------
Net income.........   --   $ 1,043  $   (551) $   701  $   253   $   144   $  561   $  100  $  356    $   318    $   2,925
                     ===   =======  ========  =======  =======   =======   ======   ======  ======    =======    =========
Net income per
 share                                                                                                           $     .38
                                                                                                                 =========
Shares used in
 computing pro
 forma net income
 per share(1).........                                                                                           7,738,819
                                                                                                                 =========

--------
(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) 3,956,692 of the 5,000,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration, to fund the S Corporation distributions and to pay expenses of this Offering and (iv) 48,077 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.


        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                          PRO
                                                                                                         FORMA
                                                                                                        ADJUST-
                                                                                                         MENTS      PRO
                          USA     ROY     CFX,      BAY    FLOWER    UNITED   AMERICAN MONTEREY ALPINE   (SEE      FORMA
                         FLORAL  HOUFF    INC.     STATE   TRADING  WHOLESALE FLORIST    BAY     GEM    NOTE 4)  COMBINED
                         ------ -------  -------  -------  -------  --------- -------- -------- ------  -------  ---------
Net sales..............         $20,410  $22,854  $16,375  $12,997   $10,897   $7,082   $6,803  $5,597  $    --  $ 103,015
Cost of sales..........          13,204   17,759   11,080   10,139     7,128    4,793    5,575   4,259     (300)    73,637
                          ----  -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
 Gross profit..........           7,206    5,095    5,295    2,858     3,769    2,289    1,228   1,338      300     29,378
Selling, general and
 administrative........   $ 30    5,924    3,657    4,556    1,936     3,232    1,579      563     902     (288)    22,091
Goodwill amortization..                                                                                     545        545
                          ----  -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
 Income
  (loss) from
  operations...........    (30)   1,282    1,438      739      922       537      710      665     436       43      6,742
Other (income) expense:
 Interest expense......              40                25       35       126       25        8               82        341
 Interest income.......             (10)     (32)     (23)      (4)      (68)      (8)             (17)               (162)
 Other, net............             (47)     (27)     (90)       7       (31)     (54)      (4)     (9)               (255)
                          ----  -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
Income (loss) before
 income taxes..........    (30)   1,299    1,497      827      884       510      747      661     462      (39)     6,818
Provision for income
 taxes.................                                70      339       163       36      294            2,043      2,945
                          ----  -------  -------  -------  -------   -------   ------   ------  ------  -------  ---------
Net income (loss)......   $(30) $ 1,299  $ 1,497  $   757  $   545   $   347   $  711   $  367  $  462  $(2,082) $   3,873
                          ====  =======  =======  =======  =======   =======   ======   ======  ======  =======  =========
Net income per share...                                                                                          $     .50
                                                                                                                 =========
Shares used in
 computing pro forma
 net income per
 share(1)..............                                                                                          7,738,819
                                                                                                                 =========

--------
(1) Includes (i) 2,400,000 shares issued upon formation of USA Floral, (ii) 1,334,050 shares issued to owners of the Founding Companies, (iii) 3,956,692 of the 5,000,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration, to fund the S Corporation distributions and to pay expenses of this Offering and (iv) 48,077 shares related to the dilution attributable to options granted at below the offering price in accordance with the treasury stock method.

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                         U.S.A. FLORAL PRODUCTS, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 1--GENERAL

  USA Floral Products, Inc. ("USA Floral") was founded in April 1997 to create a national consolidator and operator of floral products distribution businesses. USA Floral has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering.

  The historical financial statements reflect the financial position and results of operations of USA Floral and the Founding Companies and were derived from USA Floral and the respective Founding Companies' financial statements where indicated. The periods included in these financial statements USA Floral and for all of the individual Founding Companies are for the year ended December 31, 1996 and for the six months ended June 30, 1996 and as of and for the six months ended June 30, 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

NOTE 2--ACQUISITION OF FOUNDING COMPANIES

  Concurrently with and as a condition to with the closing of this Offering, USA Floral will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with USA Floral being treated as the accounting acquiror.

  The following table sets forth the consideration to be paid (the "Purchase Consideration") (a) in cash and (b) in shares of Common Stock to the common stockholders of each of the Founding Companies, the allocation of the consideration to net assets acquired and resulting goodwill. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is based upon the assumed initial public offering price of $13.00. The total Purchase Consideration does not reflect the S Corporation distributions totaling $4,800 constituting substantially all of the undistributed earnings of the Founding Companies that are S Corporations previously taxed to their stockholders and tax payments on current earnings of such Founding Companies ("S Corporation Distributions"), the assumption of an estimated tax liability of approximately $0.5 million of one of the Founding Companies or contingent consideration related to earn out arrangements included in the definitive agreements for American Florist and Monterey Bay. These arrangements provide for the Company to pay additional consideration, based on 1997 earnings before interest and taxes, of up to $0.5 million in cash and up to $5.4 million in shares of common stock, calculated by reference to the average closing price of the Common Stock for the ten trading days prior to December 31, 1997.

  The purchase price has been allocated to the Company's historical assets and liabilities based on their respective carrying values, with the exception of acquired property at certain of the entities, as these carrying values are deemed to represent fair market value of these assets and liabilities. The fair market value of the properties acquired was determined via an independent valuation by a third party. Additionally, adjustments have been made for S Corporation distributions subsequent to June 30, 1997, debt assumed as part of property purchased and the establishment of deferred income tax liabilities and assets assumed in the transaction for purposes of determining the excess of the purchase price over the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the transaction and consummation of the Mergers. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

                          U.S.A. FLORAL PRODUCTS, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                  SHARES OF  VALUE                  NET
                                   COMMON     OF        TOTAL      ASSETS
                           CASH     STOCK   SHARES  CONSIDERATION ACQUIRED GOODWILL
                          ------- --------- ------- ------------- -------- --------
Roy Houff...............  $11,000       --             $11,000    $ 4,727  $ 6,273
CFX, Inc................    5,790   250,000 $ 3,250      9,040      1,194    7,846
Bay State...............    6,000   495,550   6,442     12,442      4,374    8,068
Flower Trading..........    5,900   160,000   2,080      7,980      1,515    6,465
United Wholesale
 Florists, Inc..........    4,773   268,500   3,491      8,264      2,363    5,901
American Florist Supply,
 Inc....................    4,800       --               4,800        743    4,057
Monterey Bay............    2,500       --               2,500        596    1,904
Alpine Gem..............    1,600   160,000   2,080      3,680        628    3,052
                          ------- --------- -------    -------    -------  -------
  Total.................  $42,363 1,334,050 $17,343    $59,706    $16,140  $43,566
                          ======= ========= =======    =======    =======  =======

                          U.S.A. FLORAL PRODUCTS, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


NOTE 3--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  The following table summarizes unaudited pro forma combined balance sheet adjustments:

                                          MERGER                                            OFFERING            POST-
                                        ADJUSTMENTS                       PRO FORMA        ADJUSTMENTS         MERGER
                        ------------------------------------------------   ADJUST-   ------------------------  ADJUST-
                          (A)      (B)     (C)    (D)     (E)      (F)      MENTS      (G)     (H)     (I)      MENTS
                        -------  -------  ------  ----  -------  -------  ---------  -------  ------ --------  -------
ASSETS
Cash and cash
 equivalents..........           $  (800)                                 $   (800)  $58,255  $1,430 $(44,637) $15,048
Due from related
 parties..............                                           $(1,620)   (1,620)
Due from
 stockholders.........                                              (389)     (389)
Prepaid expenses and
 other................                                                                  (455)                     (455)
                        -------  -------  ------  ----  -------  -------  --------   -------  ------ --------  -------
 Total current
  assets..............              (800)                         (2,009)   (2,809)   57,800   1,430  (44,637)  14,593
Property and
 equipment............                    $ (842)       $ 3,973              3,131
Due from
 stockholders.........                                              (654)     (654)
Deferred taxes........                            $188                         188
Goodwill, net.........                            (188)  43,754             43,566
                        -------  -------  ------  ----  -------  -------  --------   -------  ------ --------  -------
 Total assets.........           $  (800) $ (842) $ --  $47,727  $(2,663) $ 43,422   $57,800  $1,430 $(44,637) $14,593
                        =======  =======  ======  ====  =======  =======  ========   =======  ====== ========  =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Notes payable to
 stockholders.........                                           $  (579) $   (579)
Accounts payable and
 accrued expenses.....                                                               $  (400)                  $  (400)
Income taxes payable..                                  $   500                500
Payable to
 stockholders.........  $42,363  $ 4,000                          (1,726)   44,637                    (44,637) (44,637)
                        -------  -------  ------  ----  -------  -------  --------   -------  ------ --------  -------
 Total current
  liabilities.........   42,363    4,000                    500   (2,305)   44,558      (400)         (44,637) (45,037)
Long-term debt........                                    1,800     (358)    1,442
                        -------  -------  ------  ----  -------  -------  --------   -------  ------ --------  -------
 Total liabilities....   42,363    4,000                  2,300   (2,663)   46,000      (400)         (44,637) (45,037)
Stockholders' equity:
 Common stock.........                                   (1,622)            (1,622)        5                         5
 Additional paid-in
  capital.............  (42,363)                         58,697             16,334    58,195   1,430            59,625
 Retained earnings....            (4,800)   (842)       (12,124)           (17,766)
 Treasury stock.......                                      476                476
                        -------  -------  ------  ----  -------  -------  --------   -------  ------ --------  -------
 Total stockholders'
  equity..............  (42,363)  (4,800)   (842)        45,427             (2,578)   58,200   1,430            59,630
                        -------  -------  ------  ----  -------  -------  --------   -------  ------ --------  -------
 Total liabilities and
  stockholders'
  equity..............  $    --  $ (800)  $ (842)       $47,727  $(2,663) $ 43,422   $57,800  $1,430 $(44,637) $14,593
                        =======  =======  ======  ====  =======  =======  ========   =======  ====== ========  =======

                         U.S.A. FLORAL PRODUCTS, INC.

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(a) Records the liability for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers. (See Note 1).

(b) Establishment of liability for S Corporation distributions to be paid in connection with the Merger of $4,000 with respect to CFX and to reflect normal S Corporation distributions which occurred subsequent to June 30, 1997 totaling $800 ($350 for Bay State, $50 for Houff, $300 for American Florist, $50 for Alpine Gem and $50 for CFX).

(c) Records the distribution by Bay State of certain real estate totaling $842 prior to the Merger.

(d) Records the net deferred income tax liability attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities held in S Corporations consisting of a net deferred tax asset of $288 at Roy Houff and a deferred tax liability at Alpine Gem of $100.

(e) Records the purchase of the Founding Companies by USA Floral, including consideration of $42,363 in cash and 1,334,050 shares of common stock valued at $13 per share (or $17,343) for a total estimated purchase price of $59,706. The purchase price has been allocated to reflect the estimated fair market value of real estate acquired from the stockholder of Houff of $3,973 including $1,800 of debt assumed in connection with the acquisition of the real estate, and the establishment of a $500 tax liability resulting from the sale of the UltraFlora subsidiary of Flower Trading prior to the Merger. The excess of the purchase price over the fair value of assets acquired is $43,566.

(f) Represents the settlement of certain related party and shareholder receivables and payables as required by the Merger agreements (comprised of related party and shareholder receivables of $1,629 and payables of $558 at United Wholesale, a shareholder receivable of $602 at CFX, a shareholder receivable of $52 at Monterey Bay, a related party receivable of $380 at Bay State and debt of $379 at Bay State to be repaid with the proceeds from the receivable). The net cash to be received by the Company from the settlement of these amounts of $1,726 has been recorded as a reduction of the amounts payable to the shareholders at closing.

(g) Records the cash proceeds from the issuance of shares of USA Floral Common Stock net of estimated offering costs (based on the initial public offering of $13 per share). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(h) Records the net proceeds of the issuance of 110,000 shares at the price of $13 from the expected exercise of a stock option to be granted to Jonathan
    J. Ledecky on the effective date of the registration statement.

(i) Records the use of Offering proceeds to i) pay the cash portion of the consideration due to the stockholders of the Founding Companies in connection with the Mergers ($42,363) and ii) fund the $4,000 S Corporation distributions to stockholders of certain of the Founding Companies, net of related parties receivables of $1,726.

                          U.S.A. FLORAL PRODUCTS, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

  The following table summarizes unaudited pro forma combined statements of operations adjustments:

                                          YEAR ENDED DECEMBER 31, 1996
                          -------------------------------------------------------------------
                                                                                   PRO FORMA
                            (A)      (B)     (C)    (D)     (E)    (F)     (G)    ADJUSTMENTS
                          -------  -------  -----  ------  -----  -----  -------  -----------
Costs of sales..........                                          $(579)           $   (579)
Selling, general and
 administrative.........  $(3,603)                 $ (367) $ 656                     (3,314)
Goodwill amortization...           $ 1,090                                            1,090
                          -------  -------  -----  ------  -----  -----  -------   --------
 Income from
  operations............    3,603   (1,090)           367   (656)   579               2,803
Other (income) expense:
 Interest expense.......                    $ 162                                       162
                          -------  -------  -----  ------  -----  -----  -------   --------
Income before income
 taxes..................    3,603   (1,090)  (162)    367   (656)   579               2,641
Provision for income
 taxes..................                                                 $ 2,103      2,103
                          -------  -------  -----  ------  -----  -----  -------   --------
Net income..............  $ 3,603  $(1,090) $(162) $  367  $(656) $ 579  $(2,103)  $    538
                          =======  =======  =====  ======  =====  =====  =======   ========
                                         SIX MONTHS ENDED JUNE 30, 1996
                          -------------------------------------------------------------------
                                                                                   PRO FORMA
                            (A)      (B)     (C)    (D)     (E)    (F)     (G)    ADJUSTMENTS
                          -------  -------  -----  ------  -----  -----  -------  -----------
Costs of sales..........                                          $(290)             $ (290)
Selling, general and
 administrative.........  $(2,686)                 $ (183) $ 328                     (2,541)
Goodwill amortization...           $   545                                              545
                          -------  -------  -----  ------  -----  -----  -------   --------
 Income from
  operations............    2,686     (545)           183   (328)   290               2,286
Other (income) expense:
 Interest expense.......                    $  82                                        82
                          -------  -------  -----  ------  -----  -----  -------   --------
Income before income
 taxes..................    2,686     (545)   (82)    183   (328)   290               2,204
Provision for income
 taxes..................                                                 $ 1,886      1,886
                          -------  -------  -----  ------  -----  -----  -------   --------
Net income..............  $ 2,686  $  (545) $ (82) $  183  $(328) $ 290  $(1,886)  $    318
                          =======  =======  =====  ======  =====  =====  =======   ========
                                         SIX MONTHS ENDED JUNE 30, 1997
                          -------------------------------------------------------------------
                                                                                   PRO FORMA
                            (A)      (B)     (C)    (D)     (E)    (F)     (G)    ADJUSTMENTS
                          -------  -------  -----  ------  -----  -----  -------  -----------
Costs of sales..........                                          $(300)           $   (300)
Selling, general and
 administrative.........  $  (403)                 $ (183) $ 298                       (288)
Goodwill amortization...           $   545                                              545
                          -------  -------  -----  ------  -----  -----  -------   --------
 Income from
  operations............      403     (545)           183   (298)   300                  43
Other (income) expense:
 Interest expense.......                    $  82                                        82
                          -------  -------  -----  ------  -----  -----  -------   --------
Income before income
 taxes..................      403     (545)   (82)    183   (298)   300                 (39)
Provision for income
 taxes..................                                                 $ 2,043      2,043
                          -------  -------  -----  ------  -----  -----  -------   --------
Net income..............  $   403  $  (545) $ (82) $  183  $(298) $ 300  $(2,043)  $ (2,082)
                          =======  =======  =====  ======  =====  =====  =======   ========

                         U.S.A. FLORAL PRODUCTS, INC.

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(a) Reflects the reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively, as follows:

                                                           FOR THE SIX MONTHS
                                                             ENDED JUNE 30,
                                                           ---------------------
                                        FOR THE YEAR ENDED
                                        DECEMBER 31, 1996     1996       1997
                                        ------------------ ----------  ---------
   Roy Houff...........................       $  252       $      126  $     86
   CFX, Inc............................        2,629            2,235       108
   Bay State...........................          196              108        95
   Flower Trading......................          116               15        --
   United Wholesale....................          232              114       114
   American Florist....................           65               32        32
   Monterey Bay........................          183               92        --
   Alpine Gem..........................          (70)             (36)      (32)
                                              ------       ----------  --------
                                              $3,603           $2,686  $    403
                                              ======       ==========  ========

  Pursuant to the terms of employment agreements to be entered into upon consummation of the Mergers, the owners of the Founding Companies will be eligible for performance-based bonuses of up to 100% of their respective annual base salaries. Bonuses under the employment agreements will be awarded based upon substantial improvement in the operating performance of both the Founding Companies and USA Floral. The bonuses paid historically to the owners of the Founding Companies were not awarded based upon the same performance criteria and compensation expense has been reduced accordingly in the pro forma adjustments. Whether the bonuses that may be awarded under the new employment agreements will be earned cannot be determined at this time and therefore are not reflected in the pro forma adjustments. If bonuses are awarded, compensation expense would increase.

(b) Reflects the amortization of goodwill to be recorded as a result of these Mergers over 40-year estimated life.
(c) Reflects the interest expense at a rate of 9% on $1,800 of debt assumed on certain real estate purchased from a stockholder of one of the Founding Companies.
(d) Reflects adjustment for the following:

                                                           FOR THE SIX MONTHS
                                                             ENDED JUNE 30,
                                                           --------------------
                                        FOR THE YEAR ENDED
                                        DECEMBER 31, 1996    1996       1997
                                        ------------------ ---------  ---------
                                                    (IN THOUSANDS)
   Elimination of rent due to acquisi-
    tion of real estate by Houff .....        $(561)       $    (280) $    (280)
   Increase in depreciation expense
    related to real estate acquired by
    Houff (approximately $3,800 over
    30-year useful life)..............          130               65         65
   Increase in rental expense at Bay
    State as a result of the distribu-
    tion of real estate (book value of
    $842) and subsequent leaseback....          186               94         94
   Elimination of Bay State deprecia-
    tion on real estate distributed to
    stockholders of Bay State.........          (24)             (12)       (12)
   Elimination of Bay State real es-
    tate taxes on real estate distrib-
    uted to stockholders of Bay
    State.............................          (98)             (50)       (50)
                                              -----        ---------  ---------
                                              $(367)       $    (183) $    (183)
                                              =====        =========  =========

(e) Reflects (i) an increase in expenses associated with USA Floral management of $310 and the costs of being a public entity of $190 ($500 for the year ended December 31, 1996, and $250 for the six months ended June 30, 1996 and $220 for the six months ended June 30, 1997), and (ii) compensation expense associated

                         U.S.A. FLORAL PRODUCTS, INC.

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

   with the issuance of 125,000 stock options with an exercise price below the initial public offering which vest over four years ($156 for the year ended December 31, 1996 and $78 for each of the six month periods ended June 30, 1996 and 1997).
(f) Reflects the reduction in costs of sales attributable to a significant reduction in the services provided under a contract for various services with an affiliated entity of Flower Trading that was renegotiated pursuant to the Flower Trading Merger Agreement.
(g) Reflects the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income tax and relating to the other statements of operations' adjustments and for income taxes on S Corporation income, assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 U.S.A. Floral Products, Inc.

  In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of U.S.A. Floral Products, Inc. at June 30, 1997, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
July 30, 1997

                          U.S.A. FLORAL PRODUCTS, INC.

                                 BALANCE SHEET

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                       JUNE 30,
                                                                         1997
                                                                       --------
ASSETS
Cash and cash equivalents.............................................  $ 317
Deferred offering costs...............................................    455
                                                                        -----
    Total assets......................................................  $ 772
                                                                        =====
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued liabilities...................................................  $ 400
Stockholders' equity:
  Common stock, $.001 par, 100,000,000 shares authorized, 2,400,000
   shares issued and outstanding......................................      2
  Additional paid-in capital..........................................    400
  Accumulated deficit.................................................    (30)
                                                                        -----
    Total stockholders' equity........................................    372
                                                                        -----
    Total liabilities and stockholders' equity........................  $ 772
                                                                        =====


   The accompanying notes are an integral part of these financial statements.

                         U.S.A. FLORAL PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS AND ORGANIZATION

  U.S.A. Floral Products, Inc., a Delaware corporation, ("USA Floral" or the "Company") was founded in April 1997 to create a nationwide distributor of floral products. USA Floral intends to acquire eight U.S. businesses (the "Mergers"), upon consummation of an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations.

  USA Floral has not conducted any operations, and all activities to date have related to the Offering and the Mergers. The Company's cash balances were generated from the initial capitalization of the Company. Accordingly, statements of operations and cash flows for this period would not provide meaningful information and have been omitted. Operating expenses subsequent to inception consist primarily of the salary of the Company's one employee which has been expensed. As of June 30, 1997 approximately $455 has been incurred in connection with the Offering and the Company has capitalized these costs as Deferred Offering costs. These costs include legal and accounting fees which will be offset against the proceeds of the Offering at closing. USA Floral is dependent upon the Offering to execute the pending Mergers. There is no assurance that the pending Mergers discussed will be completed or that USA Floral will be able to generate future operating revenues.

NOTE 2--STOCKHOLDERS' EQUITY

 Common Stock

  In connection with the organization and initial capitalization of USA Floral, the Company on April 22, 1997 issued 2,000,000 shares of common stock at $.001 per share. Subsequently, the Company issued on April 23, 1997 300,000 shares for $1.00 per share, on May 8, 1997 issued 25,000 shares for $1.00 per share, on May 10, 1997 issued 25,000 shares for $1.00 and on May 25, 1997 issued 50,000 shares at $1.00 per share.

 1997 Long-Term Incentive Plan

  The Company's Board of Directors has adopted and the Company's stockholders have approved the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to fifteen percent (15%) of the outstanding shares. Awards may be settled in cash, shares, other awards or other property, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee").

  The terms of the option awards will be established by the Committee. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant stock options to purchase approximately 875,000 shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offering and options to purchase 125,000 shares of Common Stock to other key employees at the greater of $8.00 per share or 60% of the initial public offering price. Compensation expense will be recorded in the future over the four year vesting period for the options issued at a discount.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors has adopted and the Company's stockholders have approved the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each nonemployee director of an option to purchase 21,000 shares on the date elected or on the effective date of the Offering. Thereafter nonemployee directors will receive an option to purchase 6,000 shares on the day after each

                         U.S.A. FLORAL PRODUCTS, INC.

annual meeting of the Company's stockholders. A total of 300,000 shares are reserved for issuance under the Directors' Plan, and options to purchase 63,000 options are to be issued on the date of the Offering.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options will vest and become exercisable ratably, 20% per year, over the five-year period following the date of grant of the options, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable would become fully vested and exercisable.

NOTE 3--STOCK-BASED COMPENSATION

  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

NOTE 4--NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

NOTE 5--UNAUDITED SUBSEQUENT EVENTS

  Wholly-owned subsidiaries of USA Floral have signed definitive agreements to acquire by merger eight companies ("Founding Companies") to be effective contemporaneously with the Offering. The companies to be acquired are The Roy Houff Company, CFX, Inc., Flower Trading, Inc., Bay State Florist Supply, Inc., United Wholesale Florists, Inc., American Florist Supply, Inc., Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. and Alpine Gem Flower Shippers, Inc. The aggregate consideration that will be paid by USA Floral to acquire the Founding Companies is approximately $42,363 million in cash and 1,334,050 shares of Common Stock.

                         U.S.A. FLORAL PRODUCTS, INC.

  The following table reflects the consideration to be paid in cash and shares of Common Stock, the allocation of the consideration to net assets acquired and resulting goodwill.

                                  SHARES OF  VALUE                  NET
                                   COMMON     OF        TOTAL      ASSETS
                           CASH     STOCK   SHARES  CONSIDERATION ACQUIRED GOODWILL
                          ------- --------- ------- ------------- -------- --------
Roy Houff...............  $11,000       --             $11,000    $ 4,727  $ 6,273
CFX, Inc................    5,790   250,000 $ 3,250      9,040      1,194    7,846
Bay State...............    6,000   495,550   6,442     12,442      4,374    8,068
Flower Trading..........    5,900   160,000   2,080      7,980      1,515    6,465
United Wholesale
 Florists, Inc..........    4,773   268,500   3,491      8,264      2,363    5,901
American Florist Supply,
 Inc....................    4,800       --               4,800        743    4,057
Monterey Bay............    2,500       --               2,500        596    1,904
Alpine Gem..............    1,600   160,000   2,080      3,680        628    3,052
                          ------- --------- -------    -------    -------  -------
  Total.................  $42,363 1,334,050 $17,343    $59,706    $16,140  $43,566
                          ======= ========= =======    =======    =======  =======

  The total consideration does not reflect contingent consideration which may be issued pursuant to earn out arrangements included in the definitive agreements for American Florist and Monterey Bay. These arrangements provide for the Company to pay additional consideration of up to $.5 million in cash and issue up to $5.4 million in shares of Common Stock, based on 1997 earnings before interest and taxes.

  The purchase price has been allocated to the Company's historical assets and liabilities based on their respective carrying values, with the exception of acquired property at certain of the entities, as these carrying values are deemed to represent fair market value of these assets and liabilities. The fair market value of the properties acquired was determined via an independent valuation by a third party. Additionally, adjustments have been made for the S Corporation distributions subsequent to June 30, 1997, debt assumed as part of property purchased and establishment of deferred income tax liabilities and assets assumed in the transaction for purposes of determining the excess of the purchase price over the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the transaction and consummation of the Mergers. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented.

  On August 7, 1997 USA Floral filed a registration statement on Form S-1 for the initial public offering of its common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholder of
 The Roy Houff Company

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholder's equity and of cash flows present fairly, in all material respects, the financial position of The Roy Houff Company at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 25, 1997

                             THE ROY HOUFF COMPANY

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     DECEMBER 31,
                                                    ---------------  JUNE 30,
                                                     1995    1996      1997
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $    67 $   210   $    61
  Accounts receivable, net.........................   4,101   3,604     3,210
  Inventory........................................   1,202   1,118     1,144
  Prepaid expenses and other current assets........     178     211       172
  Advances to stockholder..........................              88
                                                    ------- -------   -------
    Total current assets...........................   5,548   5,231     4,587
Property and equipment, net........................   2,187   2,045     1,907
Advances to stockholder............................     312
Intangible assets..................................      78
                                                    ------- -------   -------
    Total assets................................... $ 8,125 $ 7,276   $ 6,494
                                                    ======= =======   =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Bank line of credit.............................. $ 1,500 $   400   $   100
  Notes payable--current...........................             120       120
  Accounts payable.................................   3,827   3,519     2,799
  Accrued expenses.................................     601     657       600
  Due to related parties...........................     223     124        21
                                                    ------- -------   -------
    Total current liabilities......................   6,151   4,820     3,640
Notes payable, net of current maturities...........             450       390
Commitments and contingencies
Stockholder's equity:
  Common stock, no par value; 10,000 shares
   authorized; 50 shares issued and outstanding....     425     425       425
  Retained earnings................................   1,549   1,581     2,039
                                                    ------- -------   -------
    Total stockholder's equity.....................   1,974   2,006     2,464
                                                    ------- -------   -------
    Total liabilities and stockholder's equity..... $ 8,125 $ 7,276   $ 6,494
                                                    ======= =======   =======

   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE  30,
                                  -------------------------  ------------------
                                   1994     1995     1996      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Net sales.......................  $39,098  $41,531  $39,090  $ 22,165  $ 20,410
Cost of sales...................   26,683   27,899   25,537    14,693    13,204
                                  -------  -------  -------  --------  --------
    Gross margin................   12,415   13,632   13,553     7,472     7,206
Selling, general and
 administrative expenses........   11,617   12,695   12,789     6,533     5,924
                                  -------  -------  -------  --------  --------
    Operating income............      798      937      764       939     1,282
Other (income) expense:
  Interest expense..............       58       84      110        58        40
  Interest income...............      (34)     (76)     (39)      (12)      (10)
  Other, net....................     (227)    (151)     (95)     (150)      (47)
                                  -------  -------  -------  --------  --------
Income before provision for
 income taxes...................    1,001    1,080      788     1,043     1,299
Provision for income taxes......       10       12       13
                                  -------  -------  -------  --------  --------
Net income......................  $   991  $ 1,068  $   775  $  1,043  $  1,299
                                  =======  =======  =======  ========  ========
Unaudited pro forma information:
  Pro forma net income before
   provision for income taxes...  $ 1,001  $ 1,080  $   788  $  1,043  $  1,299
  Provision for income taxes....      400      432      315       417       520
                                  -------  -------  -------  --------  --------
Pro forma income (see Note 2)...  $   601  $   648  $   473  $    626  $    779
                                  =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                       STATEMENT OF STOCKHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK                TOTAL
                                          ------------- RETAINED  STOCKHOLDER'S
                                          SHARES AMOUNT EARNINGS     EQUITY
                                          ------ ------ --------  -------------
Balance at December 31, 1993.............   50    $425  $ 1,654      $ 2,079
  Net income.............................                   991          991
  Dividends paid.........................                  (785)        (785)
                                           ---    ----  -------      -------
Balance at December 31, 1994.............   50     425    1,860        2,285
  Net income.............................                 1,068        1,068
  Dividends paid.........................                (1,379)      (1,379)
                                           ---    ----  -------      -------
Balance at December 31, 1995.............   50     425    1,549        1,974
  Net income.............................                   775          775
  Dividends paid.........................                  (743)        (743)
                                           ---    ----  -------      -------
Balance at December 31, 1996.............   50     425    1,581        2,006
  Net income (unaudited).................                 1,299        1,299
  Dividends paid (unaudited).............                  (841)        (841)
                                           ---    ----  -------      -------
Balance at June 30, 1997 (unaudited).....   50    $425  $ 2,039      $ 2,464
                                           ===    ====  =======      =======


   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                SIX MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                   -------------------------  ----------------
                                    1994     1995     1996     1996     1997
                                   ------- --------  -------  -------  -------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income....................... $  991  $  1,068  $   775  $ 1,043  $ 1,299
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Depreciation and amortization...    460       546      687      316      435
  Loss on disposal of fixed
   assets.........................      3       123      144                (6)
  Change in operating assets and
   liabilities:
   Accounts receivable............   (478)     (147)     497      (22)     394
   Inventory......................   (304)     (295)      84      (99)     (25)
   Prepaid expenses and other
    current assets................    (68)      (46)     (33)     (83)      39
   Due to affiliate...............                                (64)      17
   Accounts payable and accrued
    expenses......................    494       344     (254)     136     (777)
                                   ------  --------  -------  -------  -------
    Net cash provided by operating
     activities...................  1,098     1,593    1,900    1,227    1,376
Cash flows from investing
 activities:
 Purchases of property and
  equipment.......................   (591)   (1,043)    (640)    (184)    (298)
 Proceeds from disposal of
  property and equipment..........                        30                 6
                                   ------  --------  -------  -------  -------
    Net cash used in investing
     activities...................   (591)   (1,043)    (610)    (184)    (292)
Cash flows from financing
 activities:
 Advances to stockholder..........   (787)     (365)     (13)
 Repayments to stockholder........              840      237      312       88
 Due from/to related parties......     77      (226)      (4)
 Borrowings (repayments) under
  line of credit agreement, net...  1,200       322     (530)    (967)    (480)
 Proceeds from notes payable......     56        75       23
 Payments of notes payable........    (26)     (249)    (117)
 Stockholder dividends............   (785)   (1,379)    (743)    (360)    (841)
                                   ------  --------  -------  -------  -------
    Net cash used in financing
     activities...................   (265)     (982)  (1,147)  (1,015)  (1,233)
Net increase (decrease) in cash
 and cash equivalents.............    242      (432)     143       28     (149)
Cash and cash equivalents--
 beginning of period..............    257       499       67       67      210
                                   ------  --------  -------  -------  -------
Cash and cash equivalents--end of
 period........................... $  499  $     67  $   210  $    95  $    61
                                   ======  ========  =======  =======  =======
Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
  interest........................ $   58  $     84  $    93  $    58  $    40
 Cash paid during the period for
  income taxes.................... $   10  $     12  $    13

   The accompanying notes are an integral part of these financial statements.

                             THE ROY HOUFF COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1977, The Roy Houff Company (the "Company") is a distributor of perishable floral products and floral-related hardgoods, operating from seven locations in Illinois, Virginia and Arizona. The Company purchases floral products from importers, brokers and shippers and sells them to retail florists and mass marketers.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out basis (FIFO).

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the related assets (five years). Leasehold improvements are amortized over the shorter of their lease term or estimated useful life.

 Intangible Assets

  Intangible assets consisted of goodwill acquired in the purchase of new branches and was amortized ratably over a period of five to fifteen years. In 1996, the remaining goodwill balance was written off in connection with the disposition of the Atlanta operation as discussed in Note 10.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

                             THE ROY HOUFF COMPANY

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. The Company is liable only for Illinois state replacement tax.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 1996, the tax basis of the Company's net assets exceeds the financial reporting bases by approximately $535.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                       BALANCE AT CHARGED TO          BALANCE
                                       BEGINNING  COSTS AND  WRITE-   AT END
                                       OF PERIOD   EXPENSES   OFFS   OF PERIOD
                                       ---------- ---------- ------- ---------
   Year ended December 31, 1994.......   $ 216      $ 108    $  (91)   $ 233
   Year ended December 31, 1995.......   $ 233      $ 163    $ (135)   $ 261
   Year ended December 31, 1996.......   $ 261      $ 280    $ (275)   $ 266

NOTE 4--INVENTORY

  Inventory consists of the following finished goods:

                                                                    1995   1996
                                                                   ------ ------
   Perishables.................................................... $  142 $  147
   Hardgoods......................................................  1,060    971
                                                                   ------ ------
                                                                   $1,202 $1,118
                                                                   ====== ======

                             THE ROY HOUFF COMPANY

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Leasehold improvements..................................... $ 1,179  $ 1,420
   Computer equipment.........................................     852      650
   Furniture, fixtures and equipment..........................   2,466    2,436
   Vehicles...................................................      17       17
                                                               -------  -------
                                                                 4,514    4,523
   Accumulated depreciation and amortization..................  (2,327)  (2,478)
                                                               -------  -------
                                                               $ 2,187  $ 2,045
                                                               =======  =======

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $450, $526 and $609, respectively.

NOTE 6--CREDIT FACILITIES

 Line of Credit

  At December 31, 1995 and 1996, the Company had a $2,000 and $1,450 revolving line of credit with a bank, respectively. Advances on the credit line are payable on demand and bear interest at prime (8.50% and 8.25% as of December 31, 1995 and 1996, respectively). The credit line is unsecured. Outstanding balances on the line were $1,500 and $400 as of December 31, 1995 and 1996, respectively.

 Bank Term Note

  During 1996, the Company borrowed $600 under a term note that requires payments of $120 per year through 2000 and $90 in 2001. The note bears interest at the bank's prime rate (8.25% at December 31, 1996) and is secured by certain equipment.

 Notes Payable to Related Parties

  Included in amounts shown as Due to Related Parties is an unsecured demand note which bears interest at the higher of 10% or prime. The balance of this note was $215 and $120 as of December 31, 1995 and 1996, respectively. This note was paid in May, 1997.

  Principal maturities on notes payable are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................    $ 240
   1998............................................................      120
   1999............................................................      120
   2000............................................................      120
   2001............................................................       90
                                                                       -----
     Total.........................................................    $ 690
                                                                       =====

                             THE ROY HOUFF COMPANY

NOTE 7--EMPLOYEE BENEFIT PLAN

  The Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan. The Company is liable for matching contributions of 50% of participants' contributions up to a certain amount per participant. For the years ended December 31, 1994, 1995 and 1996, Company contributions to the plan were approximately $17, $22 and $23, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

  Salaries for several officers of the Company are paid through an entity owned by the Company's stockholder. In turn, the related entity charges the Company a management fee based on net sales. Management fees paid to the related entity were approximately $584, $563 and $567 for 1994, 1995 and 1996, respectively.

  The Company also leases vehicles from the related entity. Total lease payments were approximately $322, $208 and $71 for 1994, 1995 and 1996, respectively.

  The Company also purchases its health insurance through the related entity. Premiums paid by the Company were approximately $322, $323 and $293 for 1994, 1995 and 1996, respectively.

  The Company leases its corporate and six branch facilities under operating leases with its sole stockholder. Rent expense under these operating leases for 1994, 1995 and 1996 were approximately $320, $364 and $481, respectively. The leases expire in years 1997 through 2001.

  At December 31, 1995 and 1996, the Company had receivables of $312 and $88, respectively, of advances to the stockholder of the Company. Interest income related to this receivable was $15 for the years ended December 31, 1995 and 1996.

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its warehouse and office facilities and all delivery vehicles under noncancelable operating leases. Some of the facilities are leased directly from the Company's stockholder, and certain vehicles are leased from an entity owned by the Company's stockholder (see Note 8). The aggregate future minimum rentals (exclusive of real estate taxes and expenses) are as follows:

   1997.................................................................. $  998
   1998..................................................................    826
   1999..................................................................    511
   2000..................................................................    310
   2001..................................................................    106
                                                                          ------
                                                                          $2,751
                                                                          ======

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                             THE ROY HOUFF COMPANY

NOTE 10--CLOSING OF THE ATLANTA BRANCH

  During October 1996, the Company closed its branch in Atlanta, Georgia. To the extent possible, remaining inventories and certain equipment were transferred to other branches. The operations of the Atlanta branch, which are reflected in the accompanying statement of income for 1996, follow:

   Net sales.......................................................... $ 2,690
   Cost of sales......................................................  (1,997)
                                                                       -------
       Gross margin...................................................     693
   Selling, general and administrative expenses:
     Operating expenses...............................................    (960)
     Write-off of intangibles.........................................     (78)
     Loss on disposition of fixed assets..............................    (127)
                                                                       -------
   Net loss........................................................... $  (472)
                                                                       =======

NOTE 11--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholder have entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  The management fees, leasing payments and health insurance premiums paid to a related party as described in Note 8 will be terminated upon consummation of the merger. Additionally the properties owned by Roy Houff will be acquired by the Company prior to the merger and the lease arrangement described in Note 8 will thereupon be terminated. All amounts due from Roy Houff will be repaid to Houff upon consummation of the Houff merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 CFX, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CFX, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of CFX, Inc. for the years ended December 31, 1994 and 1995 were audited by other independent accountants whose report dated March 8, 1996, expressed an unqualified opinion on those statements.

Price Waterhouse LLP

Minneapolis, Minnesota
June 20, 1997

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
 CFX, Inc.
 Miami, Florida

  We have audited the accompanying balance sheets of CFX, Inc., as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CFX, Inc., as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Madsen, Sapp, Mena, Rodriguez & Co. P.A.
Plantation, Florida
March 8, 1996

                                   CFX, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 31,
                                                      -------------  JUNE 30,
                                                       1995   1996     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................... $  105 $1,385   $2,284
  Marketable trading securities......................    877
  Accounts receivable, net...........................  3,143  3,242    3,916
  Due from related parties...........................     96    397      210
  Prepaid expenses and other current assets..........    112     78       68
  Advances to growers................................     61    145      119
                                                      ------ ------   ------
    Total current assets.............................  4,394  5,247    6,597
Property and equipment, net..........................    450    402      352
Other assets:
  Due from related parties...........................  1,535               8
  Cash surrender value--life insurance...............    247    207      207
  Deposits...........................................     37     13       39
  Advances to stockholders...........................    673    428      602
  Advances to growers................................           175      128
  Other..............................................      6      2       94
                                                      ------ ------   ------
    Total assets..................................... $7,342 $6,474   $8,027
                                                      ====== ======   ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit..................................... $    1 $    1   $    1
  Current maturities of notes payable................            16       18
  Accounts payable...................................    403    548      558
  Accrued expenses...................................    733  1,835    1,922
  Due to related party growers.......................    925    316      282
                                                      ------ ------   ------
    Total current liabilities........................  2,062  2,716    2,781
Notes payable, net of current maturities.............            21       12
Commitments and contingencies
Stockholders' equity:
  Common stock $5.00 par value; 1,000 shares
   authorized; 600 shares issued and outstanding.....      3      3        3
  Additional paid-in capital.........................     57     57       57
  Retained earnings..................................  5,220  3,677    5,174
                                                      ------ ------   ------
    Total stockholders' equity.......................  5,280  3,737    5,234
                                                      ------ ------   ------
    Total liabilities and stockholders' equity....... $7,342 $6,474   $8,027
                                                      ====== ======   ======

   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                  -------------------------  ------------------
                                   1994     1995     1996      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Net sales (includes sales to
 related parties of $2,420,
 $3,121 and $3,859).............  $30,590  $32,096  $35,684  $ 20,585  $ 22,854
Cost of sales (includes
 purchases from related parties
 of $9,081, $9,644 and
 $12,263).......................   23,839   24,328   28,190    16,031    17,759
                                  -------  -------  -------  --------  --------
    Gross margin................    6,751    7,768    7,494     4,554     5,095
Selling, general and
 administrative expenses........    6,266    6,773    8,956     5,249     3,657
                                  -------  -------  -------  --------  --------
    Operating income (loss).....      485      995   (1,462)     (695)    1,438
Other (income) expense:
  Interest income...............     (117)    (173)    (115)      (51)      (32)
  Other, net....................      247     (370)    (100)      (93)      (27)
                                  -------  -------  -------  --------  --------
    Net income (loss)...........  $   355  $ 1,538  $(1,247) $   (551) $  1,497
                                  =======  =======  =======  ========  ========
Unaudited pro forma information:
  Pro forma net income (loss)
   before provision (benefit)
   for income taxes.............  $   355  $ 1,538  $(1,247) $   (551) $  1,497
  Provision (benefit) for income
   taxes........................      202      615     (499)     (220)      599
                                  -------  -------  -------  --------  --------
  Pro forma income (loss) (see
   Note 2)......................  $   153  $   923  $  (748) $   (331) $    898
                                  =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              COMMON STOCK  ADDITIONAL               TOTAL
                              -------------  PAID-IN   RETAINED  STOCKHOLDERS'
                              SHARES AMOUNT  CAPITAL   EARNINGS     EQUITY
                              ------ ------ ---------- --------  -------------
Balance at December 31,
 1993........................  600    $ 3      $57     $ 3,367      $ 3,427
  Net income.................                              355          355
                               ---    ---      ---     -------      -------
Balance at December 31,
 1994........................  600      3       57       3,722        3,782
  Net income.................                            1,538        1,538
  Dividends paid.............                              (40)         (40)
                               ---    ---      ---     -------      -------
Balance at December 31,
 1995........................  600      3       57       5,220        5,280
  Net loss...................                           (1,247)      (1,247)
  Dividends paid.............                             (296)        (296)
                               ---    ---      ---     -------      -------
Balance at December 31,
 1996........................  600      3       57       3,677        3,737
  Net income (unaudited).....                            1,497        1,497
                               ---    ---      ---     -------      -------
Balance at June 30, 1997
 (unaudited).................  600    $ 3      $57     $ 5,174      $ 5,234
                               ===    ===      ===     =======      =======


   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                                                     ENDED
                                     YEAR ENDED DECEMBER 31,       JUNE 30,
                                     --------------------------  --------------
                                      1994     1995      1996     1996    1997
                                     ------- --------  --------  ------  ------
                                                                  (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).................  $  355  $  1,538  $ (1,247) $ (551) $1,497
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating activities:
 Depreciation and amortization.....     244       265       264     110     115
 Unrealized/realized loss (gain)
  on marketable trading
  securities.......................     118      (336)      (92)    (92)
 Gain on disposal of property,
  plant and equipment..............                (8)       (1)     (3)
 Purchase of marketable trading
  securities.......................    (765)      (14)
 Proceeds on sale of marketable
  trading securities...............               603       966     966
 Changes in operating assets and
  liabilities:
  Accounts receivable..............    (504)      (50)      (99)   (450)   (674)
  Prepaid expenses and other
   current assets..................     (24)      (13)       34      55      10
  Long-term receivables............      17        12         4
  Other assets.....................     130       (42)       67      (3)   (118)
  Accounts payable and accrued
   expenses........................     402      (231)    1,231   2,810      98
  Due from/to related parties......      28      (383)     (518)    251     (34)
                                     ------  --------  --------  ------  ------
   Net cash provided by operating
    activities.....................       1     1,341       609   3,093     894
Cash flows from investing
 activities:
 Advances to growers...............     (33)       72      (243)     30      72
 Decrease in certificate of
  deposit..........................      16       180
 Purchases of property and
  equipment........................    (166)     (287)     (179)    (68)    (65)
 Proceeds from sale of equipment...                 8         1       3
 Advances to related parties.......    (299)     (450)     (126)    (51)     (8)
 Repayments from related parties...     253        24     1,269   1,524     187
 Advances to stockholders..........    (255)     (258)   (1,557)   (548)   (174)
 Repayments from stockholders......                       1,802
                                     ------  --------  --------  ------  ------
   Net cash provided by (used in)
    investing activities...........    (484)     (711)      967     890      12
Cash flows from financing
 activities:
 Borrowings/payments on bank line
  of credit........................     810      (810)
 Repayments of long-term debt......     (77)      (81)               (1)     (7)
 Repayments of stockholders notes
  payable..........................              (100)
 Repayments of life insurance
  loan.............................    (254)
 Stockholder dividends.............               (40)     (296)   (296)
                                     ------  --------  --------  ------  ------
   Net cash provided by (used in)
    financing activities...........     479    (1,031)     (296)   (297)     (7)
Net increase (decrease) in cash and
 cash equivalents..................      (4)     (401)    1,280   3,686     899
Cash and cash equivalents--
 beginning of period...............     510       506       105     105   1,385
                                     ------  --------  --------  ------  ------
Cash and cash equivalents--end of
 period............................  $  506  $    105  $  1,385  $3,791  $2,284
                                     ======  ========  ========  ======  ======
Supplemental disclosure of cash
 flow information:
 Cash paid during the period for
  interest.........................  $   46  $     21  $      2  $    1  $   12
Supplemental disclosure of noncash
 investing and financing
 activities:
 Debt incurred for the acquisition
  of equipment.....................                    $     37
 Acquired grower advance asset by
  assuming directly related
  liability........................                    $     16
 Reclassification from accounts
  payable to due to related
  parties..........................          $    816
 Reclassification from advances to
  growers to advances to
  stockholders.....................  $  160

   The accompanying notes are an integral part of these financial statements.

                                   CFX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1974, CFX, Inc. (the "Company") is an importer and distributor of perishable floral products operating from one location in Florida. The Company imports flowers from farms located primarily in Columbia and Ecuador, and distributes them throughout the United States to wholesale distributors and mass markets.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include those assumed in computing the antidumping duty liability.

 Revenue Recognition

  Revenue is recognized upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Advances to Growers

  Advances to growers consist of cash advances to unrelated growers for working capital purposes. The advances are usually to be repaid by sales of flowers by the Company, on behalf of the growers.

 Financial Instruments

  Investments in debt and equity securities are categorized as trading securities. Unrealized holding gains and losses are included in earnings. Cost of investments are determined on a specific identification basis.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the related assets (three to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

                                   CFX, INC.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable trading securities, trade accounts receivable and amounts due from related parties and related and unrelated growers. The Company extends unsecured credit to wholesale florists primarily throughout the United States. The Company, from time to time, advances funds to related parties and related and unrelated growers on an unsecured basis. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

  The Company receives a significant portion of their fresh-cut flowers from the South American country of Colombia.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liability for income taxes are the direct responsibility of the stockholders.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to applicable federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at June 30, 1997, and the results of its operations and its cash flows for the six months ended June 30, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                    BALANCE AT CHARGED TO             BALANCE
                                    BEGINNING  COSTS AND              AT END
                                    OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                    ---------- ---------- ---------- ---------
   Year ended December 31, 1994....    $145       $(43)      $(12)      $90
   Year ended December 31, 1995....    $ 90       $ 15       $(15)      $90
   Year ended December 31, 1996....    $ 90       $ 32       $(32)      $90

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Leasehold improvements..................................... $   729  $   729
   Equipment..................................................   1,446    1,547
   Vehicles...................................................     417      491
   Furniture and fixtures.....................................     162      138
                                                               -------  -------
                                                                 2,754    2,905
   Accumulated depreciation and amortization..................  (2,304)  (2,503)
                                                               -------  -------
                                                               $   450  $   402
                                                               =======  =======

                                   CFX, INC.

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $244, $265 and $264, respectively.

NOTE 5--CREDIT FACILITIES

 Bank Lines of Credit

  The Company maintains a line of credit and an overline facility which provide for borrowings of up to $2,000 and $500, respectively, and bear interest at prime plus 1/2% (9.5% and 8.75% at December 31, 1995 and 1996, respectively). These facilities expired on May 31, 1997; however, any amount drawn upon the overline may be converted to a promissory note. The borrowings are collateralized by all of the Company's personal property and place restrictions on indebtedness, capital expenditures, the payment of dividends, the sale of assets, and mergers and acquisitions. In addition, the loan agreement requires certain ratios and other financial statistics and restrictions. The Company was in compliance with these restrictions as of December 31, 1996 with the exception of the covenants relating to tangible net worth, indebtedness and payment of dividends. Appropriate waivers were obtained for those covenants that were in default.

 Note Payable to Bank

  The Company's $37 note payable with a bank requires monthly installments of approximately $2 due through January 1999 plus interest at prime (8.25% at December 31, 1996). This note is collateralized by automotive equipment, with a carrying value of approximately $37.

  Principal maturities on the note payable over the next five years are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $16
   1998............................................................      19
   1999............................................................       2
   Thereafter......................................................
                                                                        ---
     Total.........................................................     $37
                                                                        ===

NOTE 6--PROFIT SHARING PLAN

  The Company has a contributory profit sharing plan covering substantially all employees. Participant contributions may not exceed 15% of eligible compensation. Employer contributions, if any, are determined annually by the Board of Directors and may not exceed the amount deductible for federal income tax purposes. The Company's contributions to this plan were $0, $100 and $100 for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS

  The Company receives flowers from farms partially owned by the Company's majority stockholders. Total purchases from these related party farms were $9,081, $9,644 and $11,993 in cost of sales for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company sells flowers to, and purchases flowers from, a bouquet manufacturer affiliate owned by its majority stockholders. Sales were approximately $2,420, $3,121 and $3,859 to this affiliate for the years ended

                                   CFX, INC.

December 31, 1994, 1995 and 1996, respectively. Related accounts receivable balances were $224 and $0 at December 31, 1995 and 1996, respectively. The financial statements include cost of sales of $0, $0 and $270 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company also provides services to and receives services from the bouquet manufacturer affiliate. Net management fee income for such services were approximately $605, $518 and $570 for the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1995 and 1996, the outstanding receivable balance resulting from such transactions was approximately $1,623 and $388, respectively. In 1995, $96 of the outstanding balance is included in due from related parties--current and $1,527 is in due from related parties-- noncurrent. The entire 1996 balance is included in due from related parties-- current.

  The Company uses a related party agent corporation to handle certain business activities in Colombia. Administrative expenses paid to the agent corporation were approximately $212 and $308 for the years ended December 31, 1995 and 1996, respectively. At December 31, 1996, the outstanding balance resulting from such transactions was approximately $11 and is included in accounts payable. In addition, a long-term receivable exists from the related party agent of approximately $8 as of December 31, 1995 and 1996 and is included in due from related parties--noncurrent at December 31, 1995 and due from related parties--current at December 31, 1996.

  The Company loans cash to the bouquet manufacturer affiliate on a daily basis. The accompanying financial statements include interest income from related parties of approximately $62, $112 and $61 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Advances to stockholders represent noninterest bearing funds advanced to the Company's majority stockholders for the purpose of acquiring an interest in a farm in Central America and initial capitalization of an agent corporation located in South America. Official terms of the advances have not been determined.

NOTE 8--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company and its bouquet manufacturer affiliate jointly lease office and warehouse space from partnership owned by the Company's majority shareholders. Lease payments in 1996 were divided 33% to the Company and 67% to the affiliate based on square footage of lease space utilized.

  The lease expires December 31, 2006 and requires basic rent of an amount equal to principal and interest payments on the bond and second mortgage and other expenses of the partnership.

  As of December 31, 1996, CFX's allocable share of the future minimum rent under the current terms of the above office and warehouse lease are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................    $  274
   1998............................................................       274
   1999............................................................       274
   2000............................................................       274
   2001............................................................       274
   Thereafter......................................................     1,369
                                                                       ------
     Total.........................................................    $2,739
                                                                       ======

                                   CFX, INC.

  Rent expense was $228, $203 and $213 for the years ended December 31, 1994, 1995 and 1996, respectively.

 Guarantees

  During 1996, an affiliated partnership owned by the Company's majority stockholders extended the terms of an Industrial Development Bond and entered into an interest rate swap as a hedge. The bond has an outstanding balance of approximately $4,000 and $3,760 at December 31, 1995 and 1996, respectively, and matures in January 2002. The affiliated partnership also entered into a variable rate second mortgage during 1996. The mortgage has an outstanding balance of approximately $1,180 at December 31, 1996 and matures in October 2006. The bond and mortgage are collateralized by land and building which are leased by the Company and its wholesale affiliate. The Company has pledged all of its assets as collateral and guaranteed the bond and mortgage. The bond agreement places restrictions on indebtedness and liens, the payment of dividends, the sale of assets, mergers and acquisitions and other restrictions. In addition, the bond agreement requires the Company and its wholesale affiliate to maintain certain combined ratios and other financial statistics.

  During 1995, a related party farm obtained a loan to purchase a vehicle which the Company has guaranteed. The loan matures in August 1998 and had an outstanding balance at December 31, 1995 and 1996 of approximately $45 and $29, respectively.

  At December 31, 1995 and 1996, the Company had three outstanding uncollateralized letters of credit totaling approximately $403 and $318, respectively, which were used for the borrowings of related farms. The letters of credit reduce the borrowings allowed under the line of credit discussed in
Note 5.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of the Company.

 Antidumping Duty

  In 1986, the U.S. Department of Commerce ("DOC") imposed an antidumping duty deposit ("ADD") on the importation of certain flowers, pending the imposition of a final duty rate based on annual reviews of the flower growers' margins. Since that time, the DOC has undertaken ten reviews, the last one for the period ending February 28, 1997. As a result of those reviews, the Company's importation of flowers from its suppliers has been subject to antidumping duties. The ADDs from the second and fourth reviews are awaiting final liquidation from the DOC. Final rate determinations have been published for the fifth through seventh reviews but judicial appeals are pending. The eighth review was liquidated at the cash-deposit rate. The ninth review is pending final rate determination. The tenth review is in process. All other reviews have been resolved.

  Included in accrued expenses is approximately $184 and $1,248 as of December 31, 1995 and 1996, respectively, of estimated antidumping duty imposed by the Department of Commerce. The duty is based on rates imposed on certain products from certain growers in Colombia and Ecuador. The antidumping duty is subject to change upon the Department of Commerce's final review of all open antidumping periods as well as various legal appeals.

                                   CFX, INC.

NOTE 9--OTHER INCOME

  Significant components of other income (expense) are as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                               1994   1995 1996
                                                               -----  ---- ----
   Realized gains on trading securities ...................... $      $ 14 $ 92
   Unrealized gains (losses) on trading securities............  (119)  265
   Gain on sale of property and equipment.....................          65
   Other......................................................  (128)   26    8
                                                               -----  ---- ----
                                                               $(247) $370 $100
                                                               =====  ==== ====

NOTE 10--SIGNIFICANT CUSTOMERS

  Sales to the Company's bouquet manufacturing affiliate approximated 7%, 10% and 11% of revenues for 1994, 1995 and 1996, respectively.

  Additionally, this customer represented 7% and 0% of accounts receivable at December 31, 1995 and 1996, respectively. This customer is 100% owned by the two majority stockholders.

NOTE 11--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders have entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  All related party agreements, understandings and arrangements as outlined in
Note 7 will be amended upon consummation of the merger described above so that all continuing obligations thereunder are no greater than they would be under agreements with unaffiliated third parties. In addition, all advances to stockholders balances will be paid to the Company with the consummation of the initial public offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 Bay State Florist Supply, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bay State Florist Supply, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 27, 1997

                         BAY STATE FLORIST SUPPLY, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    DECEMBER 31,
                                                    --------------   JUNE 30,
                                                     1995    1996      1997
                                                    ------  ------  -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................ $  795  $  791    $1,714
  Accounts receivable, net.........................  3,090   3,413     3,076
  Inventory........................................  1,397   1,701     1,751
  Due from related parties.........................    486     559       380
  Prepaid expenses and other current assets........    199     165       106
                                                    ------  ------    ------
    Total current assets...........................  5,967   6,629     7,027
Property and equipment, net........................  1,339   1,505     1,605
Cash surrender value--life insurance...............    338     364       365
Other assets.......................................     13      13       113
                                                    ------  ------    ------
    Total assets................................... $7,657  $8,511    $9,110
                                                    ======  ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank.............................         $  200    $  212
  Current maturities of long-term debt............. $   50      50        69
  Accounts payable.................................  1,441   1,701     2,060
  Accrued expenses.................................    322     336       407
                                                    ------  ------    ------
    Total current liabilities......................  1,813   2,287     2,748
Note payable, net of current maturities............    412     358       396
Commitments and contingencies (Note 6)
Other long term liabilities........................    400     400       400
Stockholders' equity:
  Common stock $0.01 par value; 500,000 shares
   authorized; 461,840 shares issued and
   outstanding.....................................      5       5         5
  Additional paid-in capital.......................    376     376       376
  Retained earnings................................  5,127   5,561     5,661
  Less: Treasury stock.............................   (476)   (476)     (476)
                                                    ------  ------    ------
    Total stockholders' equity.....................  5,032   5,466     5,566
                                                    ------  ------    ------
    Total liabilities and stockholders' equity..... $7,657  $8,511    $9,110
                                                    ======  ======    ======

   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                                SIX MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                   -------------------------  ----------------
                                    1994     1995     1996     1996     1997
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
Net sales......................... $19,203  $25,592  $30,563  $16,412  $16,375
Cost of sales.....................  12,807   17,068   20,722   11,279   11,080
                                   -------  -------  -------  -------  -------
    Gross margin..................   6,396    8,524    9,841    5,133    5,295
Selling, general and
 administrative expenses..........   5,529    7,579    8,976    4,429    4,556
                                   -------  -------  -------  -------  -------
    Operating income..............     867      945      865      704      739
Other (income) expense:
  Interest expense................       9       16       33       17       25
  Interest income.................     (26)     (48)     (35)     (20)     (23)
  Other, net......................    (199)    (229)    (247)     (55)     (90)
                                   -------  -------  -------  -------  -------
Income before income taxes........   1,083    1,206    1,114      762      827
Provision for income taxes........     125       87       81       61       70
                                   -------  -------  -------  -------  -------
Net income........................ $   958  $ 1,119  $ 1,033  $   701  $   757
                                   =======  =======  =======  =======  =======
Unaudited pro forma information:
  Pro forma net income before
   provision for income taxes..... $ 1,083  $ 1,206  $ 1,114  $   762  $   827
  Provision for income taxes......     433      482      446      305      331
                                   -------  -------  -------  -------  -------
  Pro forma income (see Note 2)... $   650  $   724  $   668  $   457  $   496
                                   =======  =======  =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                           COMMON STOCK  ADDITIONAL                       TOTAL
                          --------------  PAID-IN   RETAINED TREASURY STOCKHOLDERS'
                          SHARES  AMOUNT  CAPITAL   EARNINGS  STOCK      EQUITY
                          ------- ------ ---------- -------- -------- -------------
Balance at December 31,
 1993...................  461,040  $ 5      $372     $4,549   $(422)     $4,504
  Net income............                                958                 958
  Dividends paid........                               (769)               (769)
  Stock issued..........      800              4                              4
                          -------  ---      ----     ------   -----      ------
Balance at December 31,
 1994...................  461,840    5       376      4,738    (422)      4,697
  Net income............                              1,119               1,119
  Dividends paid........                               (730)               (730)
  Repurchase of stock...                                        (54)        (54)
                          -------  ---      ----     ------   -----      ------
Balance at December 31,
 1995...................  461,840    5       376      5,127    (476)      5,032
  Net income............                              1,033               1,033
  Dividends paid........                               (599)               (599)
                          -------  ---      ----     ------   -----      ------
Balance at December 31,
 1996...................  461,840    5       376      5,561    (476)      5,466
  Net income
   (unaudited)..........                                757                 757
  Dividends paid
   (unaudited)..........                               (657)               (657)
                          -------  ---      ----     ------   -----      ------
Balance at June 30, 1997
 (unaudited)............  461,840  $ 5      $376     $5,661   $(476)     $5,566
                          =======  ===      ====     ======   =====      ======


   The accompanying notes are an integral part of these financial statements.

                         BAY STATE FLORIST SUPPLY, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                     YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                     -------------------------  ---------------
                                      1994     1995     1996     1996    1997
                                     -------  -------  -------  ------- -------
                                                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income........................  $   958  $ 1,119  $ 1,033  $  701  $   757
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
  Depreciation.....................      144      149      154     111       73
  Change in operating assets and
   liabilities:
    Accounts receivable............      (51)    (919)    (323)   (200)     337
    Inventory......................       87     (116)    (304)   (271)     (51)
    Prepaid expenses and other
     current assets................       18      (54)      34     (10)     (40)
    Accounts payable and accrued
     expenses......................      (12)     681      274     (66)     430
    Due from/to related parties....     (533)      47      (73)
                                     -------  -------  -------  ------  -------
      Net cash provided by (used
       in) operating activities....      611      907      795     265    1,506
Cash flows from investing
 activities:
  Purchases of property and
   equipment.......................     (148)    (219)    (320)    (95)    (173)
  Repayments from related parties..                                  8      179
  Cash surrender value of life
   insurance.......................      (16)     (49)     (26)
                                     -------  -------  -------  ------  -------
      Net cash used in investing
       activities..................     (164)    (268)    (346)    (87)       6
Cash flows from financing
 activities:
  Proceeds from issuance of long-
   term debt.......................      550               200     200       68
  Payments of long-term debt.......               (87)     (54)    (25)
  Issuance of common stock.........        4
  Purchase of treasury stock.......               (54)
  Stockholder dividends............     (769)    (730)    (599)   (294)    (657)
                                     -------  -------  -------  ------  -------
      Net cash used in financing
       activities..................     (215)    (871)    (453)   (119)    (589)
Net increase (decrease) in cash and
 cash equivalents..................      232     (232)      (4)     59      923
Cash and cash equivalents--
 beginning of period...............      795    1,027      795     795      791
                                     -------  -------  -------  ------  -------
Cash and cash equivalents--end of
 period............................  $ 1,027  $   795  $   791  $  854  $ 1,714
                                     =======  =======  =======  ======  =======
Supplemental disclosure of cash
 flow information:
  Cash paid during the period for
   interest........................  $     9  $    16  $    33  $   17  $    25
  Note payable issued for
   acquisition.....................                                     $   100

   The accompanying notes are an integral part of these financial statements.

                        BAY STATE FLORIST SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1952, Bay State Florist Supply, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from six locations in Massachusetts, New York, New Hampshire, Connecticut and Rhode Island. The Company purchases floral products from domestic growers, importers, brokers and shippers and sells them to retail florists and mass marketer retailers throughout the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Revenue Recognition

  The Company recognizes revenue upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with maturities of less than three months at date of purchase to be cash equivalents.

 Inventory

  Inventory is valued at the lower of average cost or market, cost being determined on a first-in first-out (FIFO) basis.

 Property and Equipment

  Property and equipment are stated at cost. Replacements and improvements are capitalized, while repairs and maintenance costs are charged to expense as incurred. Depreciation is provided using an accelerated method for federal income tax reporting purposes and the straight line method for financial statement reporting purposes over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

                        BAY STATE FLORIST SUPPLY, INC.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs on going credit evaluations of its customers to reduce the risk of loss. The Company, from time to time, advances funds to related parties on an unsecured basis.

 Accounts Payable

  Accounts payable includes certain amounts which represent checks written but not yet cleared by the bank.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. No provision for federal income tax is required. The Commonwealth of Massachusetts, which is the Company's principal place of business, imposes a corporate level state income tax on certain S Corporations which has been provided for.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                  BALANCE AT CHARGED TO             BALANCE
                                  BEGINNING  COSTS AND              AT END
                                  OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                  ---------- ---------- ---------- ---------
   Year ended December 31, 1994
    allowance for doubtful
    accounts.....................    $ 0        $86        $(26)      $60
   Year ended December 31, 1995
    allowance for doubtful
    accounts.....................    $60        $71        $(71)      $60
   Year ended December 31, 1996
    allowance for doubtful
    accounts.....................    $60        $57        $(57)      $60

NOTE 4--INVENTORY

  Inventory consists of the following finished goods:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1995   1996
                                                                   ------ ------
   Perishable..................................................... $   88 $  165
   Non-perishable, net............................................  1,309  1,536
                                                                   ------ ------
     Total........................................................ $1,397 $1,701
                                                                   ====== ======

                        BAY STATE FLORIST SUPPLY, INC.

  Perishable goods consist of assorted flowers and green plants. Non-perishable goods consist of assorted silk flowers, vases, baskets and accessories.

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Land....................................................... $   393  $   393
   Buildings..................................................     939      939
   Building improvements......................................     693      911
   Furniture, fixtures and equipment..........................     896      919
   Motor vehicles.............................................     185      184
                                                               -------  -------
                                                                 3,106    3,346
   Accumulated depreciation...................................  (1,767)  (1,841)
                                                               -------  -------
                                                               $ 1,339  $ 1,505
                                                               =======  =======

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $144, $149 and $154, respectively.

NOTE 6--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases office space, vehicles and equipment under operating leases. Future minimum lease payments under such leases at December 31, 1996 are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $196
   1998............................................................      196
   1999............................................................       60
   2000............................................................       60
                                                                        ----
     Total future minimum payments.................................     $512
                                                                        ====

  Rental expense under operating leases during 1994, 1995 and 1996 was $154, $298 and $365, respectively.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                        BAY STATE FLORIST SUPPLY, INC.

NOTE 7--CREDIT FACILITIES

 Short-Term Debt

  Short-term debt consists of the following:

                                                                DECEMBER 31,
                                                                -------------
                                                                 1995   1996
                                                                ------ ------
   Revolving line of credit; due May 31, 1998; interest on
    outstanding balance at the bank's prime rate per annum;
    $1,000,000 borrowing maximum; limited to eligible accounts
    receivable and inventory, as defined....................... $   0  $  200
                                                                -----  ------
                                                                $   0  $  200
                                                                =====  ======

 Long-Term Debt

  Long-term debt consists of:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Note payable, due March 31, 1998; interest on outstanding
    balance at the bank's prime rate plus 0.5% per annum......... $  462 $  408
   Less: Current maturities                                           50     50
                                                                  ------ ------
                                                                  $  412 $  358
                                                                  ====== ======

  As further discussed in Note 9, Related Party Transactions, this note payable represents an unsecured note, the proceeds of which were provided to a separate affiliated entity, Cromwell Properties LLC (the "LLC"), to purchase a building in Cromwell, Connecticut. The Company has a corresponding receivable classified as Due from Related Parties in the financial statements.

  Principal maturities on notes payable over the next three years are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                    ------------
   1997............................................................     $ 50
   1998............................................................       50
   1999............................................................      308
                                                                        ----
     Total.........................................................     $408
                                                                        ====

  Interest expense incurred for the years ended December 31, 1994, 1995 and 1996 was $9, $16 and $33, respectively.

  In March 1997, the Company entered into a Note Payable in conjunction with the purchase of a facility in Clifton Park, which requires annual principal and interest payments of $19 for a period of eight years. The outstanding balance was $100 at March 31, 1997.

NOTE 8--EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) savings plan covering substantially all employees. Under the plan, the Company matches 50% of employee contributions up to the first 6% of an employee's compensation contributed to the

                        BAY STATE FLORIST SUPPLY, INC.

plan. The Company's contributions to the 401(k) savings plan were approximately $33, $41 and $56 for 1994, 1995 and 1996, respectively. Additionally, the Company, at its discretion, may make additional contributions (considered profit sharing contributions). The Company's goal is to contribute 4% of net income to the Plan through the 401(k) match or the discretionary contribution. In 1994, the Company made a discretionary contribution of approximately $11. No discretionary contributions were made in 1995 or 1996.

NOTE 9--RELATED PARTY TRANSACTIONS

  At December 31, 1995 and 1996, the Company held a note payable to Bank Boston, the proceeds of which were provided to the affiliate LLC and used to purchase a building in Cromwell, Connecticut. The Company leases this building from the LLC on a month-to-month basis. Rental expense to the LLC under this lease was $24, $108 and $108 for 1994, 1995 and 1996, respectively. Included in Due from Related Parties is a corresponding receivable from the LLC for amounts provided.

  Additionally, the Company is acting as Guarantor for a $75 loan from BayBank, N.A. to a Director of the Company. The loan arrangement, executed on June 5, 1996, is payable in 60 monthly installments of $1 at the bank's prime rate plus 1.5% per annum. Additionally, the Director has pledged his share in the Company (approximately 13%) as consideration for this guaranty.

NOTE 10--OTHER INCOME/OTHER EXPENSE

                                                           1994   1995   1996
                                                           -----  -----  -----
   Finance charges........................................ $(100) $(139) $(176)
   Real estate rental income, net.........................   (33)   (35)   (23)
   Other (income) expense, net............................   (66)   (55)   (48)
                                                           -----  -----  -----
     Total other (income)................................. $(199) $(229) $(247)
                                                           =====  =====  =====

NOTE 11--STOCK SPLIT

  In March 1997, the Company approved (i) a 40-for-1 stock split; (ii) an increase in number of authorized shares from 200,000 to 500,000; and (iii) a decrease in par value from $10.00 to $0.01.

  Accordingly, all share data presented in these financial statements has been restated to give retroactive effect to the stock split and amendment.

NOTE 12--DEFERRED COMPENSATION ARRANGEMENTS

  The Company has entered into deferred compensation arrangements with three officers which call for monthly payments to the officer or a designated beneficiary for a period of ten years following retirement. The Company has recorded the present value of these future payments as a long term liability and has purchased life insurance policies on these individuals to provide a funding mechanism for these liabilities.

NOTE 13--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders have entered into a definitive agreement with U.S.A Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

                        BAY STATE FLORIST SUPPLY, INC.

  In conjunction with the merger the amounts Due From Related Parties will be repaid and the proceeds will be used to pay the outstanding balance of the Note Payable described in Note 7.

  Additionally, the terms of the lease described in Note 9 will be evaluated and renegotiated, if necessary, to ensure such terms are no less favorable to the Company than those that Bay State could obtain with unaffiliated third parties.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 Flowtrad Corporation, N.V.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Flowtrad Corporation, N.V. (for the purposes hereof, "Flower Trading Corporation" or the "Company") at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
August 1, 1997

                           FLOWER TRADING CORPORATION

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 31,
                                                      -------------  JUNE 30,
                                                       1995   1996     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................... $  126 $   70   $  862
  Accounts receivable, net...........................  2,612  2,747    2,526
  Officers, employees and related party receivables..     21     38       40
  Other receivables..................................    109     10       18
  Inventory..........................................     23     52       47
  Prepaid expenses and other current assets..........     36    171      151
                                                      ------ ------   ------
      Total current assets...........................  2,927  3,088    3,644
Property and equipment, net..........................    489    330      332
Cash surrender value--life insurance.................     39     44       44
Deferred income taxes................................     91     79       90
Other assets.........................................     69    110      101
                                                      ------ ------   ------
Total assets......................................... $3,615 $3,651   $4,211
                                                      ====== ======   ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit................................        $  200
  Notes payable--current............................. $   43    112   $  104
  Trade accounts payable.............................    862    669      667
  Trade accounts payable due to affiliates...........    483    532      581
  Other accounts payable and accrued expenses........     86    277      255
  Income taxes payable...............................      9             250
                                                      ------ ------   ------
    Total current liabilities........................  1,483  1,790    1,857
Notes payable, net of current maturities.............      8    391      339
                                                      ------ ------   ------
    Total liabilities................................  1,491  2,181    2,196
Commitments and contingencies
Stockholders' equity:
  Common stock, $1.00 par value; 150,000 shares
   authorized, issued and outstanding................    150    150      150
  Additional paid-in capital.........................    328    328      328
  Retained earnings..................................  1,646    992    1,537
                                                      ------ ------   ------
    Total stockholders' equity.......................  2,124  1,470    2,015
                                                      ------ ------   ------
    Total liabilities and stockholders' equity....... $3,615 $3,651   $4,211
                                                      ====== ======   ======

  The accompanying notes are an integral part of these consolidated financial statements.

                           FLOWER TRADING CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                  -------------------------  ------------------
                                   1994     1995     1996      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
Net sales........................ $18,478  $20,335  $20,313  $ 11,305  $ 12,997
Cost of sales (including
 purchases from affiliated farms
 of $2,612, $4,451, $3,921 for
 the years ended December 31,
 1994, 1995 and 1996 and $1,779
 and $2,259 for the six months
 ended June 30, 1996 and 1997,
 respectively)...................  14,452   15,921   15,914     8,928    10,139
                                  -------  -------  -------  --------  --------
    Gross profit.................   4,026    4,414    4,399     2,377     2,858
Selling, general and
 administrative expenses.........   3,605    4,068    4,142     1,944     1,936
                                  -------  -------  -------  --------  --------
    Operating income.............     421      346      257       433       922
Other (income) expense:
  Interest expense...............      17        9       32         5        35
  Interest income................     (11)     (18)      (5)       (2)      (4)
  Write off of investment........              181      129
  Other, net.....................     (87)     (51)      (9)       (6)        7
                                  -------  -------  -------  --------  --------
Income before provision for
 income taxes....................     502      225      110       436       884
Provision for income taxes.......     201       95       48       183       339
                                  -------  -------  -------  --------  --------
Net income....................... $   301  $   130  $    62  $    253  $    545
                                  =======  =======  =======  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           FLOWER TRADING CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 COMMON STOCK  ADDITIONAL  TOTAL
                                --------------  PAID-IN   RETAINED  STOCKHOLDERS'
                                SHARES  AMOUNT  CAPITAL   EARNINGS     EQUITY
                                ------- ------ ---------- --------  -------------
Balance at December 31, 1993..  160,000 $ 150    $ 328    $ 1,215      $ 1,693
  Net income..................                                301          301
                                ------- -----    -----    -------      -------
Balance at December 31, 1994..  160,000   150      328      1,516        1,994
  Net income..................                                130          130
                                ------- -----    -----    -------      -------
Balance at December 31, 1995..  160,000   150      328      1,646        2,124
  Net income..................                                 62           62
  Distribution to shareholders
   for investment in
   subsidiary.................                               (716)        (716)
                                ------- -----    -----    -------      -------
Balance at December 31, 1996..  160,000   150      328        992        1,470
  Net income (unaudited)......                                545          545
                                ------- -----    -----    -------      -------
Balance at June 30, 1997
 (unaudited)..................  160,000 $ 150    $ 328    $ 1,537      $ 2,015
                                ======= =====    =====    =======      =======



  The accompanying notes are an integral part of these consolidated financial statements.

                           FLOWER TRADING CORPORATION

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   SIX MONTHS
                                                                     ENDED
                                       YEAR ENDED DECEMBER 31,      JUNE 30,
                                       -------------------------  -------------
                                        1994     1995     1996    1996    1997
                                       -------  ------- --------  -----  ------
                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net income..........................  $   301  $  130  $     62  $ 253  $  545
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization......      196     216       202     93      80
  Loss on investment.................              181       129
  Loss on disposal of fixed assets...                         40
  Change in operating assets and
   liabilities:
   Accounts receivable...............       99      63       (53)  (141)    211
   Inventory.........................       19      (7)      (29)     7       5
   Prepaid expenses and other current
    assets...........................      195     (15)     (176)     5      20
   Accounts payable..................       43     (27)     (144)  (164)     47
   Accrued expenses..................     (235)     59       191    (43)    (22)
   Income taxes payable..............       78     (69)       (9)    88     250
   Deferred taxes asset and other
    assets...........................        3     (91)       41             (2)
                                       -------  ------  --------  -----  ------
    Net cash (used) provided by
     operating activities............      699     440       254     98   1,134
Cash flows from investing activities:
 Purchase of investment..............             (181)     (129)
 Purchases of property and
  equipment..........................                        (83)   (32)    (82)
 Proceeds from disposal of property
  and equipment......................     (288)   (162)
 Cash surrender value of life
  insurance..........................                4        (5)
 Advances to related parties.........      (67)     28
                                       -------  ------  --------  -----  ------
    Net cash used in investing
     activities......................     (355)   (311)     (217)   (32)    (82)
Cash flows from financing activities:
 Proceeds from issuance of long-term
  debt...............................                      1,100
 Repayments of long-term debt........      (74)    (74)     (648)   (37)    (52)
 Distribution to stockholders for
  investment in subsidiary...........                       (745)
 Borrowings (repayments) under line
  of credit agreement, net...........     (200)              200           (208)
                                       -------  ------  --------  -----  ------
    Net cash (used) provided by in
     financing activities............     (274)    (74)      (93)   (37)   (260)
Net increase (decrease) in cash and
 cash equivalents....................       70      55       (56)    29     792
Cash and cash equivalents--beginning
 of period...........................        1      71       126    126      70
                                       -------  ------  --------  -----  ------
Cash and cash equivalents--end of
 period..............................  $    71  $  126  $     70  $ 155  $  862
                                       =======  ======  ========  =====  ======
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest...........................  $    17  $    9  $     32  $   4  $   34
 Cash paid during the period for
  income taxes.......................  $   201  $  189  $    189  $  73  $   52

  The accompanying notes are an integral part of these consolidated financial statements.

                          FLOWER TRADING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1977, Flower Trading Corporation is an importer and distributor of perishable floral products which are imported from farms located primarily in Colombia and Ecuador and distributed to wholesale florists throughout the United States.

 Basis of Presentation

  These consolidated financial statements represent the financial position, results of operations and net cash flows of Flowtrad Corporation N.V. and its wholly owned subsidiary, Flower Trading Corporation ("Flower Trading" or the "Company"). All significant intercompany accounts have been eliminated in consolidation.

  The Company and its stockholders plan to enter into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with a subsidiary of USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of an initial public offering of the common stock of USA Floral.

  Flower Trading also holds a 75 percent interest in a subsidiary, UltraFlora Corporation, which owns a 99.62 percent interest in UltraFlora Corporation Limited, a subsidiary in Colombia. The Company does not plan to include UltraFlora Corporation and its subsidiary in the merger, and will divest this interest prior to the merger. Accordingly, these financial statements do not reflect the financial position, results of operations or net cash flows of UltraFlora Corporation and its subsidiary.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimate

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost or market. A significant portion of inventory is purchased on a consignment basis. Cost is determined by the specific identification method.

                          FLOWER TRADING CORPORATION

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets (three to seven years).

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company is a C Corporation for federal and state income tax purposes. The Company accounts for income taxes using the liability method under the provisions on the Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

 Other Income

  In 1995 and 1996 the Company loaned a start-up company $181 and $129, respectively. As the collectibility of these loans was considered uncertain, these loans were written off in each of the respective years.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                    BALANCE AT CHARGED TO             BALANCE
                                    BEGINNING  COSTS AND              AT END
                                    OF PERIOD   EXPENSES  WRITE-OFFS OF PERIOD
                                    ---------- ---------- ---------- ---------
   Year ended December 31, 1994....    $ 0        $ 4        $ 4        $ 0
   Year ended December 31, 1995....    $ 0        $96        $18        $78
   Year ended December 31, 1996....    $78        $21        $21        $78

                          FLOWER TRADING CORPORATION

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Machinery and equipment.................................... $   584  $   596
   Computer equipment and software............................     634      408
   Furniture, fixtures and equipment..........................     241      245
   Vehicles...................................................      81       81
                                                               -------  -------
                                                                 1,540    1,330
   Accumulated depreciation and amortization..................  (1,051)  (1,000)
                                                               -------  -------
                                                               $   489  $   330
                                                               =======  =======

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $196, $216 and $202, respectively.

NOTE 5--CREDIT FACILITIES

 Line of Credit

  At December 31, 1995 and 1996, the Company had a $750 revolving line of credit with a bank which is due on demand and expired on June 30, 1997. This line of credit was renewed through June 30, 1998 and increased to $1,500. Advances on the credit line are payable on demand and bear interest at 1 percent above the prime rate with interest payable monthly (9.25% at December 31, 1995 and 1996). The credit line is secured by all of the Company's personal property, including but not limited to the Company's accounts, inventory and fixed assets. Outstanding balances on the line were $0 and $200 as of December 31, 1995 and 1996, respectively.

 Long-Term Debt

  Long-term debt consists of the following at December 31, 1995 and 1996:

                                                                DECEMBER 31,
                                                                -------------
                                                                1995    1996
                                                                ------ ------
   Note payable to bank, due in monthly installments of $9,
    bearing interest at bank's prime rate plus 1% (9.25% at
    December 31, 1995 and 1996), due September 6, 2001;
    secured by assets of the Company and real property owned
    by affiliate..............................................         $  495
   Note payable to bank, due in monthly installments of $5,
    bearing interest at bank's prime rate plus 1.5% (9.75% at
    December 31, 1995 and 1996), due June 30, 1996; secured by receivables, property and equipment, and certain assets of
    the Company...............................................   $ 31
   Note payable to financial corporation, due in monthly
    installments of $1, including interest, through March 1997 and one final payment of $5; secured by a vehicle with a
    net book value of $12 and $10 in 1995 and 1996,
    respectively..............................................     20       8
                                                                -----  ------
                                                                   51     503
   Less: Current maturities...................................    (43)   (112)
                                                                -----  ------
   Long-term debt, excluding current maturities...............  $   8  $  391
                                                                =====  ======

                          FLOWER TRADING CORPORATION

  Principal maturities on notes payable are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $112
   1998............................................................      104
   1999............................................................      104
   2000............................................................      104
   2001............................................................       79
                                                                        ----
       Total.......................................................     $503
                                                                        ====

NOTE 6--INCOME TAXES

  The provision for income taxes is as follows:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                 1994 1995  1996
                                                                 ---- ----  ----
   Current expense:
     State...................................................... $ 20 $ 19  $ 4
     Federal....................................................  179  166   32
                                                                 ---- ----  ---
       Total income tax provision............................... $199 $185  $36
                                                                 ==== ====  ===
   Deferred expense:
   State........................................................ $  2 $ (9) $ 1
   Federal......................................................       (81)  11
                                                                 ---- ----  ---
       Total income tax provision............................... $  2 $(90) $12
                                                                 ==== ====  ===

  The provision for income taxes differs from the U.S. statutory federal income tax rate for the following reasons:

                                                                DECEMBER 31,
                                                               ----------------
                                                               1994  1995  1996
                                                               ----  ----  ----
   Statutory federal tax rate................................. 34.0% 34.0% 34.0%
   State taxes, net of federal benefit........................  3.7   3.7   3.7
   Meals and entertainment....................................  1.3   3.1   4.5
   Other......................................................  1.0   1.4   1.4
                                                               ----  ----  ----
                                                               40.0% 42.2% 43.6%
                                                               ====  ====  ====

  Deferred tax assets were comprised of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Allowance for doubtful accounts.............................. $   91  $   23
   Accruals.....................................................             56
                                                                 ------  ------
                                                                 $   91  $   79
                                                                 ======  ======

                          FLOWER TRADING CORPORATION

NOTE 7--EMPLOYEE BENEFIT PLAN

  In 1995 the Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 5% of their gross salary to the plan. The Company is liable for matching contributions of 30% of participants' contributions up to a certain amount per participant. Company contributions to the plan were approximately $19 and $22 for the year ended December 31, 1995 and 1996, respectively.

NOTE 8--RELATED PARTY TRANSACTIONS

  The Company pays a representative fee to a related entity for flowers shipped from Colombia. This related entity ensures that the Company has a reliable source of fresh cut flowers in Colombia. This entity also provides each of the Company's suppliers with technical expertise to improve and maintain the yield, quality and durability of the fresh cut flowers. In addition, due to the large number of suppliers in Colombia, the Company requires the service of this entity to consolidate the shipments of flowers with a common carrier, and generate the paperwork necessary to complete the shipment of flowers. Representative fees paid for the years ended December 31, 1994, 1995 and 1996 were $658, $793 and $675, respectively.

  The Company purchases flowers from a related entity. Total purchases were approximately $1,954, $3,658 and $3,246 for 1994, 1995 and 1996, respectively.

  The Company leases office and warehouse space from a related entity. Total lease payments were approximately $201, $223 and $230 for 1994, 1995 and 1996, respectively.

  The Company charges a related entity a monthly fee for the handling of floral products. Total handling fees were $172, $279 and $225 for 1994, 1995 and 1996, respectively. Also included in other income at December 31, 1994, 1995 and 1996 is $79, $66 and $54, respectively, representing administrative fees received by the Company from this related party. At December 31, 1995 and 1996, the Company had receivables from this entity of $52 and $41, respectively.

  The Company guarantees two lines of credit a related entity maintains with a bank up to a total of $750. These lines expire on May 31, 1998.

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its warehouse and office facilities from a related party under a noncancelable operating lease expiring in 1999. Rental payments include minimum rentals adjusted annually for changes in the consumer price index. The aggregate future minimum rentals are as follows:

   1997.................................................................... $230
   1998....................................................................  230
   1999....................................................................  230
                                                                            ----
                                                                            $690
                                                                            ====

 Antidumping Duty

  In 1986, the U.S. Department of Commerce ("DOC") imposed an antidumping duty deposit ("ADD") on the importation of certain flowers, pending the imposition of a final duty rate based on annual reviews of the

                          FLOWER TRADING CORPORATION
flower growers' margins. Since that time, the DOC has undertaken ten reviews. As a result of those reviews, the Company's importation of flowers from its suppliers has been subject to antidumping duties. The ADDs from the second and fourth reviews are awaiting final liquidation from the DOC. Final determinations have been published for the fifth through seventh reviews but judicial appeals are pending. The eighth review was liquidated at the cash-deposit rate. The ninth review is pending final determination. The tenth review is in process. All other reviews have been resolved.

  Included in accrued expenses is approximately $0 and $150 as of December 31, 1995 and 1996, respectively, of estimated antidumping duty imposed by the Department of Commerce. The duty is based on rates imposed on certain products from certain growers in Colombia and Ecuador. The antidumping duty is subject to change upon the Department of Commerce's final review of all open antidumping periods as well as various legal appeals.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 10--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders have entered into a definitive agreement with USA Floral pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  Upon consummation of the merger described above, a portion of the Company's related party agreements as outlined in Note 8 will be amended. The Company will continue to pay a representative fee in connection with flowers shipped from Colombia, however, the fee will be reduced from $3.50 per box to $0.50 per box due to a significant reduction in the services provided. In addition, the Company's guarantee of the two lines of credit of a related entity will be discontinued as will the guarantee of the Company's debt by such related party.

  The Company will continue to lease office and warehouse space under the current lease agreement, and will also continue to provide handling and administrative services to a related entity for a monthly fee. Additionally, the Company will continue to purchase flowers from a related entity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 United Wholesale Florists, Inc. and
 United Wholesale Florists of America, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. (the "Company") at June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
July 31, 1997

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                             COMBINED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    JUNE 30,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
ASSETS
Current assets:
  Cash and cash equivalents...................................... $  434 $  625
  Accounts receivable, net.......................................  1,062  1,186
  Inventory......................................................  1,799  1,963
  Advances to affiliates.........................................         1,240
  Advances to stockholders.......................................           389
  Prepaid expenses and other current assets......................     41    127
                                                                  ------ ------
    Total current assets.........................................  3,336  5,530
Property and equipment, net......................................  1,802  1,886
Advances to affiliates...........................................  1,059
Advances to stockholders.........................................    221
Goodwill.........................................................    233    222
Deferred income taxes............................................      6
Other assets.....................................................    132    114
                                                                  ------ ------
    Total assets................................................. $6,789 $7,752
                                                                  ====== ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit................................................. $1,283 $1,683
  Current maturities of long-term debt...........................     96    104
  Current maturities of notes payable to stockholders............    222    558
  Current obligations under capital leases.......................    145    200
  Accounts payable...............................................  2,127  2,179
  Accrued expenses and other current liabilities.................    163    211
  Income taxes payable...........................................           210
                                                                  ------ ------
    Total current liabilities....................................  4,036  5,145
Long-term debt...................................................    194     62
Obligations under capital leases.................................    195    294
Notes payable to stockholders....................................    572
Other liabilities................................................     84     61
Commitments and contingencies
Stockholders' equity:
  Common stock...................................................     11     11
  Retained earnings..............................................  1,697  2,179
                                                                  ------ ------
    Total stockholders' equity...................................  1,708  2,190
                                                                  ------ ------
    Total liabilities and stockholders' equity................... $6,789 $7,752
                                                                  ====== ======

   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                                       YEAR ENDED JUNE 30,
                                                     -------------------------
                                                      1995     1996     1997
                                                     -------  -------  -------
Net sales........................................... $17,985  $19,030  $19,673
Cost of sales.......................................  11,556   12,563   12,862
                                                     -------  -------  -------
    Gross margin....................................   6,429    6,467    6,811
Selling, general and administrative expenses........   5,926    6,101    6,046
                                                     -------  -------  -------
    Operating income................................     503      366      765
Other (income) expense:
  Interest expense..................................     227      236      231
  Interest income...................................     (91)     (95)    (133)
  Other, net........................................       9      (14)     (20)
                                                     -------  -------  -------
Income before income taxes..........................     358      239      687
Provision for income taxes..........................     171       95      205
                                                     -------  -------  -------
Net income.......................................... $   187  $   144  $   482
                                                     =======  =======  =======
Unaudited pro forma information:
  Pro forma net income before provision for income
   taxes............................................ $   358  $   239  $   687
  Provision for income taxes........................     143       96      275
                                                     -------  -------  -------
Pro forma income (see Note 2)....................... $   215  $   143  $   412
                                                     =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK               TOTAL
                                           ------------- RETAINED STOCKHOLDERS'
                                           SHARES AMOUNT EARNINGS    EQUITY
                                           ------ ------ -------- -------------
Balance at June 30, 1994.................. 2,000   $ 11  $ 1,366     $1,377
  Net income..............................                   187        187
                                           -----   ----  -------     ------
Balance at June 30, 1995.................. 2,000     11    1,553      1,564
  Net income..............................                   144        144
                                           -----   ----  -------     ------
Balance at June 30, 1996.................. 2,000     11    1,697      1,708
  Net income..............................                   482        482
                                           -----   ----  -------     ------
Balance at June 30, 1997.................. 2,000   $ 11  $ 2,179     $2,190
                                           =====   ====  =======     ======



   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                   UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                         YEAR ENDED JUNE 30,
                                                         ---------------------
                                                          1995    1996   1997
                                                         ------  ------  -----
Cash flows from operating activities:
 Net income............................................. $  187  $  144  $ 482
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.........................    341     410    442
  Deferred income taxes.................................     17      26      6
  Loss on disposal of fixed assets......................     18
  Provision for doubtful accounts.......................     26      16     25
  Change in operating assets and liabilities:
   Accounts receivable..................................    (30)   (149)  (149)
   Inventory............................................     74     (99)  (164)
   Prepaid expenses and other current assets............     (6)    (18)   (86)
   Accounts payable and accrued expenses................   (266)    881    100
   Income taxes payable.................................     66    (153)   210
  Changes in other assets...............................     (6)    (12)   (12)
  Changes in other liabilities..........................    (19)    (21)   (23)
                                                         ------  ------  -----
    Net cash provided by operating activities...........    402   1,025    831
Cash flows from investing activities:
 Purchases of property and equipment....................   (304)   (295)  (107)
 Proceeds from disposal of property and equipment.......      8              1
 Advances to stockholders...............................    (30)   (155)  (168)
 Advances to affiliates.................................   (151)    (19)  (181)
                                                         ------  ------  -----
    Net cash used in investing activities...............   (477)   (469)  (455)
Cash flows from financing activities:
 Net borrowings on line of credit.......................    300     383    400
 Principal payments on capital lease obligations........   (207)   (202)  (225)
 Proceeds from long-term debt...........................    470      57     18
 Repayments on long-term debt...........................   (990)   (323)  (142)
 Proceeds from notes payable to stockholders............  1,192       2
 Repayments of notes payable to stockholders............   (849)   (274)  (236)
                                                         ------  ------  -----
 Net cash used in financing activities..................    (84)   (357)  (185)
                                                         ------  ------  -----
 Net increase (decrease) in cash and cash equivalents...   (159)    199    191
 Cash and cash equivalents--beginning of period.........    394     235    434
                                                         ------  ------  -----
Cash and cash equivalents--end of period................ $  235  $  434  $ 625
                                                         ======  ======  =====
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest............... $  216  $  231  $ 246
 Cash paid during the period for income taxes........... $   84  $  242  $  57
Supplemental disclosure of non-cash transactions:
 Acquisition of vehicles under capital leases........... $  174  $  219  $ 379

   The accompanying notes are an integral part of these financial statements.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1947, United Wholesale Florists, Inc. and United Wholesale Florists of America, Inc. (together the "Company") compose a wholesale distributor of perishable floral products and floral-related hardgoods, operating from 13 locations in Arkansas, Alabama, Mississippi, Oklahoma, Tennessee and Texas. The Company purchases floral products from domestic growers, importers, brokers and shippers and sells them to retail florists and mass marketers.

  The accompanying combined financial statements include the accounts of United Wholesale Florists, Inc. ("UWF") and United Wholesale Florists of America, Inc. ("UWFA") which are affiliated through common ownership and management. All intercompany transactions have been eliminated in these financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Income is recognized upon shipment of goods to the customer.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Inventories

  Inventories consist of fresh-cut flowers and floral supplies and are valued at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

 Property and Equipment

  Property and equipment are stated at cost including the cost of additions and improvements which materially increase the useful lives or values of the assets. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Average useful lives are as follows: buildings and improvements-- 8 to 30 years; and furniture and equipment--5 to 7 years. Amortization on vehicles under capital leases is computed on a straight-line basis over the estimated useful life of the vehicles (5 years).

 Goodwill

  Goodwill is being amortized by the straight-line basis over a 40 year period. Accumulated amortization was $213 and $224 at June 30, 1996 and 1997, respectively.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  At each balance sheet date, the Company assesses whether there has been an impairment in the value of long-lived assets by determining whether projected undiscounted future cash flows from operations of each facility (as defined in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," exceeds its net book value as of the assessment date. At June 30, 1997, there were no impairments of the Company's assets.

 Other Assets

  Other assets is comprised of organizational costs with a net value of $5 and $0 at June 30, 1996 and 1997 and a non-compete agreement with a net value of $57 and $31 as of June 30, 1996 and 1997, respectively. These amounts are being amortized on a straight-line basis over a five and six year period, respectively. Amortization expense was $31 for each of the years ended June 30, 1995, 1996 and 1997.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable and amounts due from related parties. The Company limits the amounts of cash that is deposited in any one bank to ensure balances do not exceed amounts insured by the Federal Deposit Insurance Corporation. Trade receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to minimize the risk of loss.

 Stockholders' Equity

  UWF has 200 shares of Class A, voting, $11 par value, common stock authorized, issued and outstanding. There are also 800 shares of Class B, nonvoting, $9.75 par value, common stock authorized, issued and outstanding.

  UWFA has 1,000 shares of voting common stock, no par value, issued and outstanding (2,000 shares authorized).

 Income Taxes

  UWF accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for the tax effects of temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities.

  UWFA has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders. UWFA reports earnings for tax purposes with a fiscal year ending on December 31. UWF is organized as a C Corporation and maintains its financial records on a fiscal year ending on June 30.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The unaudited pro forma income tax information included in the Combined Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                    BALANCE    CHARGED TO        BALANCES AT
                                  AT BEGINNING COSTS AND  WRITE-   END OF
                                   OF PERIOD    EXPENSES   OFFS    PERIOD
                                  ------------ ---------- ------ -----------
   Year-ended June 30, 1995
    allowance for doubtful
    accounts.....................     $21         $26      $(10)     $37
   Year-ended June 30, 1996
    allowance for doubtful
    accounts.....................     $37         $16      $(37)     $16
   Year-ended June 30, 1997
    allowance for doubtful
    accounts.....................     $16         $25      $(11)     $30

NOTE 4--INVENTORY

  Inventory consists of the following finished goods:

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Perishables.................................................... $  138 $  143
   Hardgoods......................................................  1,661  1,820
                                                                   ------ ------
                                                                   $1,799 $1,963
                                                                   ====== ======

NOTE 5--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                  JUNE 30,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Land....................................................... $   157  $   157
   Buildings and leasehold improvements.......................   1,414    1,426
   Automobiles and delivery vehicles..........................   1,253    1,321
   Furniture, fixtures and equipment..........................   1,349    1,438
                                                               -------  -------
                                                                 4,173    4,342
   Accumulated depreciation and amortization..................  (2,371)  (2,456)
                                                               -------  -------
                                                               $ 1,802  $ 1,886
                                                               =======  =======

  Depreciation and amortization expense for the years ended June 30, 1995, 1996 and 1997 was $299, $368 and $401, respectively.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 6--CREDIT FACILITIES

  Short-term debt consists of the following:

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Line of credit arrangement collateralized by accounts
    receivable and inventory, due May 1998, including interest at a variable rate (8.5% at June 30, 1997)......................  $1,283 $1,683
                                                                   ====== ======

  In connection with the line of credit arrangement, the Company must maintain a minimum net worth of $1,500,000, working capital of $500,000 and a ratio of earnings before interest, taxes and depreciation to interest expense of 2 to
1. Additionally, if the Company is not in compliance with the restrictive covenants or any other requirements contained in this debt instrument, the Company is prohibited from making payments on obligations to its stockholders.

  The Company was in compliance with its covenants, with the exception of the working capital minimum, for which an appropriate waiver was obtained.

 Long-Term Debt

  Long-term debt consists of:

                                                                   JUNE 30,
                                                                  -----------
                                                                  1996  1997
                                                                  ----  -----
   Various secured fixed payment notes payable to banks at
    interest rates ranging from 7.5% to 12%, payments ranging
    from $1 to $5 monthly; maturing from May 1996 to November
    1999......................................................... $100  $  33
   Various secured notes payable to banks; interest payable
    monthly at rates ranging from 9.25% to 10%; principal due at
    maturity; maturing from June 1996 to November 1997...........  124     96
   Unsecured notes payable to individuals arising from non-
    compete agreements, due 1998.................................   66     37
   Less: Current maturities......................................  (96)  (104)
                                                                  ----  -----
                                                                  $194  $  62
                                                                  ====  =====

  Long-term principal maturities on notes payable over the next three years are as follows:

                                                                    YEAR ENDED
                                                                   JUNE 30, 1997
                                                                   -------------
   1998...........................................................     $104
   1999...........................................................       40
   2000...........................................................       22
                                                                       ----
     Total........................................................     $166
                                                                       ====

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Notes payable to stockholders of $794 and $558 at June 30, 1996 and 1997, respectively, are discussed in Note 8.

NOTE 7--INCOME TAXES

  The provision for income taxes consists of the following:

                                        YEAR ENDED JUNE 30,
                    -----------------------------------------------------------
                           1995                1996                1997
                    ------------------- ------------------- -------------------
                    FEDERAL STATE TOTAL FEDERAL STATE TOTAL FEDERAL STATE TOTAL
                    ------- ----- ----- ------- ----- ----- ------- ----- -----
   Current.........  $130    $24  $154    $59    $11   $70   $168    $31  $199
   Deferred........    14      3    17     21      4    25      5      1     6
                     ----    ---  ----    ---    ---   ---   ----    ---  ----
                     $144    $27  $171    $80    $15   $95   $173    $32  $205
                     ====    ===  ====    ===    ===   ===   ====    ===  ====

  Net deferred tax asset (liability) is comprised of the following:

                                                                     JUNE 30,
                                                                     ----------
                                                                     1996  1997
                                                                     ----  ----
   Allowance for doubtful accounts.................................. $  6  $11
   Inventory reserves...............................................    8    8
                                                                     ----  ---
     Current deferred tax assets....................................   14   19
   Deferred compensation............................................   32   23
   Depreciation.....................................................  (40) (42)
                                                                     ----  ---
     Noncurrent deferred tax asset (liability)......................   (8) (19)
                                                                     ----  ---
     Net deferred tax assets........................................ $  6  $--
                                                                     ====  ===

  A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                                        YEAR ENDED JUNE 30,
                                                     -----------------------------
                                                       1995     1996       1997
                                                     --------  --------  ---------
   Income taxes of the statutory rate............... $125  35% $84   35% $240   35%
   (Income) loss of S Corporation...................   22   6   (7)  (3)  (58)  (8)
   State income tax, net of federal benefit.........   18   5   10    4    21    3
   Non-deductible goodwill amortization.............    4   1    4    2     4    1
   Other............................................    2   1    4    2    (2)  (1)
                                                     ---- ---  ---  ---  ----  ---
                                                     $171  48% $95   40% $205   30%
                                                     ==== ===  ===  ===  ====  ===

NOTE 8--RELATED PARTY TRANSACTIONS

  The Company makes advances to affiliates in the ordinary course of business. Receivables from affiliates totaled $1,059 and $1,240 at June 30, 1996 and 1997, respectively. The advances bear interest at a rate of 8.5% per annum; although no formal repayment terms exist. Interest income related to this receivable for the years ended June 30, 1995, 1996 and 1997, was $87, $89 and $80, respectively.

  The Company makes advances to the stockholders. Receivables from stockholders totaled $221 and $389 at June 30, 1996 and 1997, respectively. The advances bear interest at a rate of 8.5% per annum although no formal

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

repayment terms exist. Interest income related to this receivable for the years ended June 30, 1995, 1996 and 1997 was $5, $12 and $24, respectively.

  The Company leases eight of its thirteen facilities from an affiliated partnership, United Properties. Total rent expense related to these leases was $206 in 1995 and $221 in 1996 and 1997, respectively.

  During 1995, the Company entered into a lease for its corporate headquarters from a partnership which is 50% owned by United Properties. Total lease payments were $27 in 1995 and $81 in 1996 and 1997.

  At June 30, 1995, 1996 and 1997, the Company has $1,066, $794 and $558,
respectively, payable to the stockholders of the Company. These obligations bear interest at rates from 8% to 9.25%. Included in interest expense for the years ended June 30, 1995, 1996 and 1997 was $102, $106 and $54, respectively, of interest related to this obligation.

  Principal maturities on these notes payable as of June 30, 1997 are as follows:

   1998.................................................................... $ 36
   1999....................................................................   40
   2000....................................................................   43
   2001....................................................................   47
   Thereafter..............................................................  392
                                                                            ----
                                                                            $558
                                                                            ====

NOTE 9--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its land sites and buildings for most of its stores and office space for corporate operations under operating leases. These leases are primarily with related party lessors (Note 8). Rent expense under all operating leases was $245 for the year ended June 30, 1995 and $334 for both of the years ended June 30, 1996 and 1997.

  The Company leases its vehicle fleet under capital leases. The leases generally include renewal options at varying terms. The book value and corresponding accumulated depreciation for the vehicles under capital lease as of June 30, 1996 are $1,186 and $768, and $1,252 and $675 as of June 30, 1997,
respectively. Depreciation expense of vehicles under capital lease for the years ended June 30, 1995, 1996 and 1997 was approximately $184, $218 and $220, respectively.

                      UNITED WHOLESALE FLORISTS, INC. AND
                  UNITED WHOLESALE FLORISTS OF AMERICA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Minimum lease payments under the noncancelable portion of capital and operating leases at June 30, 1997 are as follows:

                                                               OPERATING CAPITAL
   FISCAL YEAR                                                  LEASES   LEASES
   -----------                                                 --------- -------
   1998.......................................................  $  340    $ 255
   1999.......................................................     340      206
   2000.......................................................     313      116
   2001.......................................................     259       14
   Thereafter.................................................     259      --
                                                                ------    -----
   Future minimum lease payments..............................  $1,511      591
                                                                ======
   Imputed interest...........................................              (97)
                                                                          -----
   Present value of minimum lease payments....................              494
   Current portion............................................             (200)
                                                                          -----
   Long-term portion..........................................            $ 294
                                                                          =====

  Subsequent to the balance sheet date, the Company renewed its lease agreements with a related party in six of its thirteen store locations. Terms of the new leases are substantially the same to those which were in effect at the balance sheet date.

 Litigation

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 9--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholder have entered into a definitive agreement with USA Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of the initial public offering of the common stock of USA Floral.

  In conjunction with the merger all amounts Due from related parties and Due from stockholders will be repaid to the Company. Additionally, amounts Due to stockholders will be repaid by the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholder of
 American Florist Supply, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholder's equity and of cash flows present fairly, in all material respects, the financial position of American Florist Supply, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
July 11, 1997

                         AMERICAN FLORIST SUPPLY, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 31,
                                                      -------------  JUNE 30,
                                                       1995   1996     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $    3 $    4   $  421
  Accounts receivable, net...........................  1,339  1,460    1,379
  Inventory..........................................     39     65       91
  Notes receivable--stockholder......................     21    231
  Prepaid expenses and other current assets..........     28     30       25
                                                      ------ ------   ------
    Total current assets.............................  1,430  1,790    1,916
Property and equipment, net..........................    311    278      289
Goodwill and intangibles, net........................    327    298      287
Restricted investments...............................     25     26       27
Other assets.........................................     43     46       61
                                                      ------ ------   ------
    Total assets..................................... $2,136 $2,438   $2,580
                                                      ====== ======   ======
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Line of credit..................................... $   80 $  302
  Accounts payable...................................    687    709   $  727
  Accrued expenses...................................     75    147      158
  Income taxes payable...............................     21     29       32
                                                      ------ ------   ------
    Total current liabilities........................    863  1,187      917
Long-term debt.......................................    598    598      598
Other long-term liabilities..........................     25     25       25
Commitments and contingencies (Note 11)
Stockholder's equity:
  Common stock, no par value; 5,000 shares
   authorized; 1,000 shares issued and outstanding...    400    400      400
  Retained earnings..................................    250    228      640
                                                      ------ ------   ------
    Total stockholder's equity.......................    650    628    1,040
                                                      ------ ------   ------
    Total liabilities and stockholder's equity....... $2,136 $2,438   $2,580
                                                      ====== ======   ======

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                            YEAR ENDED      SIX MONTHS ENDED
                                           DECEMBER 31,         JUNE 30,
                                          ----------------  ------------------
                                           1995     1996      1996      1997
                                          -------  -------  --------  --------
                                                               (UNAUDITED)
Net sales................................ $10,783  $11,679  $  6,444  $  7,082
Cost of sales............................   7,788    8,268     4,458     4,793
                                          -------  -------  --------  --------
    Gross margin.........................   2,995    3,411     1,986     2,289
Selling, general and administrative
 expenses................................   2,531    2,723     1,421     1,579
                                          -------  -------  --------  --------
    Operating income.....................     464      688       565       710
Other (income) expense:
  Interest expense.......................      42       43        20        25
  Interest income........................      (4)     (11)       (3)       (8)
  Other, net.............................     (14)     (64)      (43)      (54)
                                          -------  -------  --------  --------
Income before income taxes...............     440      720       591       747
Provision for income taxes...............      17       37        30        36
                                          -------  -------  --------  --------
Net income............................... $   423  $   683  $    561  $    711
                                          =======  =======  ========  ========
Unaudited pro forma information:
  Pro forma net income before provision
   for income taxes...................... $   440  $   720  $    591  $    747
  Provision for income taxes.............     176      288       236       299
                                          -------  -------  --------  --------
  Pro forma income (see Note 2).......... $   264  $   432  $    355  $    448
                                          =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK   TOTAL
                                           ------------- RETAINED STOCKHOLDER'S
                                           SHARES AMOUNT EARNINGS    EQUITY
                                           ------ ------ -------- -------------
Balance at December 31, 1994.............. 1,000   $400   $  92      $  492
  Net income..............................                  423         423
  Dividends paid..........................                 (265)       (265)
                                           -----   ----   -----      ------
Balance at December 31, 1995.............. 1,000    400     250         650
  Net income..............................                  683         683
  Dividends paid..........................                 (705)       (705)
                                           -----   ----   -----      ------
Balance at December 31, 1996.............. 1,000    400     228         628
  Net income (unaudited)..................                  711         711
  Dividends paid (unaudited)..............                 (299)       (299)
                                           -----   ----   -----      ------
Balance at June 30, 1997 (unaudited)...... 1,000   $400   $ 640      $1,040
                                           =====   ====   =====      ======



   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                            YEAR ENDED      SIX MONTHS ENDED
                                           DECEMBER 31,         JUNE 30,
                                          ----------------  ------------------
                                           1995     1996     1996      1997
                                          -------  -------  -------- ---------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income.............................. $   423  $   683  $   561  $     711
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization..........      89       91       52         40
  Loss on disposal of fixed assets.......      32        8                   6
  Changes in operating assets and
   liabilities:
   Accounts receivable...................    (126)    (121)      95         81
   Inventory.............................     (39)     (26)     (18)       (26)
   Prepaid expenses and other assets.....      (1)      (2)     (11)       (10)
   Due from related parties..............     (16)    (210)     (20)       231
   Accounts payable and accrued
    expenses.............................     (85)      94       43         29
   Income taxes payable..................      16        8       34          3
                                          -------  -------  -------  ---------
    Net cash provided by operating
     activities..........................     293      525      736      1,065
Cash flows from investing activities:
 Purchases of property and equipment.....      (7)     (45)     (13)       (50)
 Equipment sale proceeds.................                2
 Purchases of investments................      (2)      (1)                 (1)
                                          -------  -------  -------  ---------
    Net cash used in investing
     activities..........................      (9)     (44)     (13)       (51)
Cash flows from financing activities:
 Proceeds from issuance of long-term
  debt...................................   1,576    1,861      589      1,773
 Repayments on note payable..............  (1,595)  (1,636)    (669)    (2,071)
 Stockholder dividends...................    (265)    (705)    (276)      (299)
                                          -------  -------  -------  ---------
    Net cash used in financing
     activities..........................    (284)    (480)    (356)      (597)
Net increase in cash and cash
 equivalents.............................                1      367        417
Cash and cash equivalents--beginning of
 period..................................       3        3        3          4
                                          -------  -------  -------  ---------
Cash and cash equivalents--end of
 period.................................. $     3  $     4  $   370  $     421
                                          =======  =======  =======  =========
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest............................... $    42  $    43  $    20  $      20
 Cash paid during the period for taxes... $    15  $    17  $    11  $      21

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN FLORIST SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  American Florist Supply, Inc. (the "Company") is a wholesale distributor of perishable floral products and floral-related hardgoods, operating from one location in Massachusetts. The Company purchases floral products from domestic growers, brokers and importers and sells them to retail florists and mass marketers in Maine, Massachusetts, Vermont and New Hampshire. The Company also manufactures fresh cut floral bouquets and distributes them to supermarkets. The Company was incorporated on April 11, 1994, as a result of the acquisition of certain assets and liabilities of the distribution business of Johnson's Roses, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Revenue Recognition

  The Company recognizes revenue upon shipment of product.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with maturities of three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory consists of plants and supplies to be sold and is stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (five to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

                         AMERICAN FLORIST SUPPLY, INC.

 Intangible Assets

  Goodwill and other intangible assets and related amortization are as follows:

                                                                 OTHER
                                                     GOODWILL INTANGIBLES TOTAL
                                                     -------- ----------- -----
   Balance, December 31, 1994.......................   $330       $26     $356
     Additions......................................
     Amortization...................................    (21)       (8)     (29)
                                                       ----       ---     ----
   Balance, December 31, 1995.......................    309        18      327
     Additions......................................
     Amortization...................................    (21)       (8)     (29)
                                                       ----       ---     ----
   Balance, December 31, 1996.......................   $288       $10     $298
                                                       ====       ===     ====

  Goodwill represents the excess of the cost of the acquired business over the fair market value of the net tangible assets. Goodwill is being amortized on the straight-line method over a period of 15 years. Other intangibles are stated at cost and amortized on the straight-line method over a period of five years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

 Restricted Investments

  The Company has set aside certain equity investments in an educational fund for one of their key employees. The principal investment and all earnings on this investment will be used to fund the Company's recorded obligation to pay educational expenses for the employee's children in the future. The Company has classified these investments as available-for-sale. The amounts presented at December 31, 1995 and 1996 are at cost which approximates fair value of the underlying investments.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company has elected to be treated as an S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholder. No provision for federal income tax is required. The Commonwealth of Massachusetts, which is the Company's principal place of business, imposes a corporate level state income tax on certain S Corporations which has been provided for.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 1996, the financial reporting bases of the Company's net assets exceeds the tax basis by approximately $50.

                         AMERICAN FLORIST SUPPLY, INC.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to applicable federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                         BALANCE AT CHARGED TO         BALANCE
                                         BEGINNING  COSTS AND  WRITE-  AT END
                                         OF PERIOD   EXPENSES   OFFS  OF PERIOD
                                         ---------- ---------- ------ ---------
   Year ended December 31, 1995.........    $48        $58      $(58)    $48
   Year ended December 31, 1996.........    $48                          $48

NOTE 4--ACQUISITION

  The Company acquired certain assets and liabilities of the distribution business of Johnson's Roses, Inc. on April 11, 1994 under the terms defined in an Asset Purchase Agreement (the "Agreement"). The final purchase price, payable to Johnson's Roses, Inc. was $1,284 and consisted of $686.5 in cash and a subordinated promissory note for principal of $597.5. The acquisition was accounted for under the purchase method of accounting and the results of operations have been included from the date of acquisition.

  As part of the Agreement with Johnson's Roses, Inc. (the Seller), the Company has the exclusive right and obligation to buy the Seller's domestically graded roses at fixed prices through December 1998. See commitments footnote (Note 11).

NOTE 5--INVENTORY

  Inventory consists of the following finished goods:

                                                                       1995 1996
                                                                       ---- ----
   Perishables........................................................ $12  $19
   Hardgoods..........................................................  27   46
                                                                       ---  ---
                                                                       $39  $65
                                                                       ===  ===

NOTE 6--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Machinery and equipment...................................... $  243  $  255
   Office equipment.............................................    122     127
   Furniture, fixtures and equipment............................     38      38
                                                                 ------  ------
                                                                    403     420
   Accumulated depreciation and amortization....................    (92)   (142)
                                                                 ------  ------
                                                                 $  311  $  278
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995 and 1996 was $65 and $67, respectively.

                         AMERICAN FLORIST SUPPLY, INC.

NOTE 7--RELATED PARTIES

  Notes receivable--stockholder consists of the following at December 31:

                                                                      1995 1996
                                                                      ---- ----
   Unsecured note, due on demand, with interest at 8.5%..............      $186
   Unsecured note, due on demand, with no state interest rate........ $17    42
                                                                      ---  ----
                                                                      $17  $228
                                                                      ===  ====

 Related Party Purchases

  The Company's stockholder's spouse is the sole stockholder of Farm Direct Flowers, Inc. Farm Direct Flowers, Inc. has a direct interest in Meadow Flower-Meflor C. LTDA (Meadow Flowers), a rose farm in Ecuador. The Company's stockholder is also a Director of Meadow Flowers. The Company purchased $2 and $135 of merchandise from Meadow Flowers during 1995 and 1996, respectively. These transactions were at arms-length prices. This relationship provides the Company with the opportunity for access to roses as well as other various types of flowers.

NOTE 8--CREDIT FACILITIES

 Line of Credit

  The Company has a revolving line of credit with a commercial bank for borrowings up to $600. Interest accrues at 1/4% over the bank's base rate (9.5% and 9% at December 31, 1995 and 1996, respectively) and is payable quarterly in arrears. The note matures on April 30, 1998 and provides for a commitment fee payable quarterly, computed as 1/4% of the average unused facility during the quarter. The note is secured by a first priority perfected security interest in all assets of the Company. Outstanding balances on the line were $80 and $302 as of December 31, 1995 and 1996, respectively.

  The Company's current credit facility contains financial and operating covenants which, among other things, requires the Company to maintain prescribed levels of tangible net worth and ratios of liabilities to net worth. As of December 31, 1995 and 1996, the Company was in compliance in the performance of its obligations with respect to the covenants.

 Long-Term Debt

  The Company has a promissory note payable to Johnson's Roses, Inc. due May 2, 1999 in the amount of $597.5, on which interest accrues at 6% and is payable quarterly in arrears. The note is secured by a subordinated security interest in all of the assets of the Company. Under the terms of the Agreement, beginning in 1996, the Company is required to make mandatory pre-payments of principal equal to 50% of the excess cash flow of the Company for the year then ended subject to the approval of the commercial bank described above. No such pre-payments have been made through December 31, 1996.

NOTE 9--EMPLOYEE BENEFIT PLAN

  The Company has established an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan subject to certain requirements. Employees can contribute up to 15% of their gross salary to the plan. In addition, the plan provides for discretionary Company contributions. Company contributions to the plan for the year ended December 31, 1996 were $76.

                         AMERICAN FLORIST SUPPLY, INC.

NOTE 10--LEASES

  The Company leases office space, computers and trucks used in the delivery of orders to customers under various agreements classified as operating leases. Rent expense under these operating leases for 1995 and 1996 were approximately $230 and $267, respectively. The leases expire in years 1997 through 2001.

  The aggregate future minimum rentals under these operating leases are as follows:

   1997.................................................................... $235
   1998....................................................................  196
   1999....................................................................   73
   2000....................................................................   37
   2001....................................................................    9
                                                                            ----
                                                                            $550
                                                                            ====

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Purchase Commitment

  The Company is committed to pay the actual costs of Johnson's Roses, Inc. rose growing operations in return for the exclusive rights to their roses. The term of the contract is from November 1, 1995 to December 31, 1998; however, the Company may cancel the contract earlier, provided that six months prior written notification is given to Johnson Roses. Costs paid to Johnson's Roses were approximately $1 million for each of the years ended 1995 and 1996. Prices paid under this contract may be higher than those obtainable from other suppliers.

 Deferred Compensation Plan

  The Company has a deferred compensation plan for one of the key executives. The deferred compensation plan stipulates that if the executive remains in continuous employment of the Company until age 65, then upon retirement the Company shall pay the executive the full proceeds from a life insurance policy. Payments of the sum specified shall be made in 120 equal monthly payments. The cash surrender value of the life insurance policy is approximately $40 as of December 31, and 1996 and is reflected on the Company's balance sheet within other assets.

NOTE 12--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholder have entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral. Pursuant to the definitive agreement, the Company's shareholders may receive additional consideration in the form of shares of USA Floral's common stock based upon 1997 earnings.

  In conjunction with the merger the amounts outstanding under Notes Receivable from stockholders will be paid to the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 and Stockholders of
 Monterey Bay Bouquet, Inc. and
 Bay Area Bouquets, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 20, 1997

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                             COMBINED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 31,
                                                      -------------  JUNE 30,
                                                       1995   1996     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................... $   34 $   19   $  319
  Accounts receivable................................    673    909      912
  Inventory..........................................    138    126      181
  Prepaid expenses and other current assets..........      8      9       28
                                                      ------ ------   ------
    Total current assets.............................    853  1,063    1,440
Property and equipment, net..........................    158    144      175
Other assets:
  Cash surrender value--life insurance...............     43     73       88
  Intangibles........................................     47     41
  Advances to stockholders...........................                     52
  Other..............................................                     36
                                                      ------ ------   ------
    Total assets..................................... $1,101 $1,321   $1,791
                                                      ====== ======   ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Credit line payable................................ $  100 $   49   $   50
  Current maturities of long-term debt...............     20      6       34
  Accounts payable...................................    591    783      737
  Accrued expenses...................................     81    167       47
  Notes payable to officers and stockholders.........     47     10
  Income taxes payable...............................      3     12      254
                                                      ------ ------   ------
    Total current liabilities........................    842  1,027    1,122
Long-term debt, net of current maturities............     30     24       36
Growers contract--related party......................     48     41
Other long-term liabilities..........................                     37
                                                      ------ ------   ------
    Total liabilities................................    920  1,092    1,195
Commitments and contingencies
Stockholders' equity:
  Common stock, Monterey Bay Bouquet, Inc., no par
   value; 1,000,000 shares authorized; 102,502 shares
   issued and outstanding............................     78     78       78
  Common stock, Bay Area Bouquets, Inc., no par
   value; 1,000 shares authorized; 100 shares issued
   and outstanding...................................     25     25       25
  Retained earnings..................................     78    126      493
                                                      ------ ------   ------
    Total stockholders' equity.......................    181    229      596
                                                      ------ ------   ------
    Total liabilities and stockholders' equity....... $1,101 $1,321   $1,791
                                                      ====== ======   ======

    The accompanying notes are an integral part of these combined financial statements.

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                             YEAR ENDED     SIX MONTHS ENDED
                                            DECEMBER 31,        JUNE 30,
                                            --------------  ------------------
                                             1995    1996     1996      1997
                                            ------  ------  --------  --------
                                                               (UNAUDITED)
Net sales.................................  $6,903  $9,477  $  4,827  $  6,803
Cost of sales.............................   5,959   8,285     4,166     5,575
                                            ------  ------  --------  --------
    Gross margin..........................     944   1,192       661     1,228
Selling, general and administrative
 expenses.................................     910   1,113       496       563
                                            ------  ------  --------  --------
    Operating income......................      34      79       165       665
Other (income) expense:
  Interest expense........................      13      15         5         8
  Other, net..............................      (9)     (8)       (9)       (4)
                                            ------  ------  --------  --------
Income before provision for income taxes..      30      72       169       661
Provision for income taxes................      10      24        69       294
                                            ------  ------  --------  --------
Net income................................  $   20  $   48  $    100  $    367
                                            ======  ======  ========  ========



    The accompanying notes are an integral part of these combined financial statements.

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK               TOTAL
                                          -------------- RETAINED STOCKHOLDERS'
                                          SHARES  AMOUNT EARNINGS    EQUITY
                                          ------- ------ -------- -------------
Balance at December 31, 1994............. 102,502  $ 78    $ 58       $136
  Net income.............................                    20         20
  Issuance of common stock, Bay Area
   Bouquets, Inc.........................     100    25                 25
                                          -------  ----    ----       ----
Balance at December 31, 1995............. 102,602   103      78        181
  Net income.............................                    48         48
                                          -------  ----    ----       ----
Balance at December 31, 1996............. 102,602   103     126        229
  Net income (unaudited).................                   367        367
                                          -------  ----    ----       ----
Balance at June 30, 1997 (unaudited)..... 102,602  $103    $493       $596
                                          =======  ====    ====       ====



    The accompanying notes are an integral part of these combined financial statements.

                         MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   SIX MONTHS
                                                    YEAR ENDED        ENDED
                                                   DECEMBER 31,     JUNE 30,
                                                   --------------  ------------
                                                    1995    1996   1996   1997
                                                   ------  ------  -----  -----
                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net income......................................  $   20  $   48  $ 100  $ 367
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..................      64      87      2     41
  Change in deferred income taxes................       1      (3)    69
  Change in operating assets and liabilities:
   Accounts receivable...........................    (157)   (236)    95     (3)
   Inventory.....................................     (51)     12     84    (55)
   Prepaid expenses and other current assets.....      (6)     (1)   (16)   (19)
   Income taxes payable..........................       6      12      1    243
   Accounts payable and accrued expenses.........     180     278   (193)  (171)
   Grower contract...............................              (8)    (2)
                                                   ------  ------  -----  -----
    Net cash provided by operating activities....      57     189    140    403
Cash flows from investing activities:
 Purchases of property and equipment.............     (97)    (63)   (32)   (67)
 Cash surrender value of life insurance..........                    (15)   (15)
 Increase in officer receivable..................     (30)    (30)   (70)
 Increase in intangibles.........................     (12)     (3)
                                                   ------  ------  -----  -----
    Net cash used in investing activities........    (139)    (96)  (117)   (82)
Cash flows from financing activities:
 Advances to stockholder.........................     (28)    (37)          (52)
 Proceeds from issuance of common stock..........      25
 Net borrowings (repayments) on line of credit...      19     (51)   (30)     1
 Repayments from related parties.................      14
 Proceeds from issuance of long-term debt........      40                     3
 Repayments of long-term debt....................     (29)    (20)   (10)
 Proceeds from stockholder loans.................      75              5     27
                                                   ------  ------  -----  -----
    Net cash (used in) provided by financing
     activities..................................     116    (108)   (35)   (21)
Net increase (decrease) in cash and cash
 equivalents.....................................      34     (15)   (12)   300
Cash and cash equivalents--beginning of period...              34     34     19
                                                   ------  ------  -----  -----
Cash and cash equivalents--end of period.........  $   34  $   19  $  22  $ 319
                                                   ======  ======  =====  =====
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest........  $   13  $   15  $   4  $   8
 Cash paid during the period for income taxes....  $    4  $   14  $   3

    The accompanying notes are an integral part of these combined financial statements.

            MONTEREY BAY BOUQUET, INC. AND BAY AREA BOUQUETS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1993, Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. (together the "Company") is a manufacturer of fresh cut flower bouquets operating from one location in California. The Company purchases flowers from importers and domestic growers and distributes them to a supermarket and a discount retailer, each of which has locations throughout the southwestern United States. The flower bouquets produced by the Company consist primarily of specialty California-grown flowers.

  The balance sheets and operating results for Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. have been combined, as both companies have common ownership and management. All intercompany sales and balances between the two companies have been eliminated from these financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Income is recognized when flower bouquets are delivered to the customer.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost or market, with costs determined on a first-in, first-out (FIFO) basis. Inventory consists of fresh flowers and miscellaneous bouquet supplies.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using the double declining balance method over the estimated useful lives of the related assets (five to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

 Intangibles

  Intangible assets include the costs incurred for the start up and incorporation of both Monterey Bay Bouquet, Inc. and Bay Area Bouquets, Inc. and are being amortized over five years. Accumulated amortization of intangible assets at December 31, 1995 and 1996 was $16 and $25, respectively.

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable, insurance receivable, accrued expenses and short-term debt approximates fair value because of the short maturity of these instruments. The estimated fair value of long-term debt and other long-term liabilities approximates its carrying value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collaterialized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company is a C Corporation for federal and state income tax purposes. The Company accounts for income taxes using the liability method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments. necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Leasehold improvements....................................... $   41  $   59
   Equipment....................................................     80     127
   Vehicles.....................................................    127     130
                                                                 ------  ------
                                                                    248     316
   Accumulated depreciation and amortization....................    (90)   (172)
                                                                 ------  ------
                                                                 $  158  $  144
                                                                 ======  ======

  Depreciation and amortization expense for the years ended December 31, 1995 and 1996 was $58 and $78, respectively.

NOTE 4--CREDIT FACILITIES

 Short-Term Debt

  The Company's unsecured revolving line of credit, which expires in July 1997, provides for direct borrowings of up to $100 and $50 in 1995 and 1996, respectively, and bears interest at the prime rate plus 1 3/4%

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(8.5% and 8.25% at December 31, 1995 and 1996, respectively). The prime rate was 8.50% and 8.25% as of December 31, 1995 and 1996, respectively. Monthly payment of interest only is required. The outstanding balance on this line of credit was $100 and $49 at December 31, 1995 and 1996, respectively.

 Long-Term Debt

  Outstanding long-term debt consists of the following capital leases:

                                                                DECEMBER 31,
                                                                --------------
                                                                 1995    1996
                                                                ------  ------
   Car lease; monthly principal and interest payments of $.5
    through July 1997, interest at 7.9%........................ $    8  $   3
   Car lease; monthly principal and interest payments of $.4
    through February 1999, interest at 8.5%....................     13      8
   Car lease; monthly principal and interest payments of $1
    through June 1999, interest at 12.5%.......................     27     19
   Equipment lease; monthly principal and interest payments of
    $.6 through April 1996, interest at 10%....................      2      0
                                                                ------  -----
                                                                    50     30
   Less: Current maturities ...................................    (20)    (6)
                                                                ------  -----
                                                                $   30  $  24
                                                                ======  =====

  Principal maturities on notes payable over the next five years are as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   1997............................................................     $13
   1998............................................................      12
   1999............................................................       5
                                                                        ---
     Total.........................................................     $30
                                                                        ===

NOTE 5--INCOME TAXES

  The provision for income taxes is as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Current expense:
     State...................................................... $    3  $    7
     Federal....................................................      7      17
                                                                 ------  ------
       Total income tax provision............................... $   10  $   24
                                                                 ======  ======

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  The provision for income taxes differs from the U.S. statutory federal income tax rate for the following reasons:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Statutory federal tax rate...................................   34.0%   34.0%
   State taxes, net of federal benefit..........................    1.4     1.4
   Rate differentials...........................................   (2.0)   (2.2)
                                                                 ------  ------
                                                                   33.4%   33.2%
                                                                 ======  ======

  Composition of deferred taxes has not been presented as amounts are insignificant.

NOTE 6--RELATED PARTY TRANSACTIONS

  The Company has leased its operating premises from the three stockholders of the Company since April 1996. Rent paid to these stockholders was $70 for the year ended December 31, 1996.

  There is a net loan payable to the three stockholders in the amount of $47 and $10 for the years ended December 31, 1995 and 1996, respectively. Interest is at a rate of 10% per annum and is due upon demand.

  Consulting fees were paid to the stockholders in the amounts of $92 and $182 for the years ended December 31, 1995 and 1996, respectively.

NOTE 7--COMMITMENTS AND CONTINGENCIES

  Minimum lease payments under capital and noncancellable operating leases at December 31, 1996:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
   1997.......................................................   $16     $135
   1998.......................................................    14      144
   1999.......................................................     5      144
   2000.......................................................            --
   2001.......................................................            --
   Thereafter.................................................            --
                                                                 ---     ----
       Total minimum lease payments...........................    35     $423
                                                                         ====
       Less: Amounts representing interest....................    (5)
                                                                 ---
       Present value of net minimum lease payments............   $30
                                                                 ===

  The Company entered into a new non-cancelable operating lease on April 1, 1997 with the owners of the Company's operating premises, the stockholders. Under the terms of the lease, monthly rental of $12 is payable until the leases expire in December 31, 1999.

  In June 1997, the Company entered into capital leases for the purchase of three delivery trucks. Under the terms of these capital leases monthly lease payments of $6 are payable between June 1997 and until the leases expire in June 2000.

                        MONTEREY BAY BOUQUET, INC. AND
                            BAY AREA BOUQUETS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

 Grower Contract

  The Company has entered into a contract with a grower who is also a stockholder in the Company. The stockholder gave the Company cash up front in exchange for a commitment from the Company to purchase product from the stockholder. The contract, although due to expire in 2005, will be terminated in 1997. Income realized for the years ended December 31, 1995 and 1996 was $8 and $8, respectively.

NOTE 8--SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

  Sales to customers that exceeded 10% of total revenues were as follows:

                                                                  DECEMBER 31,
                                                                  --------------
                                                                   1995    1996
                                                                  ------  ------
   Customer A....................................................    65%     58%
   Customer B....................................................    33%     39%

  Additionally, these customers represented 95% and 97% of accounts receivable at December 31, 1995 and 1996, respectively. Both customers are national publicly traded companies with multiple purchase divisions.

NOTE 9--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders have entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash concurrent with the consummation of the initial public offering of the common stock of USA Floral. Pursuant to the definitive agreement, the Company's shareholders may receive additional consideration of $500 in cash and additional shares of USA Floral's common stock based upon 1997 earnings.

  In conjunction with the merger, all amounts due from related parties and all amounts due from stockholders will be repaid to the Company.

  The Company's line of credit was renewed in July 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
 Alpine Gem Flower Shippers, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Alpine Gem Flower Shippers, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
June 20, 1997

                        ALPINE GEM FLOWER SHIPPERS, INC.

                                 BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     DECEMBER 31,
                                                     -------------   JUNE 30,
                                                      1995   1996      1997
                                                     ------ ------  -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................... $  162 $    1    $  131
  Accounts receivable...............................  1,070  1,215     1,441
  Prepaid expenses and other current assets.........     19     18        20
                                                     ------ ------    ------
    Total current assets............................  1,251  1,234     1,592
Property and equipment, net.........................     18     26        23
                                                     ------ ------    ------
    Total assets.................................... $1,269 $1,260    $1,615
                                                     ====== ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................. $  357 $  469    $  632
  Commissions payable...............................    147    168       198
  Accrued expenses..................................     16     14        15
                                                     ------ ------    ------
    Total liabilities...............................    520    651       845
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value; 50,000 shares
   authorized; 20,000 shares issued and
   outstanding......................................    727    727       727
  Retained earnings (deficit).......................     22   (118)       43
                                                     ------ ------    ------
    Total stockholders' equity......................    749    609       770
                                                     ------ ------    ------
    Total liabilities and stockholders' equity...... $1,269 $1,260    $1,615
                                                     ====== ======    ======


   The accompanying notes are an integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.

                            STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                             YEAR ENDED     SIX MONTHS ENDED
                                            DECEMBER 31,        JUNE 30,
                                            --------------  ------------------
                                             1995    1996     1996      1997
                                            ------  ------  --------  --------
                                                               (UNAUDITED)
Net sales.................................. $8,139  $9,334  $  4,979  $  5,597
Cost of sales..............................  6,287   7,132     3,840     4,259
                                            ------  ------  --------  --------
    Gross margin...........................  1,852   2,202     1,139     1,338
Selling, general and administrative
 expenses..................................  1,526   1,868       802       902
                                            ------  ------  --------  --------
    Operating income.......................    326     334       337       436
Other (income) expense:
  Interest income..........................    (35)    (41)      (20)      (17)
  Other, net...............................    (12)    (13)        1        (9)
                                            ------  ------  --------  --------
Net income................................. $  373  $  388  $    356  $    462
                                            ======  ======  ========  ========
Unaudited pro forma information:
  Pro forma net income before provision for
   income taxes............................ $  373  $  388  $    356  $    462
  Provision for income taxes...............    149     155       142       185
                                            ------  ------  --------  --------
  Pro forma income (see Note 2)............ $  224  $  233  $    214  $    277
                                            ======  ======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK               TOTAL
                                           ------------- RETAINED STOCKHOLDERS'
                                           SHARES AMOUNT EARNINGS    EQUITY
                                           ------ ------ -------- -------------
Balance at December 31, 1994.............. 20,000  $727   $ (59)      $ 668
  Net income..............................                  373         373
  Dividends paid..........................                 (292)       (292)
                                           ------  ----   -----       -----
Balance at December 31, 1995.............. 20,000   727      22         749
  Net income..............................                  388         388
  Dividends paid..........................                 (528)       (528)
                                           ------  ----   -----       -----
Balance at December 31, 1996.............. 20,000   727    (118)        609
  Net income (unaudited)..................                  462         462
  Dividends paid (unaudited)..............                 (301)       (301)
                                           ------  ----   -----       -----
Balance at June 30, 1997 (unaudited)...... 20,000  $727   $  43       $ 770
                                           ======  ====   =====       =====



   The accompanying notes are an integral part of these financial statements.

                        ALPINE GEM FLOWER SHIPPERS, INC.

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                                   YEAR ENDED        ENDED
                                                  DECEMBER 31,     JUNE 30,
                                                  --------------  ------------
                                                   1995    1996   1996   1997
                                                  ------  ------  -----  -----
                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net income...................................... $  373  $  388  $ 356  $ 462
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation...................................     13      27     13      4
  Change in operating assets and liabilities:
   Accounts receivable...........................   (266)   (145)  (201)  (226)
   Prepaid expenses and other current assets.....     (5)      1    (10)    (2)
   Accounts payable and accrued expenses.........     79     131    164    194
                                                  ------  ------  -----  -----
    Net cash provided by operating activities....    194     402    322    432
Cash flows from investing activities:
 Purchases of property and equipment.............     (3)    (40)   (31)    (1)
 Proceeds from disposal of property and
  equipment......................................              5
                                                  ------  ------  -----  -----
    Net cash used in investing activities........     (3)    (35)   (31)    (1)
Cash flows from financing activities:
 Proceeds from short-term loan from
  stockholders...................................
 Stockholder dividends...........................   (292)   (528)   (67)  (301)
                                                  ------  ------  -----  -----
    Net cash (used in) provided by financing
     activities..................................   (292)   (528)   (67)  (301)
Net increase (decrease) in cash and cash
 equivalents.....................................   (101)   (161)   224    130
Cash and cash equivalents--beginning of period...    263     162    162      1
                                                  ------  ------  -----  -----
Cash and cash equivalents--end of period......... $  162  $    1  $ 386  $ 131
                                                  ======  ======  =====  =====


   The accompanying notes are an integral part of these financial statements.

                       ALPINE GEM FLOWER SHIPPERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                (IN THOUSANDS)

NOTE 1--BUSINESS ORGANIZATION

  Founded in 1972, Alpine Gem Flower Shippers, Inc. (the "Company") is a broker and shipper of perishable floral products, operating from two locations in Montana and California. The Company distributes primarily to wholesalers throughout the United States.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company recognizes revenue from product sales when the goods are shipped to its customers.

 Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of approximately three months or less at date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided using accelerated methods over the estimated useful lives of the related assets (five to seven years).

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable/payable, notes receivable/payable and accrued expenses approximates fair value because of the short maturity of these instruments.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

 Income Taxes

  The Company has elected to be treated as a cash basis S Corporation for federal and state income taxes and, accordingly, any liabilities for income taxes are the direct responsibility of the stockholders.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1996, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $745. In conjunction with the proposed merger with USA Floral, the Company's S Corporation election will terminate

                       ALPINE GEM FLOWER SHIPPERS, INC.

and the net difference between the book and tax bases of assets at that date will be immediately recognized in the financial statements.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 1997 and of the results of operations and cash flows for the six months ended June 30, 1996 and 1997 as presented in the accompanying unaudited interim financial statements.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Equipment.................................................... $  136  $  163
   Accumulated depreciation.....................................   (117)   (137)
                                                                 ------  ------
                                                                 $   19  $   26
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995 and 1996 was $13 and $27, respectively.

NOTE 4--RELATED PARTY TRANSACTIONS

  The Company rents office space from the stockholders of Alpine Gem for the years ended 1995 and 1996, total rent payments made were $18.

  In March 1997, the Company borrowed $100 from the stockholders which was repaid in full in May 1997.

NOTE 5--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company occupies premises under one noncancelable operating lease which expires on December 31, 1998. At December 31, 1996, future minimum rental payments under this lease arrangement are as follows:

   1997................................................................... $114
   1998...................................................................  111
                                                                           ----
     Total minimum lease payments......................................... $225
                                                                           ====

  Rent expense for the years ended December 31, 1995 and 1996 was $82 and $179, respectively.

                       ALPINE GEM FLOWER SHIPPERS, INC.

 Legal Matters

  The Company is involved in various legal matters in the normal course of business. In the opinion of the Company's management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

NOTE 6--UNAUDITED SUBSEQUENT EVENTS

  The Company and its stockholders have entered into a definitive agreement with U.S.A. Floral Products, Inc. ("USA Floral") pursuant to which the Company will merge with USA Floral. All outstanding shares of the Company will be exchanged for cash and shares of USA Floral common stock concurrent with the consummation of initial public offering of the common stock of USA Floral.

[THIS INSIDE BACK COVER PAGE DEPICTS THE CORPORATE LOGOS OF THE REGISTRANT AND THE OTHER FOUNDING COMPANIES.]

[THE OUTSIDE BACK COVER PAGE DEPICTS THE REGISTRANT'S CORPORATE LOGO]